Exhibit 2.1

Execution Version

ASSET PURCHASE AND SALE AGREEMENT

AMONG

PARALLAX ENERGY OPERATING INC.

(as Vendor)

- AND -

NOG ENERGY CANADA, LTD.

(as Purchaser)

- AND -

NORTHERN OIL AND GAS, INC.

(as Parent and solely for the purposes of Sections 2.5 (Purchase Price, as it relates to the Equity Purchase Price and the Contingent Payment), 4.2 (Deliveries by Purchaser at Closing), 5.3 (Representations and Warranties of Parent), Article 12 (General) and Schedule L (Equity Purchase Price) of this Agreement)

Dated as of May 22, 2026

( ii )

( iii )

TABLE OF CONTENTS

		Page

12.10	Survival; No Merger	65
12.11	Amendment	65
12.12	Specific Performance	65
12.13	Confidentiality and Public Announcements	65
12.14	Counterpart Execution	66

( iv )

SCHEDULES:

Schedule A - Part 1: Lands, Petroleum and Natural Gas Rights

Part 2: Wells

Schedule B - White Map Area

Schedule C - Major Facilities & Pipelines

Schedule D - Form of General Conveyance

Schedule E - Forms of Officer’s Certificates

Schedule F - Form of Joint Operating Agreement

Schedule G - Form of ROFR Escrow Agreement

Schedule H - Form of Registration Rights Agreement

Schedule I - Form of Contingent Consideration Agreement

Schedule J - Development Plan

Schedule K - Other Material Agreements

Schedule L - Equity Purchase Price

( v )

ASSET PURCHASE AND SALE AGREEMENT

THIS AGREEMENT made as of May 22, 2026 (the “Execution Date”).

AMONG:

PARALLAX ENERGY OPERATING INC., a corporation existing under the laws of the Province of Alberta and having an office in Calgary, Alberta (“Vendor”)

- and -

NOG ENERGY CANADA, LTD., a corporation existing under the laws of the Province of Alberta and having an office in Minnetonka, Minnesota (“Purchaser”)

- and -

NORTHERN OIL AND GAS, INC., a corporation existing under the laws of the State of Delaware and having an office in Minnetonka, Minnesota (“Parent”)

WHEREAS Vendor wishes to sell the Acquired Interest to Purchaser, and Purchaser wishes to purchase the Acquired Interest from Vendor, subject to and in accordance with the terms and conditions of this Agreement;

NOW THEREFORE the Parties agree as follows:

ARTICLE 1

INTERPRETATION

1.1	Definitions

In this Agreement, unless the context otherwise requires:

(a)

“Abandonment and Reclamation Obligations” means all past, present and future Losses and Liabilities and other duties and obligations, whether arising under contract, Applicable Law or otherwise, relating to:

(i)

the closure, decommissioning, abandonment, dismantling and removal of the Wells and Tangibles, including any structures, buildings, pipelines, facilities, equipment and other tangible depreciable property and assets, together with the restoration and reclamation of the Lands, including the lands on or in which any of the foregoing are or were located and any other lands used to gain access thereto; and

(ii)

the restoration, remediation and reclamation of the surface or subsurface of any lands, other than those lands described in paragraph (i), and specifically relating to lands used or previously used to gain access to the Assets or assets or property previously owned by Vendor in the White Map Area, including the lands to which the Surface Rights relate, all in accordance with normal oil and gas industry practices in the Province of Alberta, and in compliance with Applicable Law.

(b)	“Accounting Firm” means a nationally or internationally recognized firm of chartered accountants as may be selected by the Parties.

(c)	“Acquired Interest” means an undivided twenty-five percent (25%) of Vendor’s right, title, estate and interest in and to the Assets.

(d)	“AER” means the Alberta Energy Regulator, or any successor thereto having jurisdiction over the Assets or certain of them and the operation thereof.

(e)	“AER Licenses” means those Permits held by Vendor respecting the Wells and the Major Facilities, facilities and pipelines comprising the Tangibles over which the AER has jurisdiction.

(f)

“AFEs” means authorities for expenditure, cash calls, operations notices, amounts budgeted pursuant to joint operating agreements, unit agreements, mail ballots and similar notices and calls for funds.

(g)

“Affiliate” means, as to a Person, any other Person controlling, controlled by or under common control with that Person, where “control”, “controlling” or “controlled” means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of another Person, whether through the ownership of voting securities or by contract, partnership agreement, trust arrangement or other means, that results in control in fact; provided that direct or indirect ownership of shares of a corporation or interests of a general partnership or voting securities of the general partner of a limited partnership carrying more than 50% of the voting rights shall constitute control of that corporation, general partnership or limited partnership, respectively.

(h)	“Agreement” means this Asset Purchase and Sale Agreement, including the attached Schedules.

(i)	“Allocated Value” has the meaning ascribed to that term in Section 10.1(a).

(j)

“Applicable Canadian Securities Laws” means, collectively or individually, as the context may require, the corporate and securities laws of each of the provinces and territories of Canada, and all respective rules, regulations, instruments, notices, blanket orders and blanket rulings under such laws, together with applicable published policies, policy statements and notices of the securities commissions or similar securities regulatory authorities in each of the provinces and territories of Canada, all as amended from time to time prior to the Closing Date, and in all cases as are applicable to the relevant Person at the applicable time.

(k)

“Applicable Law” means, in relation to any Person, property or circumstance, all laws and statutes, principles of common law, regulations, rules, by-laws, ordinances and other statutory instruments enacted thereunder; all judgments, decrees, rulings and orders of courts, tribunals, commissions and other similar bodies of competent jurisdiction; all orders, rules, directives, policies and guidelines having force of law issued by any Governmental Authority; requirements of stock exchanges, including the Exchange; and all terms and conditions of any Permits; that are in effect as of the relevant time and are applicable to such Person, property or circumstance.

(l)	“Assets” means the Petroleum and Natural Gas Rights, the Tangibles and the Miscellaneous Interests, but excluding the Excluded Assets.

(m)

“Assumed Environmental Liabilities” means, with respect to the Acquired Interest, an undivided twenty-five percent (25%) of all Environmental Liabilities to the extent relating to, arising from, or attributable to the Assets or the ownership, use or operation thereof, which twenty-five percent (25%) corresponds to and is proportionate to the Acquired Interest; provided, however, that “Assumed Environmental Liabilities” shall not include any Environmental Liabilities to the extent constituting Retained Liabilities.

(n)

“Assumed Obligations” means, less and except the Retained Liabilities, any and all liabilities arising from, based upon, related to, or associated with the Acquired Interest, including any and all Liabilities, Losses and obligations, known or unknown, allocable to the Acquired Interest prior to, at, or after the Effective Time.

(o)

“Bank of Canada Exchange Rate” means the Canadian dollar to United States dollar daily exchange rate published by the Bank of Canada on its website (www.bankofcanada.ca/rates/exchange) for the applicable Business Day.

(p)

“Books and Records” means all of the books and records of Vendor and its Affiliates, electronic or otherwise, including all Tax, production, accounting and financial records and closing books and files related to any prior purchase and sale transactions pertaining to the Acquired Interest, but excluding any books and records to the extent included in or related to any Excluded Assets.

(q)

“Business Day” means a day, other than a Saturday, a Sunday or a statutory holiday in Calgary, Alberta or Houston, Texas, on which banks are open generally to conduct commercial business in Calgary, Alberta and Houston, Texas.

(r)	“Calculation Period” has the meaning ascribed to that term in Schedule L.

(s)	“Casualty Loss” has the meaning ascribed to that term in Section 7.3.

(t)	“Claim” means any claim, demand, lawsuit, action, proceeding, notice of non-compliance or violation, order or direction, arbitration or governmental proceeding or investigation.

(u)	“Claiming Party” has the meaning ascribed to that term in Section 6.6.

(v)	“Closing” means the completion of the Transaction.

(w)

“Closing Date” means June 1, 2026, or any other Business Day as Vendor and Purchaser may agree in writing, provided that, the Closing Date shall be no later than the Outside Date, and following Closing, references to the “Closing Date” shall mean the date on which Closing actually occurred.

(x)	“Closing Statement” has the meaning ascribed to that term in Section 2.7(d).

(y)	“Closing Time” means 8:00 a.m. on the Closing Date or any other time as Vendor and Purchaser may agree in writing.

(z)	“Confidentiality Agreement” means the agreement entitled “Confidentiality Agreement” dated effective January 26, 2026, between Vendor and Parent.

(aa)

“Consequential Losses” means any consequential, incidental, punitive, special, exemplary or indirect damages, including to the extent the same are not direct damages, any lost profits or diminution of value or any loss of goodwill or possible business, in each case whether actual or prospective.

(bb)	“Contingent Consideration Agreement” means the contingent consideration agreement to be entered into between the Parties at Closing, the form of which is attached hereto as Schedule I.

(cc)	“Contingent Payment” has the meaning ascribed to that term in the Contingent Consideration Agreement.

(dd)	“Cut-Off Date” has the meaning ascribed to that term in Section 2.7(h)(v).

(ee)	“Deposit” has the meaning set forth in Section 2.2(a).

(ff)	“Determined ROFR Amount” has the meaning ascribed to that term in Section 10.3(b)(ii)(A)(I).

(gg)	“Deposit Escrow Agent” means Odyssey Trust Company, in its capacity as escrow agent pursuant to the Deposit Escrow Agreement.

(hh)	“Deposit Escrow Agreement” means the deposit escrow agreement of even date between the Parties and the Deposit Escrow Agent respecting the Deposit.

(ii)	“Development Plan” means Vendor’s Pre-Closing Period development plan, which is attached hereto as Schedule J.

(jj)

“Disclosure Letter” means the written disclosure letter delivered by Vendor to Purchaser prior to the Execution Date and receipt of which for the purposes of this definition has been acknowledged by Purchaser.

(kk)	“Effective Time” means 12:01 a.m. on April 1st, 2026.

(ll)	“Electronic Signatures” has the meaning ascribed to that term in Section 4.3(h).

(mm)

“Encumbrance” means a Security Interest, an option to purchase, a farm-out agreement under which earning has not occurred, a royalty, a net profits interest, a carried working interest, a right to convert a royalty to a working interest on payout of a well, a penalty or forfeiture arising as a result of non-participation in a drilling or other operation and any other adverse Claim or encumbrance, whether similar or dissimilar to the foregoing.

(nn)

“Environment” means the components of the earth and includes ambient air, land, surface and subsurface strata, groundwater, lake, river or other surface water, all layers of the atmosphere, all organic and inorganic matter and living organisms, and the interacting natural systems that include such components.

(oo)

“Environmental Law” means any Applicable Law relating to pollution or protection of the Environment, the generation, treatment, storage, disposal, use, handling, transportation, cleanup or release of Hazardous Materials, or human health or safety (to the extent relating to Hazardous Materials).

(pp)

“Environmental Liabilities” means all past, present and future Losses and Liabilities, Claims and other duties and obligations, whether arising under contract, Environmental Law or otherwise, arising from, relating to or associated with violation of Environmental Laws and any Permits issued or required under Environmental Laws, pollution of the Environment, environmental damage or contamination, in each case, that relate to or arise by virtue of the Assets or the ownership thereof or any past, present or future operations and activities conducted in connection with the Assets, including any and all:

(i)	Abandonment and Reclamation Obligations;

(ii)

any damage, pollution, contamination or other adverse situations pertaining to the Environment howsoever and by whomsoever caused and regardless of whether such damage, pollution, contamination or other adverse situations occur or arise in whole or in part prior to, at or subsequent to the date of this Agreement;

(iii)

the presence, storage, use, holding, collection, accumulation, assessment, generation, manufacture, processing, treatment, stabilization, disposition, handling, transportation, release, emission or discharge of Petroleum Substances, oilfield wastes, water, hazardous substances, contaminants and all other substances and materials regulated under any Applicable Law, including any forms of energy, or any corrosion to or deterioration of any structures or other property;

(iv)	compliance with or the consequences of any non-compliance with, or violation or breach of, any Environmental Law or Permit issued or required under any Environmental Law;

(v)	sampling, monitoring or assessing the Environment or any potential impacts thereon from any past, present or future activities or operations; or

(vi)	the protection, reclamation, remediation or restoration of the Environment, including related human health and safety;

but only insofar as the foregoing relate to or arise from the Assets or the ownership thereof or any past, present or future operations and activities conducted in connection with the Assets.

(qq)	“Equity Purchase Price” has the meaning ascribed to that term in Schedule L.

(rr)	“Equity Purchase Price Underlying Amount” has the meaning ascribed to that term in Schedule L.

(ss)	“ESTMA” means the Extractive Sector Transparency Measures Act (Canada).

(tt)	“Exchange” means the New York Stock Exchange or other national securities exchange on which the Parent Common Stock is then listed.

(uu)	“Exchange Act” means the United States Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

(vv)	“Excluded Assets” means:

(i)

Vendor’s internal proprietary interpretations, technology, evaluations, forecasts and analyses (whether geological, engineering, economic or otherwise), but excluding, in each case, copies of any legal or title opinions or other title records;

(ii)	cash, marketable securities, deposits and bank accounts;

(iii)	Tax Returns and filings and related work papers and similar information;

(iv)	accounting and other financial information to the extent not directly related to the Assets;

(v)

legal opinions and all other documents prepared by or on behalf of Vendor in contemplation of acquisition or litigation and any other documents (excluding title opinions) within the possession of Vendor which are subject to solicitor-client privilege under the laws of the Province of Alberta or any other jurisdiction, except with respect to those matters, if any, in respect of which Purchaser is assuming responsibility for and indemnifying Vendor;

(vi)	agreements and other arrangements, the only parties to which are Vendor and/or any of its Affiliates;

(vii)	the Retained Interest;

(viii)

all deposits, prepaid amounts and other security and financial assurances provided by Vendor to Governmental Authorities or other Third Parties in respect to the Acquired Interest, the operation thereof, Petroleum Substances produced therefrom or allocated thereto or services provided in connection therewith do not comprise part of the Acquired Interest and shall be for the sole benefit and the account of Vendor;

(ix)	all of Vendor’s rights and interests in this Agreement; and

(x)	the Operator Only Assets.

(ww)	“Execution Date” has the meaning set forth in the preamble.

(xx)	“Ex-Dividend Date” means the record date set with respect to the payment of any dividend on Parent Common Stock.

(yy)	“Final Statement of Adjustments” has the meaning ascribed to that term in Section 2.7(e).

(zz)

“Financing” means any indebtedness or equity financing of Purchaser, Parent, or an Affiliate thereof for the purpose of financing all or a portion of Purchaser’s funding obligations hereunder, including any amendment to, upsize of or refinancing of, any existing indebtedness of Purchaser, Parent, or an Affiliate thereof.

(aaa)

“Financing Source” means, in connection with any Financing, in its capacity as such, any bona fide lender, investor or similar debt or equity financing source providing loans or other indebtedness for borrowed money or equity financing, including any of Purchaser’s, Parent’s or their Affiliates’ existing lenders, or commitments therefor and their respective Affiliates, and such arranger’s, lender’s or other debt financing source’s (and their respective Affiliates’), equityholders, investors, financing source, members, employees, officers, directors, attorneys, agents, representatives or advisors and any successor or assign of any of the foregoing.

(bbb)	“Fundamental Representations” means the representations and warranties in Section 5.1(a), Section 5.1(b), Section 5.1(c), Section 5.1(d), Section 5.1(e), Section 5.1(f) and Section 5.1(g).

(ccc)	“General Conveyance” means an agreement in the form set forth in Schedule D.

(ddd)

“Governing Documents” means the documents by which any Person (other than an individual) establishes its legal existence or that govern its internal affairs, including: (i) the articles or certificate of incorporation and the bylaws of a corporation; (ii) the partnership agreement and any statement of partnership of a general partnership; (iii) the limited partnership agreement and the certificate of limited partnership of a limited partnership; (iv) the certificate of formation and the limited liability company agreement or, if applicable, operating agreement of a limited liability company; (v) any similar charter or operating document adopted or filed in connection with the creation, formation or organization of a Person (other than an individual); and (vi) any amendment, modification, restatement, supplement, certificate of designations or instrument similar to any of the foregoing.

(eee)	“Governmental Authority” means any:

(i)

multinational, national, federal, provincial, territorial, state, municipal, local or other governmental entity or authority of any nature, including any governmental ministry, agency, branch, department or official, and any court, regulatory board or other tribunal;

(ii)	any stock exchange, including the Exchange; or

(iii)

individual or body exercising, or entitled to exercise, any administrative, executive, judicial, legislative, regulatory or Taxing authority or power of any nature under or for the account of any of the foregoing;

having jurisdiction or power over any Person, property, operation, transaction or other matter or circumstance, including the AER.

(fff)

“GST” means the goods and services tax provided for in the GST Legislation and any other Tax imposed or levied by the Government of Canada (including the harmonized sales tax) on or in respect of the sale or supply of goods or services in addition to or replacement for such goods and service tax.

(ggg)	“GST Legislation” means the Excise Tax Act (Canada).

(hhh)

“Hazardous Materials” means any materials, substances, pollutants or wastes that are defined, prohibited, regulated, listed or reportable pursuant to, or for which liability may be imposed under any Environmental Law, including Petroleum Substances or petroleum byproducts, asbestos, radioactive substances and naturally occurring radioactive materials, polychlorinated biphenyls, lead, and per- and polyfluoroalkyl substances.

(iii)	“IFRS” means International Financial Reporting Standards developed by the International Accounting Standards Board.

(jjj)	“Indemnified Matter” has the meaning ascribed to that term in Section 6.6(a).

(kkk)	“Indemnifying Party” has the meaning ascribed to that term in Section 6.6.

(lll)	“Joint Operating Agreement” means the joint operating agreement to be entered into by the Parties at Closing, the form of which is attached hereto as Schedule F .

(mmm)	“Lands” means:

(i)	all of the lands and formations within the White Map Area, including all lands and formations listed in Schedule A; and

(ii)	all lands pooled or unitized therewith;

and, in each case, includes the Petroleum Substances within, upon or under those lands.

(nnn)	“Lender” means National Bank of Canada.

(ooo)

“Lender Consent” means, in respect of the Transaction, National Bank of Canada, as administrative agent, providing evidence of unanimous lender consent to the Transaction under the credit agreement, dated December 4, 2024 between Vendor, as borrower, and National Bank of Canada, as agent.

(ppp)

“Leases” means the leases, licenses, permits, reservations and other documents of title and agreements by virtue of which Vendor is entitled to explore for, recover, remove or dispose of Petroleum Substances within, upon or under the Lands including those leases, licenses, permits, reservations and other documents of title and agreements set out in Schedule A, but only to the extent they pertain to the Lands, and includes, if applicable, all renewals and extensions of those documents and all documents issued in substitution therefor.

(qqq)

“Liabilities” means any and all liabilities and obligations, whether under common law, in equity, under Applicable Law or otherwise, whether tortious, contractual, vicarious, statutory or otherwise, whether absolute or contingent, and whether based on fault, strict liability or otherwise.

(rrr)

“Losses” means, in respect of a Person and in relation to a matter, any and all losses, damages, costs, expenses, charges (including all penalties, interests, charges, assessments and fines) which such Person suffers, sustains, pays or incurs in connection with such matter and includes Taxes, reasonable costs of legal counsel (on a solicitor and client basis) and other professional advisors and consultants and reasonable costs of investigating and defending any Claim arising from the matter, regardless of whether such Claims are sustained.

(sss)	“Major Facilities” means the plant, machinery, equipment, facilities and other tangible depreciable property and assets identified or described in Schedule C under the heading “Major Facilities”.

(ttt)

“Material Adverse Effect” means any change, inaccuracy, result, fact, event, occurrence, effect or circumstance that has had or would be reasonably likely to have, individually, or in the aggregate with other such changes, inaccuracies, results, facts, events, occurrences, effects or circumstances, a material and adverse effect on: (x) the ownership, operation or financial condition of the Acquired Interest or the Assets, in each case, taken as a whole, as applicable; or (y) the ability of Vendor to consummate the Transaction; provided, however, that Material Adverse Effect shall not include:

(i)	general changes in oil and gas or other commodity prices;

(ii)	general changes in industry, economic, financial, credit or political conditions, or markets, including changes generally in supply, demand, price levels or interest or exchange rates;

(iii)	changes in condition or developments generally applicable to the normal oil and gas industry practices in the Province of Alberta;

(iv)	acts or failures to act of Governmental Authorities (where not caused by the willful or negligent acts of Vendor);

(v)	war (including escalation or worsening of hostilities), industry level labour unrest or strikes, civil unrest or similar disorder, terrorist acts, embargo or sanctions;

(vi)

import or export duties, tariffs, Taxes or surtaxes (including in any case, the imposition or increase thereof), import or export bans, restrictions or sanctions, anti-dumping or countervailing measures, import or export controls or restrictions, trade policies or disputes or any comparable or similar matters (or the principles of interpretation or enforcement thereof);

(vii)	changes in Applicable Laws affecting the oil and gas business generally in Canada;

(viii)	reclassification or recalculation of reserves in the ordinary course of business;

(ix)	changes in IFRS or US GAAP or the interpretation thereof after the Execution Date;

(x)	effects or changes that are cured or no longer exist, at no cost or expense to Purchaser, by the earlier of the Closing and the termination of this Agreement pursuant to Article 11;

(xi)	changes resulting from the announcement of the Transaction or the performance of the covenants set forth herein;

(xii)	entering into this Agreement or any ancillary or related agreement;

(xiii)	termination of this Agreement pursuant to Article 11;

(xiv)

any effect resulting directly, solely and exclusively from any action taken by Purchaser or any Affiliate of Purchaser after the date hereof, other than those expressly permitted in accordance with the terms of this Agreement;

(xv)	any action or inaction taken by Vendor or any Affiliate of Vendor with Purchaser’s prior written consent or that are otherwise expressly required or prescribed hereunder;

(xvi)	natural declines in well performance;

(xvii)

failure to achieve any periodic earnings, revenue, expense, sales or other estimated projection, forecast or budget prior to the Closing (provided, that the foregoing exclusion set forth in this clause (xvii) shall not preclude the underlying cause thereof being a Material Adverse Effect, unless otherwise excluded from this definition); or

(xviii)	any matter disclosed in reasonable detail in the Disclosure Letter as of the Execution Date;

provided, however, that the exceptions in clauses (i) through (vii) above, shall apply only to the extent that such changes do not have a materially disproportionate effect on the Assets or Vendor, taken as a whole, relative to other participants in the upstream oil and gas industry related to similarly situated operations in the geographic region in which the Assets are located, in which case only the incremental disproportionate adverse impact may be taken into account in determining whether there has occurred a Material Adverse Effect.

(uuu)

“Miscellaneous Interests” means, subject to the limitations and exclusions below in this definition, all of Vendor’s right, title and direct or indirect interest (whether absolute, contingent, legal or beneficial) in and to all property, assets, interests and rights that pertain directly or indirectly to the Petroleum and Natural Gas Rights, the Lands or the Tangibles (excluding the Petroleum and Natural Gas Rights or the Tangibles themselves), including:

(i)	the Title and Operating Documents;

(ii)

all other contracts, agreements, including applicable Other Material Agreements, licences, permits, approvals, drawings (whether in electronic format or otherwise), authorizations, files, papers and documents relating directly, in whole or in part, to the Petroleum and Natural Gas Rights, the Tangibles or any of them, or any item referred to in paragraphs (i) through (xii) inclusive of this definition and any rights in relation thereto;

(iii)	copies of any legal and title opinions;

(iv)	the Surface Rights;

(v)

all subsisting rights to carry out any operations relating to the Lands and all lands that have been pooled or unitized therewith or lands upon which the Tangibles are located including all licences, rights of way, crossing agreements and easements;

(vi)	the well bores of the Wells, including down-hole casing for the Wells;

(vii)	all disposal and injection Wells;

(viii)	Permits;

(ix)

Books and Records, records, files, reports, data, correspondence and other information, including lease, contract, well, production, engineering, geological, geophysical, and facilities files and records and emergency response plans;

(x)	the proceeds or awards arising under any policy or agreement of insurance binding on the Assets attributable to periods from and after the Effective Time;

(xi)	all claims and causes of action, including audit rights, to the extent attributable to the Assets to the extent accruing from and after the Effective Time;

(xii)	the Plains Transportation Agreement; and

(xiii)	all extensions, renewals, replacements, substitutions or amendments of or to any of the agreements and instruments described in paragraphs (i), (ii), and (viii) above;

however, the Miscellaneous Interests do not include: (i) any deposits or other security related to Permits or any operations pertaining to the Assets; and (ii) the Excluded Assets.

(vvv)

“Net Revenue Interest” means the interest in and to all Petroleum Substances produced, saved and sold from or allocated to an applicable Asset, after giving effect to all royalties, overriding royalties, production payments, carried interests, net profits interests, reversionary interests and other burdens measured by or payable out of production therefrom.

(www)	“Objection Date” has the meaning ascribed to that term in Section 2.7(f).

(xxx)	“Officer’s Certificate” means a certificate given by an officer of Purchaser or Vendor, the form of which is attached hereto as Schedule E.

(yyy)

“Operator Only Assets” means (i) the Transportation, Sale and Handling Agreements, (ii) the Plains Transportation Agreement, (iii) any contracts or agreements relating to the operation of the Assets to which a non-operating interest owner subject to the Joint Operating Agreement would not typically be expected to be a party, including master services agreements, drilling contracts and similar services agreements, and (iv) other tangible personal property used primarily in Vendor’s operation of the Assets that is neither billed to the joint account under a joint operating agreement nor owned by a non-operating interest owner in oil and gas properties, including vehicles and other rolling stock.

(zzz)

“Other Material Agreements” means the following agreements to which Vendor is a party or by which the Assets are bound as of the Execution Date and for which Purchaser shall be bound following Closing by virtue of its ownership of the Acquired Interest and which relate exclusively or primarily to the Assets:

(i)

an agreement that can reasonably be expected create a payment(s) obligation by (including capital expenditures), or revenues to (including with fair market value of any property), Vendor in excess of $250,000 during the current or any subsequent calendar year or $500,000 in the aggregate over the term of the agreement, excluding any agreements that are terminable on 30 days’ notice or less without penalty;

(ii)	agreements for the use of wellbores;

(iii)

agreements for the operation of any Wells or Tangibles by a Third Party (excluding operating agreements, construction and/or ownership agreements and other joint operating agreements with working interest partners);

(iv)

any agreement to sell, lease, exchange, transfer, or other disposition of all or any material portion of the Assets (other than with respect to production of Petroleum Substances in the ordinary course) from and after the Effective Time, but excluding rights of reassignment upon intent to abandon or release a Well or a Lease;

(v)

any agreement that obligates Vendor to drill any wells or conduct other material development operations, including any offset wells with respect to the Assets, or obligations to pay compensatory royalties resulting from any offset drilling obligations (other than provisions requiring optional drilling as a condition of maintaining or earning all or a portion of a Lease);

(vi)	an agreement between or among Vendor, on the one hand, and any Affiliate of Vendor, on the other hand, that will be binding upon the Acquired Interest or Purchaser after Closing;

(vii)

any agreement that contains: (A) covenants restricting the ability to compete in any lines of business in any geographic area or with any Person; (B) any agreement which grants any Person any rights of exclusivity; (C) any agreement which provides a Person with “most favoured nation” or similar pricing rights; (D) any agreement which provides for areas of mutual interests or areas of exclusion; or (E) any agreement which grants any rights of first refusal, option right or pre-emptive rights or similar rights;

(viii)	any agreement that provides for payments or obligations to be incurred upon the consummation of the Transaction;

(ix)	any agreement relating to the transportation, handling or storage of Petroleum Substances where such services are provided on a firm service basis;

(x)	any agreement that is made with any indigenous community or, other than those made in the ordinary course of business, any Governmental Authority;

(xi)	any agreement that requires, or could reasonably be expected to require, the posting of guarantee, letter of credit, surety or performance bond or any other similar agreement; and/or

(xii)	the breach or termination of which would, or would reasonably be likely to, have a Material Adverse Effect on the Assets, taken as a whole,

but for certainty excluding: (A) the Title and Operating Documents; and (B) those contracts and agreements described in clause (ii) of the definition of Operator Only Assets.

(aaaa)

“Other Sales Taxes” means all sales, value-added or similar Taxes or other transfer taxes, fees and charges, other than GST, imposed or levied by any Governmental Authority on or in respect of the sale or supply of goods or services.

(bbbb)	“Outside Date” means July 1, 2026.

(cccc)	“Outstanding ROFRs” has the meaning ascribed to that term in Section 10.2.

(dddd)	“Parent” has the meaning ascribed to that term in the preamble.

(eeee)	“Parent Common Stock” has the meaning ascribed to that term in Section 5.3(f)(i).

(ffff)	“Parent Financial Statements” has the meaning ascribed to that term in Section 5.3(h).

(gggg)	“Parent Preferred Stock” has the meaning ascribed to that term in Section 5.3(f)(i).

(hhhh)	“Parent SEC Documents” has the meaning ascribed to that term in Section 5.3(h).

(iiii)

“Parties” means collectively, Vendor and Purchaser, and solely for the purposes of Sections 2.5 (Purchase Price, as it relates to the Equity Purchase Price and the Contingent Payment), 4.2 (Deliveries by Purchaser at Closing), 5.3 (Representations and Warranties of Parent), Article 12 (General) and Schedule L (Equity Purchase Price) of this Agreement, Parent and any other Persons that become a Party to this Agreement in accordance with the terms of this Agreement.

(jjjj)	“Payout Well” has the meaning ascribed to that term in Section 5.1(y).

(kkkk)

“Permits” means, all licenses, permits, approvals and authorizations granted or issued by any Governmental Authorities and relating to the construction, installation, ownership, use or operation of the Assets, including the AER Licenses.

(llll)	“Permitted Encumbrances” means:

(i)

liens for Taxes, assessments and governmental charges that are not due and payable or delinquent or the validity of which is being diligently contested in good faith by appropriate proceedings, and if so contested, are identified in the Disclosure Letter;

(ii)

liens incurred or created in the ordinary course of business as security in favour of a Person that is conducting the development or operation of the property to which such liens relate and that are not due and payable or delinquent or the validity of which is being diligently contested in good faith by appropriate proceedings, and if so contested, are identified in the Disclosure Letter;

(iii)

mechanics’, builders’, materialmens’ or other similar liens in respect of services rendered or goods supplied for which payment is not yet due and payable or delinquent or the validity of which is being diligently contested in good faith by appropriate proceedings, and if so contested, is identified in the Disclosure Letter;

(iv)

easements, rights of way, servitudes and other similar rights in land, including rights of way and servitudes for highways and other roads, railways, sewers, drains, gas and oil pipelines, gas and water mains, electric light, power, telephone, telegraph and cable television conduits, poles, wires and cables, which, in each case, do not materially impair the value, operation or use of the Assets as currently operated and used;

(v)

the right reserved to or vested in any municipality or Governmental Authority by the terms of any lease, license, franchise, grant or permit or by any provision of Applicable Law, to terminate any such lease, license, franchise, grant or permit or to require annual or other periodic payments as a condition of the continuance thereof;

(vi)

rights of general application reserved to or vested in any Governmental Authority to levy Taxes on Petroleum Substances or any of them or the income therefrom, or to control, limit or regulate production rates or the operation or use of any property, which, in each case, are generally applicable to the oil and gas industry in the Province of Alberta;

(vii)	statutory exceptions to title and the reservations, limitations, provisos and conditions in any original grants from the Crown of any mines and minerals within, upon or under the Lands;

(viii)	the burdens, royalties, adverse claims, and other encumbrances specifically described in Schedule A;

(ix)

the terms and conditions of the Title and Operating Documents, provided that, any Encumbrance created under or pursuant to any such Title and Operating Documents will be a Permitted Encumbrance only if it also satisfies another provision of this Section 1.1(llll) or if it is specifically set out in Schedule A;

(x)

any Security Interest or Encumbrance held by any Person encumbering Vendor’s interest in and to the Assets and in respect of which Purchaser has specifically identified and requested, not less than five Business Days prior to Closing, and Vendor delivers to Purchaser at or prior to Closing (provided that Vendor shall also deliver drafts to Purchaser not less than three Business Days prior to Closing): (A) applicable release and discharge documentation necessary to evidence the release and termination of any deeds of trust, mortgages, financing statements, pledges, fixture filings, account control agreements, security agreements and guarantees, in each case, to the extent affecting or burdening the Assets and in sufficient counterparts for recordation in each of the counties, provinces or other applicable jurisdiction, or no interest letter, in each case, in form and substance reasonably acceptable to Purchaser; and (B) authorization from each applicable lender, secured party or lienholder for Purchaser or its designee to file such release and discharge documentation in all applicable jurisdictions to evidence the release of all such Security Interests or Encumbrances; and

(xi)	all Encumbrances, obligations, duties, terms and conditions specifically consented to or approved in writing by Purchaser prior to the date of this Agreement.

(mmmm)	“Permitted Parent Securities Liens” has the meaning ascribed to that term in Section 5.3(g).

(nnnn)	“Person” includes any individual, body corporate, partnership (limited or general), trust, trustee, executor or similar official, Governmental Authority or other entity.

(oooo)	“Petroleum and Natural Gas Rights” means all of Vendor’s right, title and interest in and to:

(i)	rights in, or rights to explore or drill for and to recover, produce, save, take, use and market, Petroleum Substances;

(ii)	rights to a share of production of Petroleum Substances therefrom;

(iii)	fee simple interests and other estates in Petroleum Substances in situ;

(iv)	royalty interests, net profit interests and similar interests in Petroleum Substances or the proceeds of the sale of Petroleum Substances or to payments calculated by reference thereto; and

(v)	rights to acquire any of the foregoing in paragraphs (i), (ii), (iii) and (iv);

but, in each case, only insofar as the foregoing relate to the Lands and only insofar as such rights are granted by the Leases or other Title and Operating Documents or any lands with which the Lands have been pooled or unitized.

(pppp)

“Petroleum Substances” means crude oil, natural gas, natural gas liquids and other related hydrocarbons and all other substances related to any of the foregoing, whether liquid, solid or gaseous, and whether hydrocarbons or not, including sulphur and coalbed methane.

(qqqq)

“Plains Transportation Agreement” means that certain Amended and Restated Pipeline Transportation Agreement by and between Plains Canada Liquid Pipelines ULC and Parallax Energy Operating Inc. dated March 11, 2019, as amended.

(rrrr)	“Pre-Closing Period” means the period from the date of this Agreement to the Closing Date.

(ssss)

“Prime Rate” means the per annum rate of interest equal to the annual rate of interest announced from time to time by the main Calgary branch of the Royal Bank of Canada as the reference rate then in effect for determining interest rates on Canadian Dollar commercial loans in Canada, with any change to that rate being effective under this Agreement on the same day as it is made effective by that bank.

(tttt)

“Property Cost Exclusions” means any and all expenses, expenditures or Losses attributable to or described in (a) subparts (a), (b), (c), (f) and (g) of the definition of “Property Costs” and in subpart (i) of the definition of “Property Costs” to the extent pertaining to subparts (a), (b), (c), (f) and (g) thereof, in each case, arising or incurred prior to the Closing, and (b) subparts (g) and (h) of the definition of “Property Costs” and subpart (i) of the definition of “Property Costs” to the extent pertaining to subparts (g) and (h) thereof, in each case, regardless of when arising or incurred.

(uuuu)

“Property Costs” means, without duplication, all ordinary course operating expenses (including rentals and similar payments, cash advances, utilities, costs of insurance and title examination) and capital expenditures (but excluding broker fees and other property acquisition costs, but expressly including options and other lease maintenance payments, which option payments, lease renewal payments and replacement lease payments shall apply toward the Lease Renewal Cost Cap (as such term is defined in the Joint Operating Agreement) in accordance with the Joint Operating Agreement), respectively, incurred in the ordinary course of business attributable to the use, operation and ownership of the Assets (without duplication), but excluding any expenses, expenditures or Losses attributable to (a) personal injury or death, property damage, torts, breach of contract or violation of any Applicable Law, (b) obligations relating to the abandonment or plugging of Wells, dismantling or decommissioning facilities, closing pits and restoring the surface around such Wells, facilities and pits, (c) Environmental Liabilities, (d) obligations to pay royalties or other interest owners revenues or proceeds relating to the Assets but held in suspense, (e) Taxes, (f) any overhead costs of Vendor or its Affiliates, (g) any of the Retained Liabilities, (h) obligations and liabilities arising from any breach by Vendor of its representations and warranties expressly set forth in this Agreement, to the extent finally determined pursuant to the indemnification provisions of this Agreement, and for greater certainty excluding any costs incurred in the ordinary course of operations that are not the subject of a bona fide indemnity claim, and (i) claims for indemnification or reimbursement from any Third Party with respect to costs of the types described in the preceding clauses (a) through (h), whether such claims are made pursuant to contract or otherwise.

(vvvv)	“Purchase Price” has the meaning ascribed to that term in Section 2.5(a).

(wwww)	“Purchaser” has the meaning given to that term in the preamble.

(xxxx)	“Qualified Financing Breach” has the meaning given to that term in Section 6.9(c).

(yyyy)	“Qualifying Loss” has the meaning ascribed to that term in Section 6.5(a)(i).

(zzzz)	“Registration Rights Agreement” means the registration rights agreement to be entered into by Vendor and Parent at Closing, the form of which is attached hereto as Schedule H.

(aaaaa)	“Related Persons” means, in respect to a Party, that Party’s Affiliates, together with that Party’s and its Affiliates’ respective directors, officers, employees and other personnel and agents.

(bbbbb)

“Required Consent” means a consent requirement that would be triggered by this Transaction and expressly provides that the transfer of such Assets without such consent would result in (i) termination of the owner’s existing rights in relation to such Asset or (ii) the transfer of such Assets being null and void; provided, however, that any consents which are customarily obtained from a Governmental Authority or Third Party from and after Closing, or any consent which by its express terms cannot be unreasonably withheld, shall not constitute a Required Consent.

(ccccc)	“Required Parent SEC Documents” has the meaning ascribed to that term in Section 5.3(h).

(ddddd)	“Retained Interest” means, other than the Acquired Interest, Vendor’s right, title, estate and interest in and to the Assets.

(eeeee)	“Retained Liabilities” means, with respect to Vendor, any Liabilities, Losses and Claims arising out of:

(i)	all Environmental Liabilities except for the Assumed Environmental Liabilities;

(ii)

the disposal or transportation prior to Closing of any Hazardous Materials generated or used in connection with the ownership or operation of the Assets and that were taken from the Assets to any location that is not an Asset;

(iii)	personal injury (including death) claims attributable to Vendor’s or its applicable operating Affiliate’s operation of the Assets prior to the Effective Time;

(iv)

any payment, nonpayment, mispayment or miscalculation of royalties with respect to the Assets that are due by Vendor and attributable to Vendor’s ownership interest in and to the Assets, working interest proceeds with respect to the Assets that are due by Vendor and attributable to Vendor’s ownership interest in and to the Assets, or liabilities attributable to suspense funds and escheatment obligations, in each case, prior to the Closing Date;

(v)

obligations or liabilities involving or relating to any fines, penalties, and sanctions asserted, imposed or levied by any Governmental Authority resulting from any criminal investigation or Claims to the extent arising out of or relating to Vendor’s ownership, use, maintenance, or operation of the Assets prior to Closing;

(vi)	the fraud, gross negligence or willful misconduct of Vendor or its Affiliates in connection with the ownership or operation of any Asset prior to Closing; and

(vii)	obligations or liabilities relating to (A) any Property Cost Exclusions and (B) any Excluded Assets (including the ownership or operation thereof).

(fffff)

“ROFR” means a right of first refusal, right of first offer or other pre-emptive or preferential right of purchase or similar right to acquire the Assets or certain of them that may become operative by virtue of this Agreement or the completion of the Transaction or a Required Consent.

(ggggg)	“ROFR Action” has the meaning ascribed to that term in Section 10.3(a).

(hhhhh)	“ROFR Assets” has the meaning ascribed to that term in Section 10.1(a).

(iiiii)	“ROFR Escrow Agent” means Odyssey Trust Company, in its capacity as escrow agent pursuant to the ROFR Escrow Agreement.

(jjjjj)

“ROFR Escrow Agreement” means an agreement to be entered into among Vendor, Purchaser and the ROFR Escrow Agent at Closing, if Outstanding ROFRs are in existence at the Closing, the form of which is attached hereto as Schedule G.

(kkkkk)	“ROFR Escrow Assets” has the meaning ascribed to that term in Section 10.2.

(lllll)	“ROFR Holder” has the meaning ascribed to that term in Section 10.1(a).

(mmmmm)	“SEC” means the U.S. Securities and Exchange Commission.

(nnnnn)	“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

(ooooo)	“Security Interest” means a pledge, lien, charge, mortgage, assignment by way of security, conditional sale, title retention arrangement or other security interest.

(ppppp)

“Specific Conveyances” means all conveyances, assignments, transfers, novations, trust declarations and other documents or instruments, other than and in addition to the General Conveyance, that are reasonably required or desirable, in accordance with normal oil and gas industry practices in the Province of Alberta, to convey, assign and transfer the Acquired Interest to Purchaser or Purchaser’s nominee and to make Purchaser or Purchaser’s nominee a party to, and to novate Purchaser or Purchaser’s nominee into, the Title and Operating Documents in the place and stead of Vendor with respect to the Acquired Interest.

(qqqqq)	“Stock Consideration VWAP” has the meaning ascribed to that term in Schedule L.

(rrrrr)

“Surface Rights” means all rights to occupy, cross or otherwise use or enjoy the surface of the Lands and any lands pooled or unitized therewith or any other lands: (i) upon which the Tangibles are situated; (ii) used in connection with the ownership or operation of the Petroleum and Natural Gas Rights, the Tangibles or the Wells; or (iii) used to gain access to any of the Lands (or any lands pooled or unitized therewith), the Tangibles or the Wells.

(sssss)	“Tangibles” means all of Vendor’s entire undivided right, title and interest (whether absolute, contingent, legal or beneficial) in and to:

(i)	all Major Facilities; and

(ii)

all tangible depreciable property, apparatus, plant, equipment, machinery, field inventory and facilities other than the Major Facilities, used or intended for use in, or otherwise useful in exploiting any Petroleum Substances from or within the White Map Area and located within or upon the Lands (or any lands pooled or unitized therewith), including all gas plants, oil batteries, buildings, field offices, storage yards, inventory, production equipment, pipelines, pipeline connections, meters, generators, motors, compressors, treaters, dehydrators, separators, pumps, tanks, boilers, communication equipment and all salvageable equipment pertaining to any Wells.

(ttttt)

“Tax” or “Taxes” means, with respect to any Person, all supranational, national, federal, provincial, state, local or other taxes, including income taxes, branch taxes, profits taxes, capital gains taxes, gross receipts taxes, windfall profits taxes, value added taxes, severance taxes, ad valorem taxes, property taxes, capital taxes, net worth taxes, production taxes, sales taxes, use taxes, licence taxes, excise taxes, franchise taxes, environmental taxes, fuel taxes, carbon taxes, transfer taxes, withholding or similar taxes, payroll taxes, employment taxes, employer health taxes, pension plan premiums and contributions, social security premiums, workers’ compensation premiums, employment insurance or compensation premiums, stamp taxes, occupation taxes, premium taxes, alternative or add-on minimum taxes, GST, customs duties or other taxes of any kind whatsoever imposed or charged by any Governmental Authority, together with any interest, penalties, or additions with respect thereto and any interest in respect of such additions or penalties.

(uuuuu)

“Tax Returns” means all returns, reports, declarations, elections, notices, filings, information returns, and statements in respect of Taxes that are required to be filed with any applicable Governmental Authority, including all amendments, schedules, attachments or supplements thereto and whether in tangible or electronic form.

(vvvvv)	“Third Party” means any Person other than Vendor, Purchaser or Parent.

(wwwww)

“Thirteenth Month Adjustment” means the accounting procedure performed annually by any operator of certain of the Assets for the purpose of redistributing operating expenses, processing fee revenues, royalties and gas cost allowances and other costs, expenses or revenues among the owners or users of those Assets.

(xxxxx)	“Title and Operating Documents” means:

(i)	the Leases;

(ii)	agreements and Permits relating to the ownership, operation or exploitation of the Petroleum and Natural Gas Rights, Tangibles or the Wells, including:

(A)

operating agreements, royalty agreements, farm-out or farm-in agreements, joint development agreements, option agreements, participation agreements, pooling agreements, unit agreements and unit operating agreements;

(B)	agreements pertaining to the Surface Rights;

(C)	agreements for the construction, ownership and operation of the Tangibles, gas plants, gathering systems and other tangible depreciable property and assets;

(D)	the Transportation, Sale and Handling Agreements;

(E)	Permits and other approvals, authorizations or licenses required under Applicable Law;

(F)	Other Material Agreements; and

(iii)	any other documents, certificates of title and agreements granting, reserving or otherwise conferring rights to:

(A)	explore for, drill for, produce, take, use or market Petroleum Substances;

(B)	share in the production of Petroleum Substances;

(C)	share in the proceeds from, or measured or calculated by reference to the value or quantity of, Petroleum Substances which are produced; and

(D)	acquire any of the rights described in items (A) to (C) of this paragraph (iii) including those set out in Schedule A.

(yyyyy)	“Transaction” means the purchase of the Acquired Interest by Purchaser from Vendor on and subject to the terms and conditions, and as more fully described, in this Agreement.

(zzzzz)

“Transfer Legends” means the following restrictive legends to be placed on the Parent Common Stock comprising the Equity Purchase Price (and the Parent Common Stock comprising any portion of the Contingent Payment):

THIS SECURITY HAS NOT BEEN REGISTERED UNDER THE U.S. SECURITIES ACT OF 1933, AS AMENDED, OR ANY NON-U.S. OR STATE SECURITIES LAWS AND MAY NOT BE OFFERED, SOLD, PLEDGED OR OTHERWISE TRANSFERRED EXCEPT IN COMPLIANCE THEREWITH.

UNLESS PERMITTED UNDER CANADIAN SECURITIES LEGISLATION, THE HOLDER OF THIS SECURITY MUST NOT TRADE THE SECURITY BEFORE THE DATE THAT IS FOUR MONTHS AND A DAY AFTER THE DATE ON WHICH THE ISSUER BECAME A REPORTING ISSUER IN ANY PROVINCE OR TERRITORY IN CANADA.

(aaaaaa)

“Transportation, Sale and Handling Agreements” means, to the extent relating to the Assets, agreements providing for the compression, treatment, gathering, storage, marketing, transportation, disposal, exchange, balancing, fractionation or sale of Petroleum Substances produced from the Lands or lands pooled or unitized therewith or obligations for compression, treatment, gathering, storage, marketing, transportation, disposal, exchange, balancing, fractionation or sale of Petroleum Substances on behalf of Third Parties, including, well dedication agreements, agreements containing volume commitments (including any agreement containing any minimum volume commitment, take or pay, advance payment, prepayment, or similar provision), but does not include (i) any construction, ownership and operation agreements or similar agreements for the co-ownership of facilities, (ii) any agreements that do not relate primarily to the Assets; or (iii) any Agreement that constitutes an Other Material Agreement.

(bbbbbb)	“Unscheduled Assets” has the meaning ascribed to that term in Section 2.8(a).

(cccccc)

“US GAAP” means the set of accounting standards, rules, and procedures established primarily by the Financial Accounting Standards Board (FASB) that govern financial reporting by public and private companies in the United States.

(dddddd)	“Vendor” has the meaning given to that term in the preamble.

(eeeeee)	“VWAP” has the meaning ascribed to that term in Schedule L.

(ffffff)

“Wells” means all producing, shut-in, water source, observation, disposal, injection, abandoned, suspended and similar wells located on or within the Lands or any lands pooled or unitized therewith, whether or not completed, as well as all reclaimed or reclamation exempt wells thereon, including the wells identified or described in Part 2 of Schedule A.

(gggggg)	“White Map Area” means those lands comprising the geographic area outlined in black on the map attached as Schedule B.

1.2	Schedules

Appended to this Agreement are the following Schedules:

Schedule A	-	Part 1: Lands, Petroleum and Natural Gas Rights
Part 2: Wells
Schedule B	-	White Map Area
Schedule C	-	Major Facilities & Pipelines
Schedule D	-	Form of General Conveyance
Schedule E	-	Forms of Officer’s Certificates
Schedule F	-	Form of Joint Operating Agreement
Schedule G	-	Form of ROFR Escrow Agreement
Schedule H	-	Form of Registration Rights Agreement
Schedule I	-	Form of Contingent Consideration Agreement
Schedule J	-	Development Plan
Schedule K	-	Other Material Agreements
Schedule L	-	Equity Purchase Price

These Schedules are incorporated into and form part of this Agreement. If any term or condition of such Schedules conflicts or is inconsistent with any term or condition in the main body of this Agreement, the term or condition in the main body of this Agreement shall prevail to the extent of the conflict or inconsistency.

1.3	Headings

The use of “Article”, “Section”, “paragraph” and “Schedule”, whether or not followed by a number or letter or combination thereof, refers to the applicable article, section, paragraph or schedule of or to this Agreement.

1.4	Interpretation Not Affected by Headings

The division of this Agreement into articles, sections, paragraphs, schedules and other sub-divisions and the insertion of headings for any of the foregoing are for convenience of reference only and shall not affect the construction or interpretation of this Agreement.

1.5	Words Importing Number or Gender

When the context reasonably permits, words in this Agreement that suggest the singular shall be construed to suggest the plural and vice versa, and words in this Agreement that suggest gender or gender neutrality shall be construed to suggest the masculine, feminine and neutral genders.

1.6	Use of Derivative Terms

If a derivative form of a term or expression that is already specifically defined in this Agreement is also used in this Agreement, then such derivative form shall have a meaning that corresponds to the applicable defined term or expression.

1.7	Use of Industry Terms

Terms and expressions that are not specifically defined in this Agreement, but which have generally accepted meanings in the custom and usage of the petroleum and natural gas industry in Western Canada as of the date of this Agreement, shall have such generally accepted meanings when used in this Agreement unless the contrary is specified or provided for elsewhere in this Agreement.

1.8	Use of “Including”

The use of “including” or “includes” or similar words in this Agreement, when following any general statement, term or matter, is not to be construed to limit such general statement, term or matter to the specific items immediately following such word to those or similar items, whether or not non-limiting language (such as “without limitation” or “but not limited to” or words or phrases of similar import) is used, but rather such references shall be construed to refer to all items that could reasonably fall within the broadest possible scope of such general statement, term or matter.

1.9	Statutory References

Any reference in this Agreement to a law, statute, regulation, rule, by-law or other requirement of law or any governmental consent, approval, permit or other authorization shall be deemed to refer to such law, statute, regulation, rule, by-law or other requirement of law or such governmental consent, approval, permit or other authorization as it has been amended, supplemented, re-enacted, varied, or otherwise modified or replaced from time to time up to the applicable time.

1.10	Contractual References

Any reference in this Agreement to another contract, agreement, instrument or other document shall be deemed to refer to such contract, agreement, instrument or other document as it has been amended, modified, replaced or supplemented from time to time up to the applicable time.

1.11	Monetary References

Any reference in this Agreement to a monetary amount, including the use of the term “Dollar” or the symbol “$”, shall mean the lawful currency of Canada unless the contrary is specified or provided for elsewhere in this Agreement.

1.12	References to Time

Any reference in this Agreement to any particular time shall mean the local time in Calgary, Alberta on the relevant day.

1.13	Interpretation if Closing Does Not Occur

If Closing does not occur, each provision of this Agreement which presumes that Purchaser has acquired the Acquired Interest shall be construed as having been contingent on Closing having occurred.

1.14	Knowledge

In this Agreement, the stated knowledge of Vendor consists only of the actual knowledge of the officers of Vendor after due and diligent inquiry of those people that directly report to them who are primarily responsible for the matter in question, and does not include knowledge, information or belief and awareness of any other Person or any constructive or imputed knowledge (other than to the extent due to the failure to make due and diligent inquiry as required by this Section 1.14) and does not impose any obligation to make inquiry of any other Person, or the files and records of any Third Party or Governmental Authority.

1.15	Time Periods

Unless otherwise specified:

(a)

time periods within or following which any payment is to be made or act is to be done shall be calculated by excluding the day on which the period commences and including the day on which the period ends, and by extending such period to the next Business Day following if the last day of the period is not a Business Day; and

(b)

where any action is required to be taken or payment to be made on a particular day and such day is not a Business Day and, as a result, such action cannot be taken or such payment cannot be made on such day, then this Agreement shall be deemed to provide that such action shall be taken on the first Business Day after such day.

ARTICLE 2

PURCHASE AND SALE AND CLOSING

2.1	Purchase and Sale

Vendor hereby agrees to sell, assign, transfer and convey the Acquired Interest to Purchaser, and Purchaser hereby agrees to purchase and receive the Acquired Interest on the Closing Date, subject to and in accordance with the terms of this Agreement.

2.2	Deposit

(a)

Within one (1) Business Day of the Execution Date, Purchaser, or Parent on behalf of Purchaser, shall deposit with the Deposit Escrow Agent an earnest money cash deposit of Thirty Seven Million Five Hundred Thousand Dollars ($37,500,000) (such amount, together with any interest accrued thereon, the “Deposit”), which Deposit shall be held in trust by the Deposit Escrow Agent in accordance with the Deposit Escrow Agreement. The Parties agree to provide in a timely manner to the Deposit Escrow Agent all notices as provided for therein, including with respect to the release of the Deposit in accordance with the terms of this Agreement.

(b)	If Closing occurs, the Deposit shall be released from trust and paid by Deposit Escrow Agent to Vendor, which Deposit shall be credited against the payments made by Purchaser at Closing.

(c)

If this Agreement is terminated prior to the Closing in accordance with Section 11.1, then the provisions of Section 11.2 shall apply and the distribution of the Deposit shall be governed in accordance therewith.

(d)

Vendor’s entitlement to the Deposit shall be Vendor’s sole and exclusive remedy in respect of a breach by Purchaser resulting in termination pursuant to Section 11.1 prior to Closing. Purchaser irrevocably waives any right it may have to raise as a defence that the Deposit payable to Vendor hereunder is excessive or punitive.

2.3	Closing

(a)	Subject to all other provisions of this Agreement, Closing shall take place at the Closing Time via electronic means or as otherwise agreed in writing by the Parties.

(b)

Subject to all other provisions of this Agreement and provided Closing occurs, title to, and beneficial ownership, risk and possession of, the Acquired Interest shall pass from Vendor to Purchaser upon Closing.

2.4	Form of Payment

All cash payments to be made pursuant to this Agreement shall be made in immediately available funds by wire transfer. At least three Business Days prior to Closing, Vendor shall notify Purchaser in writing of its wire transfer details for the cash payments to be made by Purchaser at Closing.

2.5	Purchase Price

(a)

Subject to any adjustments that may be made under Section 2.7 and as more specifically detailed in Sections 2.5(b) and Schedule L, the consideration to be paid by Purchaser, or Parent on behalf of Purchaser and at Purchaser’s direction, to Vendor for the Acquired Interest (the ”Purchase Price”) shall be the amount calculated as follows:

(i)	Three Hundred and Fifty Million Dollars ($350,000,000); plus

(ii)	the Contingent Payment (if any).

(b)

If there has been satisfaction or waiver of the conditions of Closing contained in this Agreement, at the Closing Time, Purchaser shall pay or deliver, or Parent shall pay at the direction of Purchaser, in respect of the consideration set forth in Section 2.5(a)(i), as applicable, to Vendor:

(i)	Two Hundred and Thirty Seven Million Dollars ($237,000,000), in cash, less the amount of the Deposit; and

(ii)	plus a number of shares of Parent Common Stock (rounded up to the nearest whole share) equal to the Equity Purchase Price as calculated pursuant to the terms set forth on Schedule L; and

(iii)	less the adjustments (if any) on account of exercised ROFRs pursuant to Section 10.1.

(c)	Schedule L sets forth certain provisions applicable to the Equity Purchase Price.

(d)	The Purchase Price shall be allocated among the Acquired Interest as follows:

(i)	to the Petroleum and Natural Gas Rights, 80% less $10.00;

(ii)	to the Tangibles, 20%;

(iii)	to the Miscellaneous Interests, $10.00.

(e)

The Parties shall report the sale and purchase of the Acquired Interest for all federal, provincial and local Tax purposes in a manner consistent with the allocation referred to in Section 2.5(d). If any Governmental Authority does not agree with any allocation of the Purchase Price agreed to between the Parties in accordance with the foregoing, Vendor or Purchaser, as the case may be, receiving notice of such dispute will promptly notify Vendor or Purchaser, as the case may be, and either or both Parties may object to or challenge the position of such Governmental Authority in which case each objecting or challenging Party shall pay its own costs in respect of such objection or challenge. If such objection or challenge is unsuccessful, the Parties shall use commercially reasonable efforts to agree upon a different allocation acceptable to the relevant Governmental Authority and, if the Parties are able to agree, they shall thereafter amend the allocation and their income Tax Returns accordingly; provided, however, that nothing contained herein shall be construed so as to require either Party to commence or participate in any litigation or administrative process challenging the determination so made by any relevant Governmental Authority. The Parties agree to share information and cooperate to the extent reasonably necessary to permit the Transaction to be properly, timely and consistently reported.

(f)

The Parties acknowledge that in determining the Purchase Price, as adjusted herein, they have taken into account among other things Purchaser’s assumption of responsibility for future Assumed Environmental Liabilities and Vendor’s being released from responsibility for those Assumed Environmental Liabilities. Without limiting the generality of the foregoing, Vendor and Purchaser each agree that the amount and the scope of any Assumed Environmental Liabilities are not capable of being quantified at the Effective Time and depend upon numerous unknowable factors that are not within the control of the Parties, and are inextricably linked to, and embedded in, the Assets so that Purchaser will be liable for any Assumed Environmental Liabilities in the absence of the specific assumption of such liabilities by Vendor. Such inextricable link of Assumed Environmental Liabilities embedded within the Assets has been taken into account in establishing the value of the Assets and the Purchase Price set out herein, and the Parties have not attributed a specific or agreed-to value to any embedded liabilities.

2.6	GST and Other Sales Taxes

(a)	The Purchase Price does not include an amount on account of GST or any Other Sales Taxes payable in respect of the Transaction.

(b)

At Closing, Purchaser shall pay to Vendor all GST payable in respect of the Transaction. Vendor shall issue to Purchaser, no later than three Business Days prior to the Closing Date, a valid tax invoice or other similar supporting documentation which calculates the applicable GST and includes all prescribed information pursuant to the Input Tax Credit Information (GST/HST) Regulations under the GST Legislation that is required by Purchaser to support its claims for input tax credits. The Parties agree and acknowledge that GST is not applicable to the acquisition of the Petroleum and Natural Gas Rights, based on the purchase price allocation in Section 2.5(d), in accordance with subsection 162(2) of the GST Legislation.

(c)

The Parties acknowledge that it is their understanding that no Other Sales Taxes are payable in respect of the Transaction and, therefore, at Closing, no amount will be paid by Purchaser (or Parent, if applicable) to Vendor, and no amount will be collected by Vendor from Purchaser, on account of Other Sales Taxes in respect of the Transaction. However, if it is determined that Other Sales Taxes are payable in respect of the Transaction (whether prior to, at or after Closing), then

Purchaser shall pay such Other Sales Taxes promptly after receiving notice or otherwise becoming aware that such Other Sales Taxes are payable in respect of the Transaction and Purchaser shall indemnify, defend and save harmless Vendor and all Vendor’s Related Persons in respect of all such Other Sales Taxes payable in respect of the Transaction.

(d)

The Parties agree that, as between Vendor and Purchaser, Purchaser shall be solely liable for and Purchaser shall indemnify, defend and save harmless Vendor from any GST, penalty, interest or other amounts which may be payable by or assessed against Vendor under the GST Legislation or any Losses and Liabilities suffered, sustained, paid or incurred by Vendor or any of its Related Persons or any Claims made against Vendor or any of its Related Persons as a result of or in connection with the failure by Purchaser to pay or Vendor to charge and collect any GST at Closing, except to the extent that such penalty, interest or other amounts payable by Vendor is the result of Vendor’s failure to charge GST or remit amounts collected from Purchaser at Closing.

(e)

The Parties shall cooperate fully with each other and make available to each other in a timely fashion such data and other information as may reasonably be required for the preparation of any applicable Tax Returns or Tax filings in respect of GST and Other Sales Taxes for a period ending on, prior to or including the Closing Date and shall preserve such data and other information until the expiration of any applicable limitation period under any Applicable Laws with respect to GST and Other Sales Taxes.

2.7	Adjustments

(a)

Subject to the provisions of this Agreement in relation to liabilities and indemnities, including the Retained Liabilities, all benefits of any kind or nature and any Property Costs, received, accruing, payable or paid, as applicable, in respect of the Acquired Interest, shall be apportioned between Vendor and Purchaser on an accrual basis in accordance with IFRS as of the Effective Time such that all of those obligations and revenues applicable to the Acquired Interest which relate to the period before the Effective Time will be for the account of Vendor and all of those Property Costs and revenues which relate to the period after the Effective Time will be for the account of Purchaser, subject to the following:

(i)

all Property Costs attributable to the Acquired Interest, the ownership thereof or Petroleum Substances produced therefrom or allocated thereto shall be apportioned between Vendor and Purchaser on a per diem basis as of the Effective Time;

(ii)

all property taxes, freehold mineral taxes, and other taxes (excluding those based on income, net revenue or capital) paid, payable or levied on or attributable to the Acquired Interest, the ownership thereof or Petroleum Substances produced therefrom or allocated thereto shall be apportioned between Vendor and Purchaser on a per diem basis as of the Effective Time;

(iii)

all costs relating to any work performed or goods and services provided in respect of the Acquired Interest will be deemed to have accrued as of the date the work was performed or the goods or services were provided, regardless of the time at which those costs become payable;

(iv)

all Third Party overhead recoveries, operator’s fees and similar amounts provided for in the Title and Operating Documents and received or receivable by Vendor as operator of any Acquired Interest and relating to the period up to the Effective Time shall be for Vendor’s benefit and account, and all such amounts relating to the period from and after the Effective Time shall be for Purchaser’s benefit and account, with such amounts received or receivable in respect of the month in which the Effective Time occurs apportioned between Vendor and Purchaser on a per diem basis as of the Effective Time;

(v)

all general administrative expenses and overhead amounts of Vendor that do not constitute Property Costs shall be borne solely by Vendor; provided, however, the Purchase Price shall be increased by an amount equal to $1,500 per well per month (net to Vendor’s cost-bearing interest percentage in such well and prorated for partial months based on the number of days included in such month prior to the Closing Date) for each producing oil and gas well included in the Acquired Interest during the period from and after the Effective Time until the Closing Date;

(vi)

Petroleum Substances that were produced from or allocated to the Acquired Interest that (A) with respect to liquid Petroleum Substances, have not passed through the inlet flange of the pipeline connecting the storage facilities to which they are run or, if there are no such storage facilities, have not passed through the LACT meters or similar meters at the point of entry into the pipelines through which they are transported from the field or (B) with respect to gaseous Petroleum Substances, have not passed through the delivery point sales meters on the pipelines through which they are transported (or whichever meter is closest to the well), in each case as of the Effective Time, do not comprise part of the Acquired Interest and shall remain the property of, and be for the benefit and the account of, Vendor;

(vii)

the net production income or loss (gross revenue less operating costs, royalties, including lessor royalties and other direct costs) that accrues in respect of the Acquired Interest from the Effective Time to the Closing Time will be reported as income or loss for income tax purposes by Vendor and Vendor shall be credited with an upward adjustment equal to eleven and a half percent (11.5%) multiplied by such accrued net production income or loss amount (which credit shall not be reduced below zero (0), be a negative number or exceed Five Hundred and Fifty Thousand Dollars ($550,000) per month);

(viii)

any Thirteenth Month Adjustment that relates to a period that includes months prior to and after the Effective Time shall be apportioned between Vendor and Purchaser as at the Effective Time on the same basis (whether on a throughput, per diem or other basis) as the Thirteenth Month Adjustment is allocated to the parties to the Title and Operating Document under which it is made; and

(ix)	costs incurred in respect of the Excluded Assets shall be for the sole account of Vendor.

(b)

All payments that are to be reported pursuant to ESTMA or similar extractive sector transparency legislation, shall be reported on a cash payment basis. For greater clarity, whichever Party makes the initial reportable payment under ESTMA, bears the obligation for the reporting of such payment.

(c)	For the purposes of Section 2.5(d), all adjustments between the Parties pursuant to this Section 2.7 shall be allocated to the Petroleum and Natural Gas Rights.

(d)

Vendor shall prepare a statement based on Vendor’s good faith estimate of all adjustments to be made between the Parties pursuant to and in accordance with Section 2.7(a) (the ”Closing Statement”) and deliver a copy of such statement, together with reasonable supporting documentation, to Purchaser on or prior to May 24, 2026. Vendor shall assist Purchaser in verifying the amounts and adjustments set forth in the Closing Statement, including, providing Purchaser with all information necessary to verify the accuracy of any amounts set forth in such statement. On or prior to May 28, 2026, Purchaser may submit to Vendor in writing any objections or proposed changes thereto, and Vendor shall consider all such objections and proposed changes in good faith. The estimate agreed to by Vendor and Purchaser, or, absent such agreement, the amount of such adjustment set forth in the Closing Statement as presented by Vendor will be used to adjust the Purchase Price at Closing (absent manifest error). The Closing Statement shall use Vendor’s good faith estimates where actual amounts are not known at the time of preparation, and once actual costs and revenues are known, those amounts will be taken into account in the Final Statement of Adjustments as per the process described under Section 2.7(e).

(e)

No earlier than 90 days but no later than 120 days following Closing, Vendor shall prepare (or cause to be prepared) and deliver to Purchaser a written statement (the ”Final Statement of Adjustments”) setting forth any adjustments to be made between the Parties pursuant to and in accordance with Section 2.7(a) that were not included in the Closing Statement or, if included in the Closing Statement, were not accurately included therein, together with the net amount payable by one Party to the other in respect of such adjustments. Except as provided in Section 2.7(h), no further adjustments shall be made between the Parties after settlement of the adjustments set forth in the Final Statement of Adjustments. Vendor shall assist Purchaser in verifying the amounts and adjustments set forth in the Final Statement of Adjustments.

(f)

If Purchaser is of the opinion, acting reasonably, that any change is required to be made to the Final Statement of Adjustments as prepared by Vendor, it shall, within 30 days after the delivery of the Final Statement of Adjustments by Vendor to Purchaser (the ”Objection Date”), give written notice to Vendor of any such proposed change, including the amount of such proposed change and other particulars of such proposed change, in reasonable detail. If Purchaser does not notify Vendor of any proposed change on or before the Objection Date, then Purchaser shall be deemed to have accepted the Final Statement of Adjustments.

(g)

If Purchaser gives written notice to Vendor of any proposed change to the Final Statement of Adjustments on or before the Objection Date, and if the proposed change is disputed by Vendor and the Parties fail to resolve the dispute within 20 days after receipt by Vendor of such notice, then the Accounting Firm shall be immediately engaged by the Parties to resolve the dispute and the Accounting Firm shall be requested to render its decision without qualifications, other than the usual qualifications relating to engagements of this nature, within 30 days after the dispute is referred to it. The decision of the Accounting Firm shall be final and binding upon the Parties and shall not be subject to appeal by either Party, absent manifest error. The fees, costs and expenses of the Accounting Firm shall be borne pro rata between the Parties with Vendor, on the one hand, and Purchaser, on the other hand, being responsible for such fees, costs and expenses to the extent the Accounting Firm has not selected such Vendor’s or Purchaser’s respective position on an aggregate dollar basis with respect to all amounts submitted for determination pursuant to this Section 2.7. The Accounting Firm is deemed to be acting as an expert and not as an arbitrator.

(h)

After delivery of the Final Statement of Adjustments, excepting: (i) adjustments set forth in the Final Statement of Adjustment, including the correction of previously made adjustments made between them; (ii) any matters submitted to and finally resolved by the Accounting Firm; and (iii) any adjustments arising or accruing:

(i)

in connection with a Thirteenth Month Adjustment, but only if a Claim in respect of such Thirteenth Month Adjustment is made by one Party to the other Party within two years after Closing. If such notice is not given within such period, no adjustment in this regard shall be made;

(ii)

as a consequence of an audit relating to the Acquired Interest that was conducted by a Third Party (other than a Governmental Authority) having rights to do so pursuant to the Title and Operating Documents, but only if a Claim in respect of such an audit is made by one Party to the other Party within two years after Closing. If such notice is not given within such period, no adjustment in this regard shall be made;

(iii)

an audit initiated by a Governmental Authority, but only if a Claim in respect of such an audit is made by one Party to the other Party within four years after Closing. If such notice is not given within such period, no adjustment in this regard shall be made;

(iv)

as a consequence of the imposition of any carbon taxes, charges, costs, levies or compliance obligations or output-based pricing system taxes, charges, costs, levies or compliance obligations on Vendor in respect of the Acquired Interest after the Effective Time not otherwise adjusted for pursuant to this Section 2.7, but only if a Claim in respect of such Tax or charge is made by one Party to the other Party within four years after Closing. If such notice is not given within such period, no adjustment in this regard shall be made; or

(v)

as a consequence of (A) Vendor receiving payments with respect to revenues, income, proceeds, receipts and credits attributable to the production of Petroleum Substances from the Acquired Interest from and after the Effective Time or (B) Purchaser receiving payments with respect to revenues, income, proceeds, receipts and credits attributable to the production of Petroleum Substances from the Acquired Interest prior to the Effective Time, but only if such payment with respect to revenues, income, proceeds, receipts and credits are received within two years after Closing (the “Cut-Off Date”);

no adjustments shall be made to the Purchase Price pursuant to this Section 2.7.

(i)

For certainty and notwithstanding anything to the contrary herein, (i) for purposes of any adjustments included in the Closing Statement, all adjustments to the Purchase Price shall be made to the Equity Purchase Price, in accordance with Schedule L, and (ii) for purposes of any adjustments included in the Final Statement of Adjustments or any adjustments set forth in Section 2.7(h), any positive or negative adjustments will be paid or settled by the Parties in cash.

(j)

Amounts payable under this Section 2.7 shall be paid in cash only within 30 days of (i) delivery of the Final Statement of Adjustments, (ii) receipt of notice by a Party that is liable to pay such amount as provided above in this Section 2.7, subject to the limitations in Section 2.7(h), or (iii) the date that such Party receives mispaid amounts pursuant to Section 2.7(h)(v), subject to the limitations in Section 2.7(h)(v), provided that, if there is a dispute regarding the liability for or the amount of any permitted (or purportedly permitted) adjustment, the amount in dispute shall become due and payable within ten (10) days of settlement or other resolution of such dispute. If a Party fails to pay any such amount when it first becomes due and payable, then, in addition to and without prejudice to its obligation to pay such unpaid amount, such Party shall pay to the other Party interest on such unpaid amount calculated at an annual rate of interest equal to the Prime Rate plus two percent (2%) for the period from the day on which such breach occurred hereunder, to the day on which payment of such unpaid amount, together with such interest, is received by the other Party.

(k)

For avoidance of doubt, the amount payable by the Parties in respect of the adjustments as provided in this Section 2.7 shall not be subject to, and shall not be counted toward, the thresholds for and the limitations of Vendor’s liability provided for in Sections 6.1 and 6.5.

(l)

Within 30 days after the end of each calendar month from and after the Closing (including the calendar month in which the Closing occurs) until the Cut-Off Date, Vendor and Purchaser shall (i) determine in good faith the aggregate net amount of (A) all revenues, income, proceeds, receipts and credits attributable to the production of Petroleum Substances from the Acquired Interest received by each Party during such calendar month to which the other Party is entitled under this Section 2.7, and (B) all Property Costs for which each Party is responsible under this Section 2.7 but were paid or borne by the other Party during such calendar month and (ii) true-up such aggregate net amount between the Parties as follows: (A) if such netting and true-up results in a net amount payable by Purchaser to Vendor, then Purchaser shall pay to Vendor such amount, and (B) if such netting and true-up results in a net amount payable by Vendor to Purchaser, then Vendor shall pay to Purchaser such amount.

2.8	White Map Area

(a)

The Parties acknowledge that although Vendor has prepared, and Purchaser has reviewed, the Schedules attached hereto diligently and in good faith, they recognize that there may be unintended errors, omissions, inclusions or misdescriptions. As such, the Parties agree that it is their intention that, in addition to those Assets included and specified in the Schedules hereto, the Assets shall include an undivided twenty five percent (25%) of Vendor’s interest in and to all Petroleum and Natural Gas Rights, Tangibles and Miscellaneous Interests which fall within the White Map Area and which have not been scheduled (the “Unscheduled Assets”), and that the Purchase Price includes consideration for such Unscheduled Assets. In the case of any unintended errors, omissions, inclusions or misdescriptions, the Parties acknowledge the intent was to convey the Acquired Interest without such unintended errors, omissions, inclusions or misdescriptions and the Parties agree that the Unscheduled Assets and all obligations of Vendor in connection thereto are included in the indemnities provided by Purchaser to Vendor pursuant to Section 6.3.

(b)

To the extent that any Unscheduled Assets or any other unintended errors, omissions, inclusions or misdescriptions are identified by either Party after the date of this Agreement, the Parties shall enter into an amending agreement to correct the affected Schedules attached hereto, which amending agreement shall have the effect of correcting the Schedules as of the date of this Agreement and, in the case of any Unscheduled Assets so identified, the Parties shall (i) use all commercially reasonable efforts to provide confirmation to Purchaser or a Third Party, if necessary, that Purchaser has acquired such Unscheduled Assets, and (ii) take such additional steps and to execute, acknowledge and deliver all such further documentation as are necessary to specifically convey such Unscheduled Assets to Purchaser.

(c)	Notwithstanding anything to the contrary herein, the Unscheduled Assets excludes the Excluded Assets.

2.9	Section 20(24) Election

If requested by either Party, then Purchaser and Vendor will timely execute and file a joint election under subsection 20(24) of the Income Tax Act (Canada) in the manner required by subsection 20(25) of the Income Tax Act (Canada) (and under the equivalent or corresponding provisions of any other applicable provincial or territorial statute), using the prescribed forms and within the time period permitted under the Income Tax Act (Canada) and under any other applicable provincial or territorial statute, as to such amount paid by Purchaser to Vendor for assuming future obligations as is determined by Vendor in its sole discretion. In this regard, the Parties acknowledge that a portion of the Assets transferred by Vendor pursuant to this Agreement and having a value equal to the amount elected under subsection 20(24) of the Income Tax Act (Canada), and the equivalent provisions of any other applicable Tax laws, is being transferred by Vendor as a payment for the assumption of such future obligations by Purchaser.

2.10	Report of Exempt Distribution

Vendor acknowledges that Parent will be required by Applicable Canadian Securities Laws to complete and publicly file a “Report of Exempt Distribution” on Form 45-106F1 with the relevant Canadian securities regulatory authorities no later than ten (10) days after the Closing Date and Vendor agrees to provide Parent with information and assistance as Parent reasonably requests for such purpose in a timely manner.

ARTICLE 3

CONDITIONS OF CLOSING

3.1	Purchaser’s Conditions

(a)

The obligation of Purchaser to complete the Transaction and purchase the Acquired Interest from Vendor at the Closing Time is subject to the following conditions precedent, which are inserted into and made part of this Agreement for the exclusive benefit of Purchaser and may be waived only by Purchaser, except the condition in Section 3.1(a)(iv), which may not be waived:

(i)

the: (A) Fundamental Representations shall be true and correct in all respects except for de minimis inaccuracies as of the Closing Date (except to the extent that such representations and warranties refer specifically to an earlier date, in which case such representations and warranties shall have been true and correct as of such earlier date); and (B) representations and warranties of Vendor contained in this Agreement other than the Fundamental Representations shall be true and correct (without regard to materiality qualifiers contained therein) as of the Closing Date (except to the extent that such representations and warranties refer specifically to an earlier date, in which case such representations and warranties shall have been true and correct as of such earlier date), except in the case of clause (B), for such breaches or inaccuracies, if any, of such representations and warranties that individually or in the aggregate would not have a Material Adverse Effect. Purchaser must receive a certificate of an officer of Vendor, on behalf of Vendor and not in such officer’s personal capacity, as to the matters in this Section 3.1(a)(i);

(ii)

Vendor must have fulfilled, or complied with, in all material respects, all covenants contained in this Agreement required to be fulfilled or complied with by Vendor at or prior to the Closing, and Purchaser must receive a certificate of an officer of Vendor, on behalf of Vendor and not in such officer’s personal capacity, as to the matters in this Section 3.1(a)(ii);

(iii)	at the Closing Time, Vendor shall have duly made and delivered the agreements, certificates and other instruments and documents required pursuant to Section 4.1;

(iv)

no Governmental Authority shall have issued an order, decree or ruling or taken any other action restraining, enjoining or otherwise prohibiting the completion of the Transaction which has not been vacated or dismissed prior to the Closing Time; and

(v)

at the Closing Time, there shall be no Claims or proceedings threatened or pending against Vendor or the Acquired Interest, which Claims or proceedings, if successful, would be reasonably expected to have a Material Adverse Effect on the Acquired Interest, taken as a whole.

(b)

If any of the conditions precedent in Section 3.1(a) has not been satisfied, complied with or waived by Purchaser at or before the applicable date for satisfaction thereof, then Purchaser may exercise the rights and remedies to which it is entitled pursuant to Section 11.1 of this Agreement.

3.2	Vendor’s Conditions

(a)

The obligation of Vendor to complete the Transaction and sell and convey the Acquired Interest to Purchaser at the Closing Time is subject to the following conditions precedent, which are inserted into and made part of this Agreement for the exclusive benefit of Vendor and may be waived only by Vendor, except the condition in Section 3.2(a)(iv), which may not be waived:

(i)

the representations and warranties of each of Purchaser and Parent contained in this Agreement shall be true and correct (without regard to materiality qualifiers contained therein) as of the Closing Date (except to the extent that such representations and warranties refer specifically to an earlier date, in which case such representations and warranties shall have been true and correct as of such earlier date), except for such breaches or inaccuracies, if any, of such representations and warranties that individually or in the aggregate would not have a material adverse effect on the ability of Purchaser or Parent to consummate the Closing. Vendor must receive a certificate of an officer of each of Purchaser and Parent, on behalf of Purchaser or Parent, as applicable, and not in such officer’s personal capacity, as to the matters in this Section 3.2(a)(i);

(ii)

each of Purchaser and Parent must have fulfilled, or complied with, in all material respects, all covenants contained in this Agreement required to be fulfilled or complied with by Purchaser or Parent at or prior to Closing, and Vendor must receive a certificate of an officer of each of Purchaser and Parent, on behalf of Purchaser or Parent, as applicable, and not in such officer’s personal capacity, as to the matters in this Section 3.2(a)(ii);

(iii)

at the Closing Time, Purchaser (or Parent, as applicable) shall have duly made and delivered, or caused to be made and delivered, the payments, agreements, certificates and other instruments and documents required pursuant to Section 4.2; and

(iv)

no Governmental Authority shall have issued an order, decree or ruling or taken any other action restraining, enjoining or otherwise prohibiting the completion of the Transaction which has not been vacated or dismissed prior to the Closing Time.

(b)

If any of the conditions precedent in Section 3.2(a) has not been satisfied, complied with or waived by Vendor at or before the applicable date for satisfaction thereof, then Vendor may exercise the rights and remedies to which it is entitled pursuant to Section 11.1 of this Agreement.

3.3	Efforts to Fulfil Conditions Precedent

Purchaser (or Parent, as applicable) and Vendor shall proceed diligently and in good faith and use their commercially reasonable efforts to satisfy and comply with the conditions precedent in Sections 3.1(a) and 3.2(a) and shall provide the other Party with any reasonable assistance in the satisfaction of and compliance with the conditions precedent in Sections 3.1(a) and 3.2(a) that the other Party may reasonably request.

ARTICLE 4

CLOSING DELIVERIES

4.1	Deliveries by Vendor at Closing

At the Closing Time, Vendor shall deliver, or cause to be delivered, to Purchaser:

(a)	a General Conveyance duly executed by Vendor;

(b)	the Joint Operating Agreement, duly executed by Vendor;

(c)	the Registration Rights Agreement, duly executed by Vendor and/or its designees;

(d)	the Contingent Consideration Agreement, duly executed by Vendor;

(e)	an Officer’s Certificate signed by an officer of Vendor as contemplated in Sections 3.1(a)(i) and 3.1(a)(ii);

(f)

in respect of any Security Interest or Encumbrance held by any Person encumbering Vendor’s interest in and to the Assets and in respect of which Purchaser has specifically identified and requested, not less than five Business Days prior to Closing: (i) applicable release and discharge documentation necessary to evidence the release and termination of any deeds of trust, mortgages, financing statements, pledges, fixture filings, account control agreements, security agreements and guarantees, in each case, to the extent affecting or burdening the Assets and in sufficient counterparts for recordation in each of the counties, provinces or other applicable jurisdiction, or no interest letter, in each case, in form and substance reasonably acceptable to Purchaser; and (ii) authorization from each applicable lender, secured party or lienholder for Purchaser or its designee to file such release and discharge documentation in all applicable jurisdictions to evidence the release of all such Security Interests or Encumbrances; provided that Vendor shall have also delivered drafts of such documentation or authorization to Purchaser not less than three Business Days prior to Closing;

(g)	the Specific Conveyances as required to be prepared and delivered in accordance with Section 4.3(a);

(h)

if applicable, evidence of the exercise, waiver or lapse or deemed waiver of the relevant exercise of any ROFRs with respect to the ROFR Assets that have been exercised or extinguished by lapse of time, waiver, deemed waiver or otherwise, as the case may be, as of the Closing Time;

(i)	if applicable, the ROFR Escrow Agreement, duly executed by Vendor and ROFR Escrow Agent; and

(j)	such other items as may be specifically required hereunder.

4.2	Deliveries by Purchaser at Closing

At the Closing Time, Purchaser shall pay or deliver, or cause to be paid or delivered, to Vendor:

(a)	the amounts specified in Section 2.5(b) in the manner contemplated in Sections 2.4 and 2.5;

(b)	the GST and Other Sales Taxes in accordance with Sections 2.6(b) and 2.6(c);

(c)	the issuance by Parent of the shares of Parent Common Stock comprising the Equity Purchase Price and evidence reasonably satisfactory to Vendor of such issuance;

(d)	evidence reasonably satisfactory to Vendor that the shares of Parent Common Stock comprising the Equity Purchase Price have been approved and authorized for listing on the Exchange;

(e)	a General Conveyance, duly executed by Purchaser;

(f)	the Joint Operating Agreement, duly executed by Purchaser;

(g)	the Registration Rights Agreement, duly executed by Parent;

(h)	the Contingent Consideration Agreement, duly executed by Parent;

(i)	an Officer’s Certificate signed by an officer of Purchaser and of the Parent as contemplated in Sections 3.2(a)(i) and 3.2(a)(ii);

(j)	if applicable, the ROFR Escrow Agreement, duly executed by Purchaser;

(k)	a copy of the Title Diligence Materials; and

(l)	such other items as may be specifically required hereunder.

4.3	Specific Conveyances

(a)

Vendor, at its own cost, shall use commercially reasonable efforts to prepare the Specific Conveyances prior to the Closing Time and to execute and deliver the Specific Conveyances to Purchaser at the Closing Time, provided that if and to the extent that any Specific Conveyances are not executed and delivered by Vendor to Purchaser at the Closing Time, Vendor shall prepare, execute and deliver to Purchaser the remaining Specific Conveyances as soon as is reasonably practicable after Closing but in any event no later than 30 Business Days following Closing. To the extent available, Vendor shall make drafts of the Specific Conveyances available for Purchaser’s review on or prior to May 28, 2026.

(b)

It shall not be necessary for any Specific Conveyances that are delivered by Vendor at the Closing Time to have been executed prior to or at Closing by the parties thereto, other than Vendor itself and Vendor’s Affiliates.

(c)

To the extent that Purchaser is required to execute any Specific Conveyances, it shall do so promptly after the delivery of such Specific Conveyances by Vendor to Purchaser whether at or after the Closing Time, as applicable.

(d)

In respect of any Specific Conveyances that require execution by Third Parties, promptly after Closing or the delivery of such Specific Conveyances after Closing, as applicable, Vendor shall deliver such Specific Conveyances to the Third Parties who are parties to such Specific Conveyances and Purchaser shall cooperate with Vendor and provide all reasonable assistance that Vendor may reasonably request in connection with Vendor’s procurement of the execution of such Specific Conveyances by the Third Parties thereto other than Vendor and Purchaser.

(e)

In respect of any Specific Conveyances that do not require execution by Third Parties, Vendor shall deliver such Specific Conveyances to the appropriate recipients thereof promptly after Closing or the delivery of such Specific Conveyances after Closing, as applicable, including any required registrations with the appropriate Governmental Authorities of any such Specific Conveyances that require registration.

(f)

Except as otherwise expressly stated herein, Purchaser shall bear all costs, fees and deposits of every nature and kind in distributing and registering any Specific Conveyances and in providing any assurances or security required to convey, transfer and assign the Acquired Interest to Purchaser and to have Purchaser recognized as the holder thereof.

(g)

Notwithstanding the foregoing in this Section 4.3, in the case of any Specific Conveyances that are transfers of Permits or Crown lease transfers which may be filed electronically with the applicable Governmental Authority, promptly following the Closing Date, Vendor shall submit electronic transfers for such Permits and Crown leases and Purchaser shall accept such electronic transfers from Vendor without delay, provided that, if Purchaser in good faith determines or believes that any of the electronic transfers are not complete and accurate, or the applicable Governmental Authority refuses to process any such transfers because of some defect therein, the Parties shall cooperate to duly complete or to correct such incomplete or inaccurate electronic transfers as soon as practicable and, thereafter, Vendor shall promptly re-submit such electronic transfers and Purchaser shall accept such electronic transfers from Vendor without delay.

(h)

The Parties agree that all Specific Conveyances to be delivered and/or executed in connection with this Agreement and the transactions contemplated herein, except for records that create or transfer interests in land, guarantees, negotiable instruments, documents of title and such other documents excluded by section 7 of the Electronic Transactions Act, RSA 2001, c E-5.5, as amended from time to time, may be executed by use of electronic signatures (the “Electronic Signatures”). Prior to Closing, the Parties shall exchange a listing of one another’s individual representatives which listing shall include the subject individual’s name, title and a sample Electronic Signature. The Electronic Signatures of the individuals set out in such listing and which appear on any Specific Conveyances shall be sufficient to cause such Specific Conveyances to be valid and binding obligations of the Party represented by such individual, without need for original signatures to appear thereon and shall be of the same legal effect, validity or enforceability as a manually executed signature. The Parties shall receive and use the Electronic Signatures solely for the purpose of embedding the same into the Specific Conveyances and for no other purpose whatsoever.

4.4	Listing Application

At the Closing, Parent shall issue the Equity Purchase Price in accordance with all applicable securities Laws and the rules and policies of the Exchange. Without limiting the generality of the foregoing, Parent shall use its reasonable best efforts to complete all such filings with the Exchange and otherwise use its reasonable best efforts to take all such actions as may be reasonably necessary for such portion of the Equity Purchase Price to be approved for listing on the Exchange from and after the time of Closing, subject to official notice of issuance.

4.5	Title and Operating Documents

Promptly, but in any event no later than three (3) Business Days following Closing, Vendor shall deliver to Purchaser electronic copies of such of Vendor’s Title and Operating Documents, and any Books and Records pertaining to the Assets, as are maintained by Vendor in electronic format and are in Vendor’s possession as of the Closing Date. For greater certainty, nothing in this Agreement shall require Vendor to digitize, convert, or otherwise reproduce in electronic format any documents, records, or files that are not maintained by Vendor in electronic format as of the Closing Date. With respect to any documents, records, or files that are not maintained by Vendor in electronic format, Purchaser may view such materials at Vendor’s offices upon reasonable advance notice.

4.6	Lender Consent

From and after the Execution Date until the Closing, Vendor shall (a) use its best efforts to obtain, as promptly as practicable and in any event prior to the Closing, the Lender Consent, including, without limitation promptly providing Lender with the information necessary to satisfy Lender’s requirements in connection with obtaining the Lender Consent and (b) keep Purchaser fully informed regarding the status of such efforts.

ARTICLE 5

REPRESENTATIONS AND WARRANTIES

5.1	Representations and Warranties of Vendor

Vendor hereby makes the following representations and warranties to and in favour of Purchaser:

(a)	Vendor is a corporation duly formed and existing under the laws of the Province of Alberta and registered to carry on business in the jurisdictions in which the Acquired Interest is situated;

(b)

Vendor has all requisite power, authority and capacity to sell and convey the Acquired Interest in accordance with the provisions of this Agreement and the agreements and instruments required by this Agreement to be delivered by it, and perform the obligations hereunder and thereunder;

(c)

the execution, delivery and performance by Vendor of this Agreement and all other agreements delivered or to be delivered by Vendor in connection herewith: (i) has been duly and validly authorized by all requisite action on the part of its directors, officers and shareholders, and will not result in any violation of, be in conflict with, or constitute a default under, the constating documents of Vendor; and (ii) assuming receipt of the Lender Consent, will not result in any violation of, be in conflict with or constitute a default under: (A) any term or provision of any agreement or instrument to which Vendor is party or by which Vendor is bound; or (B) any Applicable Law that is specifically applicable to Vendor or the Assets, except, in either case, where such conflict or default would not adversely affect the Acquired Interest or the ability of Vendor to complete the Transaction on the basis contemplated in this Agreement;

(d)

this Agreement and all other agreements delivered or to be delivered by Vendor in connection herewith constitute, or when delivered shall constitute, legal, valid and binding obligations of Vendor, enforceable against Vendor in accordance with their respective terms except as the enforcement thereof may be limited by bankruptcy, insolvency (including all laws relating to fraudulent transfers), reorganization, moratorium or similar laws affecting enforcement of creditors’ rights generally and except as enforcement thereof is subject to general principles of equity (regardless of whether enforcement is considered in a proceeding in equity or at law) and except that rights of indemnity and contribution contained in this Agreement or any such other agreements may be limited under Applicable Law;

(e)

no authorization or approval or other action by, and no notice to or filing with, any Governmental Authority is required for the due execution, delivery and performance by Vendor of this Agreement or any other agreement delivered or to be delivered by Vendor in connection herewith, other than authorizations, approvals or exemptions previously obtained and currently in force or to be obtained as and when required during the Pre-Closing Period;

(f)

Vendor has not incurred any obligation or liability, contingent or otherwise, for brokers’ or finders’ fees in respect of this Agreement or the Transaction for which Purchaser shall have any obligation or liability;

(g)

Vendor is not a non-resident of Canada within the meaning of the Income Tax Act (Canada) and Vendor has filed all Tax Returns required to be filed by it and has paid all Taxes when due in all applicable jurisdictions so as to prevent any valid Encumbrance (other than a Permitted Encumbrance) of any nature on the Assets;

(h)	Vendor is a registrant in respect of GST under the GST Legislation and its GST registration number is 864634506 RT 0001;

(i)

no Claim has been commenced against Vendor and neither Vendor nor its Affiliates have received a threat of a Claim in writing against Vendor, which might result in material impairment, loss of the interest of Vendor in and to the Assets or which might otherwise adversely affect the Assets;

(j)

Vendor has not received written notice of any breach or purported breach of any Applicable Law pertaining to the Assets or the ownership or operation thereof (excluding any Environmental Law) that remains outstanding in any material respect or that has not been remedied in all material respects or which, if unremedied, could reasonably be expected to adversely affect the value of the Assets taken as a whole in any material respect;

(k)	Vendor meets all qualification requirements of and under Applicable Law to transfer the Acquired Interest;

(l)	to the knowledge of Vendor, no royalty or joint venture audits have been demanded or are underway pursuant to any of the applicable Title and Operating Documents in respect of any Asset;

(m)

Vendor has not received any written notice pertaining to any Asset in respect of and, to the knowledge of Vendor, no Asset is subject to, any drilling obligations or offset obligations (including obligations to drill wells, surrender rights or pay compensatory royalty) which have not been satisfied as of the date of this Agreement;

(n)

Major Facilities and Related Property: (i) the tangible depreciable property used or intended for use in connection with the Tangibles (and otherwise comprising part of the Assets) for which Vendor is operator: (A) is in good and operable condition in all material respects, reasonable wear and tear accepted; and (B) was or has been operated and maintained (and, if constructed by Vendor, was or has been constructed) in accordance with normal oil and gas industry practices in the Province of Alberta and all Applicable Law in all material respects and is not subject to any sale-leaseback arrangements and/or is otherwise not leased or rented; and (ii) the Tangibles: (A) are in good operating condition and repair, taking into account the age, history and use of such Assets, and are useable in the ordinary course of business consistent with Vendor’s past practice, ordinary wear and tear excepted; (B) have not had any material maintenance deferred by Vendor.

(o)	Compliance with Agreements:

(i)

Vendor has paid or caused to be paid within applicable time limits all material royalties, deposits and rentals in respect of the Assets due and required to be paid by it in accordance with the Title and Operating Documents and Applicable Law as of the date of this Agreement; and

(ii)

Vendor is in compliance with the terms and conditions of the Title and Operating Documents, in all material respects. Vendor has not received from any other party to a Lease any written notice from a Person alleging a continuing or uncured material default on the part of Vendor with respect to such Lease or seeking to terminate such Lease which remains uncured as of the Execution Date. No party to any Lease or any successor to the interest of such party has filed or has threatened in writing to file, any action to terminate, cancel, rescind or procure judicial reformation of any such Lease. The Disclosure Letter sets forth those Leases that, as of the Execution Date, are being maintained in full force and effect by the payment of shut-in royalties or other payments in lieu of operations or production; to Vendor’s knowledge, subject to the Title and Operating Documents, accounting variations, inaccuracies resulting from the use of estimates, and the results of audits undertaken in the oil and gas industry, in each case, arising in the ordinary course of business, Vendor is receiving the share of the net proceeds of production from the Assets attributable to its interests therein and Vendor has not received written notice from a Third Party that Vendor is not entitled to such amounts;

(iii)

Neither Vendor, nor to Vendor’s knowledge, any other party is in breach or default, in any material respect, under any Other Material Agreement. All Other Material Agreements are in full force and effect and no event has occurred, which after notice or lapse of time or both, would constitute a default under any Other Material Agreement by Vendor, or to Vendor’s knowledge, a material default under any Other Material Agreement by any other party thereto. Schedule K sets forth a true and correct list of all Other Material Agreements.

(p)	Provision of Records. To the knowledge of Vendor, Vendor has made available to Purchaser or its representatives:

(i)

any relevant material records, books, accounts, documents, files, information, materials and filings pertaining to the Assets, including the Title and Operating Documents and other agreements and documents comprising the Miscellaneous Interests, that are in Vendor’s possession and control as at the Execution Date that a reasonable and prudent purchaser of oil and gas assets similar to the Assets would reasonably request in connection with its due diligence review of such assets; and

(ii)	copies of all material environmental assessments, audits and reports, including compliance reports, addressing environmental matters with respect to the Assets;

(q)	Wells.

(i)

each Well that was drilled, completed and/or abandoned by Vendor (whether producing, shut-in, injection, disposal or otherwise) was drilled, completed and/or abandoned, as applicable, by Vendor in accordance, in all material respects, with Applicable Law and normal oil and gas industry practices in the Province of Alberta and if any Well was drilled, completed and/or abandoned operated by Third Parties, this representation and warranty is given to the knowledge of Vendor;

(ii)

except as set forth on the Disclosure Letter, there are no Wells that Vendor is currently obligated by Applicable Law to plug or abandon or that are currently subject to exceptions to plug or abandon issued by a Governmental Authority;

(iii)	as of the date of this Agreement, all currently producing Wells are, in all material respects, in an operable state of repair, ordinary wear and tear excepted; and

(iv)

Vendor has not received notice of any production penalty or similar production restriction of any nature imposed by any Governmental Authority with respect to any Well and no Well which Vendor operates and in which Vendor holds an interest is subject to any such penalty or restriction;

(r)

Vendor is not obligated by virtue of a prepayment, gas balancing, take or pay obligations or other arrangement under any contract to make any production payment, refund of production payment or delivery of Petroleum Substances produced from the Lands to any Person at some future time without receiving in due course (and being entitled to retain) full payment therefor at current market prices or applicable contract prices;

(s)

Vendor lawfully holds, owns or uses, and has been in material compliance with, all material Permits that are required by Applicable Law in connection with the ownership, operation or use of the Assets and each such material Permit is valid and in full force and effect;

(t)	Environmental Law.

(i)

Vendor has not received written notice: (A) of any orders or directives from any Governmental Authority or other Person that are specific to the Assets or any portion thereof, related to Environmental Liabilities which require any work, repairs, construction or capital expenditures with respect to the Assets which have not been complied with in all material respects; or (B) issued by any Governmental Authority or other Person with respect to any material breach or violation of or Liability pursuant to any Environmental Law with respect to the Assets, including in respect of the use, storage, treatment, transportation, handling, release or disposition of, or exposure of any Person to Hazardous Materials or the protection of the Environment applicable to the Assets or any portion thereof which remains outstanding;

(ii)

Since December 4, 2024: (A) the Assets have been, in compliance in all material respects with all applicable Environmental Laws and Permits issued thereunder; and (B) there has been no generation, handling, treatment, storage, release, disposal, or arrangement for disposal of, or exposure of any Person to, any Hazardous Materials with respect to the Assets, in each case except as has not resulted or would not reasonably be expected to result in any material Liability pursuant to any Environmental Law;

(u)	Vendor does not warrant title to the Assets, but does warrant that, except for or pursuant to any Permitted Encumbrances:

(i)	Vendor has not assigned, alienated, encumbered or permitted the assignment, alienation or Encumbrances of the Assets or any part or portion thereof;

(ii)	at the Closing Time, the Acquired Interest shall be free and clear of all Encumbrances created by, through or under Vendor;

(iii)	Vendor has not committed any act or omission whereby any interest of Vendor in any of the Assets may be reduced, cancelled or determined;

(iv)

Vendor’s interest in the Assets is not subject to reduction by reference to payout of or production penalty on any Well or otherwise through any right or interest granted by, through or under Vendor not otherwise set forth in Schedule A; and

(v)	Vendor has not received notice from any Third Party claiming, and to the knowledge of Vendor, no Third Party has claimed, an interest in and to any Asset adverse to the interest of Vendor;

(v)

none of the interest of Vendor in and to the Assets is subject to any (i) ROFRs that become operative by virtue of the Transaction contemplated by this Agreement or (ii) material reduction by virtue of the conversion or other alteration of the interest or, any Third Party, claiming by, through or under Vendor;

(w)	Required Disclosures. The Disclosure Letter sets forth, as of the Execution Date:

(i)

all approved AFEs and other approved capital commitments, individually equal to or greater than $250,000 relating to the Assets to drill or rework any Wells or for other capital expenditures pursuant to the Title and Operating Documents for which all of the activities anticipated in such AFE have not been completed by the Execution Date; and

(ii)

a list of all of the policies of insurance carried by or for the benefit of Vendor for the Assets (other than title insurance policies, if any, with respect to any real property) and all such policies as of the Execution Date are in full force and effect. Except as set forth on the Disclosure Letter, no Claim relating to the Assets (or relating to Vendor as it pertains to its ownership or operations of the Assets) is outstanding under any of the policies set forth in the Disclosure Letter;

(x)	as of the Execution Date:

(i)

Vendor has not, during its period of ownership of the Assets, elected (and to Vendor’s knowledge, was not deemed to have elected) not to participate in any operation or activity proposed with respect to the Assets under the applicable operating agreement, in each case, with respect to which Vendor has not yet recovered its full participation; and

(ii)

there is no pending or, to Vendor’s knowledge, threatened casualty or condemnation (whether permanent, temporary, whole or partial) of any part of the Assets with damages estimated to exceed $250,000 in the aggregate;

(y)

Section 5.1(y) of the Disclosure Letter sets forth, as of the Effective Time, (i) a complete and accurate list of each Well included in the Assets that are subject to reversion, reduction in interest (including Net Revenue Interest) or other adjustment at some level of cost recovery, payout, passage of time, or other event (each, a “Payout Well”), (ii) the true and correct before payout and after payout Net Revenue Interest for each such Payout Well, (iii) the payout balance for each Payout Well, and (iv) a description of the rights giving rise to such reversion, reduction or other adjustment in such Payout Well;

(z)

to the knowledge of Vendor, the information set forth in the lease operating statements with respect to the Acquired Interest as set forth in the Disclosure Letter is true and accurate in all material respects for the time periods covered thereby, subject to the ordinary course reconciliations;

(aa)

since January 1, 2026, until the Execution Date, there has not been any occurrence or development which has had, or would be reasonably expected to result in, a Material Adverse Effect on Vendor or the Assets;

(bb)

Vendor (and each of Vendor’s designees) is acquiring the Parent Common Stock issued to it at Closing comprising the Equity Purchase Price (and the Parent Common Stock comprising any portion of the Contingent Payment) as principal and for its own account and not with a view to its sale or distribution in violation of the Securities Act, any applicable state blue sky Applicable Laws or any other securities Applicable Laws. Vendor is an “accredited investor,” as such term is defined in Rule 501 of Regulation D promulgated under the Securities Act and was not formed for the purpose of acquiring shares of Parent Common Stock. Vendor has made, independently and without reliance on Parent, Purchaser or any of their Affiliates or Parent or Purchaser’s respective representatives (except to the extent that Vendor has relied on the representations and warranties in this Agreement), its own analysis of the Parent Common Stock comprising the Equity Purchase Price (and the Parent Common Stock comprising any portion of the Contingent Payment) and Vendor has had reasonable and sufficient access to documents, other information and materials, and confirms it has been offered the opportunity to ask questions of Parent and receive answers thereto, as it considers appropriate to make its evaluations. Vendor acknowledges that: (i) the Parent Common Stock comprising the Equity Purchase Price (and the Parent Common Stock comprising any portion of the Contingent Payment) is being issued pursuant to the “asset acquisition” exemption contained in subsection 2.12 of National Instrument 45-106 – Prospectus Exemptions from the requirement that Parent prepare and file a prospectus with the relevant Canadian securities regulatory authorities and will be subject to restriction on resale unless resales are made in accordance with applicable prospectus and registration requirements or exemptions therefrom under Applicable Canadian Securities Laws; and (ii) it has not received a prospectus or an offering memorandum within the meaning of Applicable Canadian Securities Laws from Purchaser or Parent in connection with its acquisition of Parent Common Stock. Vendor acknowledges that the issuance of Parent Common Stock comprising the Equity Purchase Price (and the Parent Common Stock comprising any portion of the Contingent Payment) is not registered pursuant to the Securities Act (and will therefore be characterized as “restricted securities” under the Securities Act) and that none of the Parent Common Stock comprising the Equity Purchase Price (and none of the Parent Common Stock comprising any portion of the Contingent Payment) may be transferred, except pursuant to an effective registration statement or an applicable exemption from registration or distribution, as applicable under the Securities Act or Applicable Canadian Securities Laws. Vendor acknowledges that the Parent Common Stock comprising the Equity Purchase Price (and the Parent Common Stock comprising any portion of the Contingent Payment) shall contain the Transfer Legends; and

(cc)

Vendor is a sophisticated, experienced and knowledgeable investor, capable of evaluating (and has evaluated) and understands and accepts that the acquisition of the Parent Common Stock issued to Vendor (or Vendor’s designees) involves various risks and uncertainties, many of which are summarized in Parent’s filings with the SEC. Vendor is familiar with the business and financial condition and operations of Parent, all as generally described in the Parent SEC Documents. In entering into this Agreement, Vendor has relied solely upon the expertise of Vendor and its legal, Tax and other professional counsel concerning the Transaction, the Parent Common Stock issued to Vendor (or Vendor’s designees) at Closing (and the Parent Common Stock comprising any portion of the Contingent Payment) and the value thereof. Vendor acknowledges and affirms that: (i) it has completed such independent investigation, verification, analysis and evaluation of the Parent Common Stock issued to Vendor (or Vendor’s designees) at Closing (and the Parent Common Stock comprising any portion of the Contingent Payment) as it has deemed necessary or appropriate to enter into this Agreement, and (ii) at Closing, Vendor shall have completed, or caused to be completed, its independent investigation, verification, analysis and evaluation of the Parent Common Stock issued to Vendor (or Vendor’s designees) at Closing (and the Parent Common Stock comprising any portion of the Contingent Payment) as Vendor has deemed necessary or appropriate to consummate the Transaction. Vendor confirms that it is not relying on any communication (written or oral) of Parent or any of its Affiliates, as investment or Tax advice or as a recommendation to acquire the Parent Common Stock comprising the Equity Purchase Price and any portion of the Contingent Payment. It is understood that information and explanations related to the terms and conditions of the securities provided in this Agreement or otherwise by Parent or any of its Affiliates will not be considered investment or Tax advice or a recommendation to acquire Parent’s securities, and that neither Parent nor any of its Affiliates is acting or has acted as an advisor to Vendor in deciding to invest in Parent’s securities. Vendor represents that it is able to bear any loss associated with an investment in the Parent Common Stock. Vendor understands that no federal, state or provincial agency has passed upon the merits of an investment in the Parent Common Stock comprising the Equity Purchase Price and any portion of the Contingent Payment or made any finding or determination concerning the fairness or advisability of such an investment. In accepting the Parent Common Stock comprising the Equity Purchase Price and any portion of the Contingent Payment, Vendor has made its own independent decision that an investment in the Parent Common Stock comprising the Equity Purchase Price and any portion of the Contingent Payment is suitable and appropriate for Vendor.

5.2	Limitation Regarding Vendor’s Representations and Warranties

(a)

Each of Vendor’s representations and warranties set forth in Section 5.1 is made as of the date of this Agreement and will be made as of the Closing Date, or as of such other date or dates as specified therein.

(b)	Except as set forth in Section 5.1, Vendor makes no other representation or warranty regarding:

(i)	itself;

(ii)	the Lands;

(iii)	the accuracy or completeness of any data or information supplied by or on behalf of Vendor under this Agreement or otherwise in connection with the Transaction; or

(iv)	the Assets, including:

(A)	the title or interest of Vendor in and to the Acquired Interest;

(B)	the quality, quantity or recoverability of Petroleum Substances within or under the Lands or any lands pooled or unitized therewith;

(C)	the value of the Acquired Interest or the future cash flow therefrom, including any past, present or future Losses and Liabilities, including Environmental Liabilities, pertaining to the Assets;

(D)

the quality, condition, fitness for any particular purpose or merchantability of any equipment or other tangible depreciable property included in the Assets or of any of the Lands or any lands pooled or unitized therewith; or

(E)	the effectiveness, standing or condition of any Miscellaneous Interests;

and Vendor hereby expressly negates, and Purchaser hereby waives, all other representations or warranties relating to the Assets, any such Person, property, circumstance or matter, regardless of whether made directly or indirectly, in verbal, written or electronic form, by Vendor or any of its directors, officers, employees or other personnel, consultants, agents, auditors, counsel or representatives, or implied under or arising by operation of law.

(c)

Purchaser acknowledges and confirms that except for the representations and warranties set forth in Section 5.1, it is acquiring the Acquired Interest, and without limiting the generality of the foregoing without any representations and warranties except as otherwise provided in Section 5.1, on an “as is, where is” basis and that it has performed its own due diligence and evaluations and that it has relied, and will continue to rely, upon its own due diligence and evaluations with respect to all matters pertaining to Vendor, the Assets and the Transaction.

(d)

If any information and materials pertaining to the Assets delivered or made available by Vendor to Purchaser pursuant to this Agreement, other than such information and materials included in the Disclosure Letter or the Schedules, includes any evaluations, projections, reports or interpretive or non-factual materials prepared by or for or received by Vendor, Purchaser hereby releases and discharges Vendor from any Claim and all liability to Purchaser and Purchaser’s assigns and successors as a result of use or reliance upon them. Purchaser agrees that it will rely solely on its own geological and engineering interpretation analysis related thereto.

5.3	Representations and Warranties of Parent

Parent hereby makes the following representations and warranties to and in favour of Vendor:

(a)

Parent is a corporation duly formed and existing under the laws of Delaware and registered to carry on business in each jurisdiction where the nature of its business or the ownership of its assets requires such registration or qualification;

(b)

the execution, delivery and performance by Parent of this Agreement and all other agreements delivered or to be delivered by Parent in connection herewith has been duly and validly authorized by all requisite action on the part of its directors, officers and, if applicable, shareholders, and will not result in any violation of, be in conflict with, or constitute a default under, the constating documents of Parent;

(c)

the execution, delivery and performance by Parent of this Agreement and all other agreements delivered or to be delivered by Parent in connection herewith will not result in any violation of, be in conflict with or constitute a default under: (i) any term or provision of any agreement, including the Governing Documents of Parent or instrument to which Parent is party or by which Parent is bound; or (ii) any Applicable Law that is specifically applicable to Parent;

(d)

this Agreement and all other agreements delivered or to be delivered by Parent in connection herewith constitute, or when delivered shall constitute, legal, valid and binding obligations of Parent, enforceable against Parent in accordance with their respective terms, subject to all Applicable Law pertaining to bankruptcy, insolvency and creditors’ rights and the general principles of equity;

(e)

no authorization or approval or other action by, and no notice to or filing with, any Governmental Authority is required for the due execution, delivery and performance by Parent of this Agreement or any other agreement delivered or to be delivered by Parent in connection herewith, other than authorizations, approvals or exemptions previously obtained and currently in force or to be obtained as and when required during the Pre-Closing Period;

(f)	Capitalization.

(i)

As of the date of this Agreement, the authorized capital stock of Parent consists of 270,000,000 shares of common stock, par value $0.001 per share (“Parent Common Stock”), and 5,000,000 shares of preferred stock, par value $0.001 per share (the “Parent Preferred Stock”). As of March 31, 2026: (A) 105,791,123 shares of Parent Common Stock are issued and outstanding; and (B) 0 shares of Parent Preferred Stock are issued and outstanding. As of the date of this Agreement, all of the outstanding shares of capital stock of Parent have been duly authorized and validly issued, and are fully paid and nonassessable. Parent has, and at the Closing will have, sufficient authorized shares of Parent Common Stock to enable it to issue the Equity Purchase Price at the Closing (if any). Except as disclosed on the Parent SEC Documents (including, for the avoidance of doubt, with respect to any Parent equity plans described in such Parent SEC Documents): (A) there are no outstanding preemptive or other outstanding rights with respect to the equity interests of Parent, (B) there are no appreciation rights, redemption rights, repurchase rights, agreements, arrangements, calls, subscription agreements, rights of first offer, rights of first refusal, tag along rights, drag along rights, subscription rights, or commitments or other rights or contracts of any kind or character relating to or entitling any Person to purchase or otherwise acquire any equity interests of Parent or requiring Parent to issue, transfer, convey, assign, redeem or otherwise acquire or sell any equity interests; (C) there are no equity holder agreements, voting agreements, proxies, or other similar agreements or understandings with respect to the voting of any of the equity interests of Parent; and (D) no equity interests of Parent are reserved for issuance.

(ii)

Except as disclosed in the Parent SEC Documents, as of the date of this Agreement, Parent does not have any outstanding bonds, debentures, notes or other indebtedness for borrowed money, the holders of which have the right to vote (or convertible into or exercisable for equity interests having the right to vote) with the holders of equity interests of Parent on any matter pursuant to such outstanding bonds, debentures, notes or other obligations.

(iii)

Except as disclosed in the Parent SEC Documents, as of the date of this Agreement, Parent is not party to any agreement that obligates it to (and does not otherwise have any obligation to) register for resale any equity interests of Parent.

(g)

The shares of Parent Common Stock comprising the Equity Purchase Price, when and if issued pursuant to the terms of this Agreement, will be duly authorized, validly issued, fully paid and non-assessable, will have the rights, preferences and privileges specified in Parent’s Governing Documents, will be free of any liens, other than liens and restrictions on transfer: (i) arising under any applicable federal and state securities Applicable Laws; (ii) arising pursuant to or otherwise set forth in the Governing Documents of Parent; or (iii) created or imposed by Vendor or its Affiliates at or after the Closing (clauses (i) through (iii) collectively, the “Permitted Parent Securities Liens”).

(h)

Parent has timely filed or furnished with the SEC all reports, schedules, forms, statements, and other documents (including exhibits and other information incorporated therein) required to be filed or furnished by it since January 1, 2025. All such documents, including any audited or unaudited financial statements and any notes thereto or schedules included therein (the “Parent Financial Statements”) and that Parent may file after the date of this Agreement and prior to the Closing Date, are referred to herein as the “Required Parent SEC Documents”, and such Required Parent SEC Documents, together with any voluntarily filed forms, reports or other document filed by Parent with the SEC on or since January 1, 2025 (excluding, in each case, information explicitly deemed “furnished” rather than “filed”), are referred to herein as the “Parent SEC Documents”. The Required Parent SEC Documents, at the time filed or furnished: (i) complied in all material respects with the applicable requirements of the Exchange Act and the Securities Act, as applicable; and (ii) complied as to form in all material respects with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto. The Parent SEC Documents, at the time filed or furnished (except to the extent corrected or superseded by a subsequent Parent SEC Document filed prior to the date hereof), did not: (A) in the case of any registration statement, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading; or (B) in the case of Parent SEC Documents other than registration statements, include any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. The Parent Financial Statements were prepared in accordance with US GAAP applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto or the omission of notes to the extent permitted by Regulation S-K promulgated under the Securities Act or, in the case of unaudited statements, as permitted by Form 10-Q of the SEC) and, in the case of interim financial statements, subject to normal year-end adjustments, and fairly present in all material respects the consolidated financial condition, results of operations, and cash flows of Parent and its subsidiaries as of the dates and for the periods indicated therein.

(i)

There are no liabilities that would be required by US GAAP to be reserved, reflected or otherwise disclosed on a consolidated balance sheet of Parent other than: (i) liabilities reserved, reflected or otherwise disclosed in the consolidated balance sheet of Parent as of December 31, 2025 (including the notes thereto) included in the Parent Financial Statements; (ii) liabilities incurred in the ordinary course of business since December 31, 2025; (iii) fees and expenses incurred in connection with the Transaction and the related agreements; or (iv) liabilities that would not be reasonably likely to have, individually or in the aggregate, a material adverse effect in respect of the business, operations, results of operations, assets or fundamental condition of Purchaser, taken as a whole.

(j)

Parent is not now, and immediately after the issuance and/or sale of the Parent Common Stock comprising all or any portion of the Equity Purchase Price, will not be, required to register as an “investment company” or a company “controlled by” an entity required to register as an “investment company” within the meaning of the Investment Company Act of 1940.

(k)	Internal Controls; Listing Exchange.

(i)

Parent has established and maintains disclosure controls and procedures (as defined in Rule 13a-15 under the Exchange Act and including, without limitation, controls and procedures designed to ensure that information required to be disclosed by Parent in the reports that it files or submits under the Exchange Act is accumulated and communicated to Parent’s management, including its principal executive and principal financial officers, or persons performing similar functions, as appropriate to allow timely decisions regarding required disclosure) as required by Rule 13a-15 of the Exchange Act, which such disclosure controls and procedures are designed to ensure that information required to be disclosed by Parent in the reports that it files or submits under the Exchange Act is recorded, processed, summarized and reported, within the time periods specified in the SEC’s rules and forms, and Parent has carried out evaluations of the effectiveness of its disclosure controls and procedures as required by Rule 13a-15 of the Exchange Act and such disclosure controls and procedures were effective as of the end of Parent’s most recently completed fiscal quarter. Parent has established and maintains a system of internal controls over financial reporting (as defined in Rule 13a-15 under the Exchange Act) designed by, or under the supervision of, Parent’s principal executive and principal financial officers, or persons performing similar functions, and effected by Parent’s board of directors, management and other personnel, to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles.

(ii)

Since December 31, 2025, Parent has not become aware of, or been advised by its independent auditors of, any material weakness (as defined in Rule 12b-2 of the Exchange Act) in the design or operation of internal controls that is required to be disclosed in Parent’s filings with the SEC that has not been so disclosed. Since December 31, 2025: (i) Parent has not been advised by its independent auditors of any material weakness in the design or operation of internal controls that could adversely affect Parent’s internal controls; (ii) Purchaser has no knowledge of any fraud that involves management or other employees who have a significant role in Parent’s internal controls; and (iii) there have been no changes in internal controls or, to the knowledge of Parent, in other factors that could reasonably be expected to materially affect internal controls, including any corrective actions with regard to any material weakness.

(iii)

The Parent Common Stock is registered under Section 12(b) of the Exchange Act and is listed on the Exchange, and Parent has not received any notice of delisting. No judgment, order, ruling, regulation, decree, injunction, or award of any securities commission or similar securities regulatory authority or any other Governmental Authority, or of the Exchange, preventing or suspending trading in any equity interests of Parent has been issued, and no proceedings for such purpose are, to the knowledge of Parent, pending, contemplated or threatened.

(l)

Subject to the Registration Rights Agreement, as of the date of this Agreement, Parent is eligible to register all of the Parent Common Stock issued to Vendor (or its designees) pursuant to the terms of this Agreement for resale by Vendor (or its designees) under a Registration Statement on Form S-3 promulgated under the Securities Act.

(m)

The Transaction does not require any vote of the equityholders of Parent under Applicable Law, the rules and regulations of the Exchange (or other national securities exchange on which the Parent Common Stock is then listed) or the Governing Documents of Parent.

5.4	Representations and Warranties of Purchaser

Purchaser hereby makes the following representations and warranties to and in favour of Vendor:

(a)	Purchaser is a corporation duly formed and existing under the laws of the Province of Alberta and registered to carry on business in the jurisdictions in which the Acquired Interest are situated;

(b)

Purchaser has all requisite power, authority and capacity to purchase and accept the Acquired Interest in accordance with the provisions of this Agreement and the agreements and instruments required by this Agreement to be delivered by it, and perform the obligations hereunder and thereunder;

(c)

the execution, delivery and performance by Purchaser of this Agreement and all other agreements, delivered or to be delivered by Purchaser in connection herewith has been duly and validly authorized by all requisite action on the part of its directors, officers and, if applicable, shareholders, and will not result in any violation of, be in conflict with, or constitute a default under, the constating documents of Purchaser;

(d)

the execution, delivery and performance by Purchaser of this Agreement and all other agreements, delivered or to be delivered by Purchaser in connection herewith will not result in any violation of, be in conflict with or constitute a default under: (i) any term or provision of any agreement or instrument to which Purchaser is party or by which Purchaser is bound or any term or provision of the Governing Documents of Parent or instrument to which Parent is party or by which Parent is bound; or (ii) any Applicable Law that is specifically applicable to Purchaser, except, in either case, where such conflict or default would not adversely affect the Acquired Interest or the ability of Purchaser to complete the Transaction on the basis contemplated in this Agreement;

(e)

this Agreement and all other agreements delivered or to be delivered by Purchaser in connection herewith constitute, or when delivered shall constitute, legal, valid and binding obligations of Purchaser, enforceable against Purchaser in accordance with their respective terms, subject to all Applicable Law pertaining to bankruptcy, insolvency and creditors’ rights and the general principles of equity;

(f)

no authorization or approval or other action by, and no notice to or filing with, any Governmental Authority is required for the due execution, delivery and performance by Purchaser of this Agreement or any other agreement delivered or to be delivered by Purchaser in connection herewith, other than authorizations, approvals or exemptions previously obtained and currently in force or to be obtained as and when required during the Pre-Closing Period;

(g)

Purchaser is a “trade agreement investor” and is not a “state-owned enterprise”, all within the meaning of the Investment Canada Act, R.S.C. 1985, c.28 (1st Supp.), and the regulations promulgated thereunder;

(h)

Purchaser has not incurred any obligation or liability, contingent or otherwise, for brokers’ or finders’ fees in respect of this Agreement or the Transaction for which Vendor shall have any obligation or liability;

(i)	Purchaser is entering into this Agreement and will acquire the Acquired Interest for itself and not as agent or representative for any Third Party;

(j)	Purchaser is not a non-resident of Canada within the meaning of the Income Tax Act (Canada); and

(k)	Purchaser is a registrant in respect of GST under the GST Legislation and its GST registration number is 779699172 RT0001.

5.5	Limitation Regarding Purchaser’s Representations and Warranties

Each of Purchaser’s and Parent’s representations and warranties set forth in Section 5.3 and Section 5.4 respectively is made as of the date of this Agreement and will be made as of the Closing Date, or as of such other date or dates as specified therein.

ARTICLE 6

INDEMNITIES

6.1	Vendor’s Indemnities

From and after Closing and subject to Sections 6.4 and 6.5, Vendor shall be liable for all Losses and Liabilities suffered, sustained, paid or incurred by Purchaser or any of Purchaser’s Related Persons, and, in addition and as an independent covenant, shall defend, indemnify and keep harmless Purchaser from and against all Losses and Liabilities suffered, sustained, paid or incurred by it and all Claims made against it, in either case, as a result of:

(a)	any breach of any representation or warranty made by Vendor in Section 5.1 or in the Vendor Officer’s Certificate;

(b)	any breach by Vendor of any of its covenants or agreements contained in this Agreement; and

(c)	the Retained Liabilities;

in any case, except to the extent that any Claims, Losses or Liabilities are reimbursed by insurance maintained by Purchaser (in which case Vendor’s indemnity obligations hereunder shall be reduced by the amount of insurance proceeds actually received by Purchaser with respect to the underlying Claim net of any deductible paid by Purchaser with respect to such Claim) or are caused by the gross negligence or willful misconduct of Purchaser or any of Purchaser’s Related Persons. Notwithstanding the foregoing in this Section 6.1, nothing in this Section 6.1 shall be construed so as to require Vendor to be liable for or to indemnify Purchaser or Purchaser’s Related Persons in connection with any such Losses and Liabilities or any such Claims to the extent arising from matters or things for which Vendor is entitled to indemnification pursuant to Section 6.2.

6.2	Purchaser’s Indemnities

From and after Closing and subject to Sections 6.4 and 6.5, Purchaser shall be liable for all Losses and Liabilities suffered, sustained, paid or incurred by Vendor or any of Vendor’s Related Persons, and, in addition and as an independent covenant, shall defend, indemnify and keep harmless Vendor and each of Vendor’s Related Persons from and against all Losses and Liabilities suffered, sustained, paid or incurred by it and all Claims made against it, in either case, as a result of:

(a)	any breach of any representation or warranty made by Purchaser in Section 5.4 or by Parent in Section 5.3 or in the Purchaser Officer’s Certificate;

(b)	any breach by Purchaser or Parent of any of their respective covenants or agreements contained in this Agreement; or

(c)	the Assumed Obligations;

in any case, except to the extent that any Claims, Losses or Liabilities are reimbursed by insurance maintained by Vendor (in which case Purchaser’s indemnity obligations hereunder shall be reduced by the amount of insurance proceeds actually received by Vendor with respect to the underlying Claim net of any deductible paid by Vendor with respect to such Claim) or are caused by the gross negligence or willful misconduct of Vendor or any of Vendor’s Related Persons. Notwithstanding the foregoing in this Section 6.2, nothing in this Section 6.2 shall be construed so as to require Purchaser to be liable for or to indemnify Vendor or Vendor’s Related Persons in connection with any such Losses and Liabilities or any such Claims to the extent arising from matters or things for which Purchaser is entitled to indemnification pursuant to Section 6.1.

6.3	Purchaser’s Environmental Indemnity

From and after Closing, Purchaser shall be liable for all Losses and Liabilities suffered, sustained, paid or incurred by Vendor or any of Vendor’s Related Persons, and, in addition and as an independent covenant, shall defend, indemnify and save harmless Vendor and each of Vendor’s Related Persons from and against all Losses and Liabilities suffered, sustained, paid or incurred by it and all Claims made against it, in either case, in respect of any and all past, present and future Assumed Environmental Liabilities. This assumption of liability and indemnity shall apply without limit and without regard to the negligence of Vendor or any of Vendor’s Related Persons. The Parties acknowledge that the Purchase Price has taken into account all of the Assumed Environmental Liabilities and, accordingly, this assumption of liability and indemnity shall apply in respect of all of the Assumed Environmental Liabilities. Purchaser hereby waives, and acknowledges and agrees that it shall not exercise, any right or remedy against Vendor or any of Vendor’s Related Persons in respect to any such Assumed Environmental Liabilities that Purchaser may otherwise have under Applicable Law, including any right to name Vendor or any of Vendor’s Related Persons as a party to any Claim commenced by Purchaser or by any Third Party in which Purchaser is a party. Notwithstanding the foregoing in this Section 6.3, nothing in this Section 6.3 shall be construed so as to require Purchaser to be liable for, to waive any right with respect to or to indemnify Vendor or any of Vendor’s Related Persons in connection with (a) any Losses and Liabilities or any such Claims to the extent arising from matters or things for which Purchaser is entitled to indemnification pursuant to Section 6.1, or that are reimbursed by insurance maintained by Vendor (in which case Purchaser’s indemnity obligations hereunder shall be reduced by the amount of insurance proceeds actually received by Vendor with respect to the underlying Claim net of any deductible paid by Vendor with respect to such Claim) or (b) any Retained Liabilities.

6.4	Survival; Time Limitation

Other than with respect to the Retained Liabilities (and Vendor’s indemnification obligations under Section 6.1(c) with respect to the Retained Liabilities), the survival periods for the various representations, warranties, covenants and agreements contained herein shall be as follows: (a) Fundamental Representations shall survive indefinitely; (b) the representations and warranties contained in Sections 5.1(u)(i) and 5.1(u)(ii) shall survive for 24 months after Closing; (c) each of Vendor’s, Purchaser’s and Parent’s obligations with respect to any covenants or agreements (including any indemnity obligations) to be performed prior to Closing shall survive for 12 months after Closing; (d) Vendor’s, Purchaser’s and Parent’s obligations with respect to any covenants or agreements to be performed after Closing shall survive until fully performed; (e) the representations and warranties contained in Sections 5.1(g) and 5.1(h) shall survive until 60 days after the relevant Governmental Authorities are no longer entitled to assess or reassess the Taxes in question, having regard, without limitation, to any entitlement of a Governmental Authority to assess or reassess in respect of such Taxes without limitation in the event of fraud or misrepresentation attributable to neglect, carelessness or wilful default; (f) all other representations and warranties of Vendor shall survive for 12 months after Closing, and (g) all other representations and warranties of Purchaser and Parent shall survive for 12 months after Closing. Representations, warranties, covenants and agreements shall be of no further force and effect after the date of their expiration; provided, that, there shall be no termination of any bona fide Claim asserted pursuant to this Agreement with respect to such a representation, warranty, covenant or agreement prior to its expiration. The indemnities in Section 6.1(a), Section 6.1(b), Section 6.2(a) and Section 6.2(b) shall terminate as of the expiration date of each respective representation, warranty, covenant or agreement that is subject to indemnification thereunder, unless written notice, with reasonable particulars, of the applicable Losses and Liabilities or Claim has been received by the applicable Party on or before such expiration date. The indemnities in Section 6.2(c) shall survive indefinitely. The indemnities in Section 6.1(c): (i) with respect to clauses (vi) and (vii) of the definition of “Retained Liabilities “ shall survive indefinitely, (ii) with respect to clauses (i), (ii), (iii) and (v) of the definition of “Retained Liabilities “ shall survive for 24 months after Closing; and (iii) with respect to clause (iv) of the definition of “Retained Liabilities” shall survive for 60 days after the statute of limitations has expired.

6.5	Limitations

(a)	Notwithstanding any other provision in this Agreement:

(i)

except with respect to the Fundamental Representations and to Losses and Liabilities: (A) caused by fraud, gross negligence, willful misconduct or intentional misrepresentation committed by Vendor, or (B) related to breaches of the representations and warranties contained in Sections 5.1(g), 5.1(h), 5.1(u)(i) and 5.1(u)(ii), Vendor shall not be liable to Purchaser and Purchaser’s Related Persons for any individual Losses and Liabilities with respect to the matters contained in Section 6.1(a) unless such individual Losses or Liabilities (or series of related Losses or Liabilities arising from a common set of facts) exceeds One Hundred Thousand Dollars ($100,000) (the “De Minimus Threshold”), and any such individual Losses or Liabilities (or series of related Losses or Liabilities arising from a common set of facts) not in excess of the De Minimus Threshold will not be aggregated or otherwise counted for the purposes of calculating the Qualifying Loss threshold in this Section 6.5(a)(i) and Vendor shall not be liable to Purchaser and Purchaser’s Related Persons for any Losses and Liabilities with respect to the matters contained in Section 6.1(a) unless and until the aggregate of all Losses and Liabilities therefrom for which Vendor would otherwise be liable exceeds an amount equal to Five Million Dollars ($5,000,000) (the “Qualifying Loss”), after which Vendor shall only be liable for Losses and Liabilities in excess of the Qualifying Loss;

(ii)

except with respect to the Fundamental Representations and to Losses and Liabilities (A) caused by fraud, gross negligence, willful misconduct or intentional misrepresentation committed by Vendor, or (B) related to breaches of the representations and warranties contained in Sections 5.1(g), 5.1(h), 5.1(u)(i) and 5.1(u)(ii), Vendor’s aggregate liability to Purchaser and Purchaser’s Related Persons for Losses and Liabilities with respect to the matters contained in Section 6.1(a) shall not exceed 30% of the Purchase Price;

(iii)

except with respect to Losses and Liabilities (A) caused by fraud, gross negligence, willful misconduct or intentional misrepresentation committed by Vendor, or (B) related to breaches of the representations and warranties contained in Sections 5.1(g), 5.1(h), 5.1(u)(i) and 5.1(u)(ii), in no event shall Vendor’s aggregate liability to Purchaser and Purchaser’s Related Persons for Losses and Liabilities with respect to the matters contained in Sections 6.1(a) and 6.1(b) (including with respect to Losses and Liabilities arising out of any breach of the covenants and agreements made by Vendor in this Agreement and to be performed prior to or at Closing, but excluding for certainty, all covenants and agreements made by Vendor in this Agreement and to be performed after Closing) exceed the Purchase Price; and

(iv)

for purposes of determining whether a breach of any representation or warranty has occurred and the amount of Losses and Liabilities resulting therefrom, all reference to “material,” “Material Adverse Effect” or other materiality qualifiers in the representations or warranties contained in Section 5.1 shall be disregarded.

(b)

From and after Closing the sole remedy available to Purchaser in respect to this Agreement and the Transaction, including any breach of Vendor’s representations and warranties set forth in Section 5.1 or a breach by Vendor of any of its covenants in this Agreement that are to be performed prior to or at Closing, shall be Vendor’s assumption of liability and indemnity provided for in Section 6.1 and Purchaser hereby releases and waives any and all other Claims or any other remedy or relief that it has or hereafter may have in this regard, whether arising at law, in equity or otherwise.

(c)

Notwithstanding any other provision of this Agreement, from and after Closing nothing contained in this Agreement shall impose any liability on either Party for Consequential Losses suffered by the other Party or its Related Persons, provided that this Section 6.5(c) shall not (i) apply to Losses and Liabilities arising from fraud; or (ii) preclude a Party from entitlement to indemnification, to the extent expressly provided in this Agreement, for such Party’s liability to a Third Party for Losses which such Third Party suffers, sustains, pays or incurs and which are claimed against the indemnified Party.

(d)

Notwithstanding anything herein to the contrary: (i) Purchaser and Purchaser’s Related Persons shall not be entitled to indemnification or reimbursement under any provision of this Agreement for any amount to the extent any such Person has been reimbursed for such amount under any other provision of this Agreement; (ii) Purchaser and Purchaser’s Related Persons shall not be entitled to indemnification or reimbursement under any provision of this Agreement for Losses and Liabilities suffered by, or incurred in respect of any matter, circumstance or event, including any breach of Vendor’s representations, warranties or covenants hereunder to the extent any such Person has been reimbursed for such amount under any other provision of this Agreement; and (iii) without limiting the foregoing, nothing in this Agreement shall be construed to provide an indemnity or other recovery for any Losses and Liabilities for which the damaged Party has been fully compensated under any other provision of this Agreement, any agreement delivered by any Party in connection herewith or any other contract between the Parties or action at law or equity.

(e)	This Section 6.5 shall survive Closing and any termination of this Agreement.

6.6	Procedures – General Indemnities

If a Party (the ”Claiming Party”) wishes to claim indemnification from the other Party (the “Indemnifying Party”) pursuant to Sections 6.1, 6.2, or 6.3, the following shall apply:

(a)

Promptly after acquiring knowledge of the subject matter of the Claim or the Losses and Liabilities in respect of which the claim for indemnification is to be made (an ”Indemnified Matter”), the Claiming Party shall provide notice thereof to the Indemnifying Party, provided that, failure to give such notice will not limit or lessen the right of the Claiming Party to indemnity under this Agreement except to the extent that the Indemnifying Party is prejudiced in its contest or defence of the Indemnified Matter as a result of such failure. Such notice shall describe the nature of the Indemnified Matter in reasonable detail and indicate, if reasonably ascertainable, the Claiming Party’s good faith estimate of the amount for which the Indemnifying Party may be liable under this Agreement in respect of such Indemnified Matter.

(b)	If the Indemnified Matter relates to a Claim made or brought by a Third Party:

(i)

the Indemnifying Party shall have the right to participate in or to elect to assume control of the defence or dispute of any such Claim. Any such participation in or assumption of control of the defence or dispute of the Claim shall be at the Indemnifying Party’s own expense and use counsel chosen by the Indemnifying Party. The Claiming Party shall provide all reasonable assistance that the Indemnifying Party may reasonably request in connection with such defence or dispute;

(ii)

the Claiming Party shall have the right to participate in the defence or dispute of any such Indemnified Matter using counsel of its own choice if representation of both the Claiming Party and the Indemnifying Party by the same counsel would be inappropriate due to conflicting interests of the two Parties, including Claims that would be partially excluded from indemnification by the Indemnifying Party by virtue of another provision of this Agreement. The Indemnifying Party shall be liable for the costs of such additional counsel retained by the Claiming Party, but only to the extent that such costs pertain to the defence or dispute of the Indemnified Matter; and

(iii)

the Claiming Party shall not settle or compromise, or propose to settle or compromise, any such Indemnified Matter without first obtaining the consent of the Indemnifying Party, provided that, such consent shall not be required if: (A) the Indemnifying Party denies or disputes that the particular Claim constitutes an Indemnified Matter and refuses to take responsibility for the defence or dispute thereof as provided herein; (B) the Indemnifying Party fails to respond to any notice of the Indemnified Matter given by the Claiming Party in accordance with Section 6.6(a) within 15 days of receipt thereof by the Indemnifying Party; or (C) the Indemnifying Party either refuses or fails to defend or dispute such Indemnified Matter after assuming responsibility for the defence or dispute thereof as provided above. In each such a case, the Claiming Party shall be entitled to defend, dispute, settle or compromise such a Claim by a Third Party in any manner it determines to be appropriate, acting reasonably and in good faith, subject to any limitations set forth in this Agreement.

(c)

If the Indemnified Matter relates to Losses and Liabilities directly suffered, sustained, paid or incurred by the Claiming Party or any of the Claiming Party’s Related Persons, the Indemnifying Party shall respond to the Claiming Party as to whether the Indemnifying Party accepts liability for such Indemnified Matter within 30 days of receipt of the Claiming Party’s notice given in accordance with Section 6.6(a) and:

(i)	if the Indemnifying Party does not respond within such 30-day period, the Indemnifying Party shall be deemed to have not accepted its liability for such Indemnified Matter;

(ii)

if the Indemnifying Party accepts its liability for such Indemnified Matter, the Indemnifying Party shall discharge its liability to indemnify the Claiming Party within 10 days after the end of the initial 30-day notice period; and

(iii)

if the Indemnifying Party disputes whether the particular Losses and Liabilities constitute an Indemnified Matter or the amount of such Losses and Liabilities for which the Indemnifying Party is liable within such 30-day period, or if the Indemnifying Party accepts or is deemed to have accepted liability for such Indemnified Matter, but fails to discharge such liability within the specified period, the Claiming Party shall be free to seek to enforce its right to indemnification in respect of such Indemnified Matter under this Agreement in any manner that it deems appropriate.

(d)

If the Indemnifying Party has paid an amount in respect of an Indemnified Matter pursuant to this Agreement, then: (i) the Indemnifying Party will be subrogated to all and any Claims that the Claiming Party may have relating thereto without any further action; (ii) the Claiming Party, without limiting its rights to the indemnity under this Agreement, shall provide any reasonable assistance that the Indemnifying Party may reasonably request in order to permit the Indemnifying Party to pursue such Claims; and (iii) if the Claiming Party is subsequently reimbursed by any Person or from any source other than the Indemnifying Party in respect of the Indemnified Matter, the Claiming Party shall promptly pay to the Indemnifying Party any such amounts so received by it, up to the amount received from the Indemnifying Party in respect of such Indemnified Matter.

6.7	Mitigation

Each

Party entitled to indemnification hereunder shall use commercially reasonable efforts to mitigate his, her or its respective Losses and Liabilities upon and after becoming aware of any event or condition that would reasonably be expected to give rise to any Losses and Liabilities that are indemnifiable hereunder.

6.8	Adjustments to Purchase Price for Tax Purposes

All payments made by an Indemnifying Party to an indemnified Party in respect of any Claim pursuant to Sections 6.1 or 6.2 hereof shall be treated as adjustments to the Purchase Price for Tax purposes, to the maximum extent permitted by Applicable Laws, and shall be allocated to the Petroleum and Natural Gas Rights on a dollar-for-dollar basis.

Notwithstanding any other provision of this Agreement, in the event that an amount is to be paid or forfeited as a result of a breach, modification or termination of this Agreement, including pursuant to Sections 2.2(d), 6.1 or 6.2, section 182 of the GST Legislation or any applicable provincial legislation that applies to the amount to be paid or forfeited, as the case may be, the amount shall be increased by an amount equal to the product of the aggregate of the GST percentage rate multiplied by the amount otherwise payable and the payor shall pay the increased amount.

6.9	Financing Cooperation

(a)

Prior to the Closing, Vendor shall, and shall use commercially reasonable efforts to, at Purchaser’s sole expense in accordance with this Section 6.9, cause its Related Persons with appropriate seniority and expertise to, provide reasonable and customary cooperation to Purchaser in connection with any Financing (or in connection with satisfying its collateral obligations under its existing credit facility) as may be reasonably requested by Purchaser with reasonable advance notice to Vendor, including, as requested, using commercially reasonable efforts to:

(i)	participate at reasonable times in a reasonable number of meetings, drafting sessions and rating agency and due diligence sessions, in each case, upon reasonable advance notice;

(ii)	reasonably cooperate with the reasonable due diligence efforts of Purchaser and any Financing Sources;

(iii)

furnish (A) customary financial, reserves, and other pertinent information (including asset schedules, lease operating statements, production reports, title information, reserve reports and other similar information) regarding the Assets as shall exist and be reasonably requested by Purchaser for use in connection with any marketing of any Financing as is reasonably requested or required therefor and (B) customary and reasonable authorization letters to any Financing Sources, authorizing the distribution of information to prospective lenders or investors and other financing sources; provided that, for the avoidance of doubt, all such information shall be treated as confidential and customary confidentiality provisions or obligations shall be in place, and Vendor shall not be required to provide any information regarding any projections, ownership or an as-adjusted capitalization table or any pro forma financial information or statements; and

(iv)

provide reasonable assistance with (and provide reasonably requested information for) the preparation of customary materials for offering prospectuses, offering memoranda, bank information memoranda, marketing materials, rating agency presentations and similar documents;

provided that, in each case:

(A)

it is acknowledged and agreed by Purchaser that in no event shall the receipt or availability of any Financing be a condition to completing the Transaction or any of the obligations of Purchaser hereunder;

(B)	such requested provision, cooperation or potential Financing, will not materially impair, delay or prevent the satisfaction of any condition set out in Section 3.1 or Section 3.2;

(C)	such requested provision or cooperation is made on reasonable advance notice and does not unreasonably interfere with or disrupt the ongoing operations of Vendor; and

(D)

none of Vendor or its Related Persons shall: (1) be required to pay any commitment or other similar fee; (2) have any Liability or obligation under any document, agreement, certificate or instrument related to or connected to any Financing; (3) be required to take any action that will conflict with or violate any Applicable Laws or that could reasonably be expected to result in a violation or breach of, or default under, a contract to which Vendor or any Related Person is a party; (4) be required to provide cooperation that involves any binding commitment by Vendor or any Related Persons; (5) be required to disclose any information that in their good faith judgment would violate any of their contractual or legal obligations with respect to confidentiality; or (6) be required to: (x) pass resolutions or consents, approve or authorize the execution of, or execute any document, agreement, certificate or instrument (other than customary authorization and representation letters) or take any other corporate action with respect to any Financing; or (y) provide or cause its legal counsel (including any internal counsel) to provide any legal opinions. Vendor shall not be required to make any representation, warranty or certification with respect to any Financing or document, agreement, certificate or instrument related thereto (other than with respect to customary authorization and representation letters).

(b)

Notwithstanding anything to the contrary in this Agreement: (i) Purchaser shall promptly upon request by Vendor, reimburse Vendor for all documented and reasonable out-of-pocket expenses (including legal expenses limited to one Canadian and one US external legal counsel) incurred by Vendor or any of its Related Persons to the extent incurred in connection with this Section 6.9; and (ii) Purchaser shall be liable for and indemnify and save harmless Vendor and each Related Person (each of whom shall be an express third party beneficiary of this Section 6.9 and may enforce the provisions hereof) for all Losses and Liabilities suffered, sustained, paid or incurred by any of them and all Claims made against any of them, in each case, to the extent directly resulting from, arising out of, relating to or caused by this Section 6.9, including in respect of any provision or cooperation contemplated by this Section 6.9, except for such Losses, Liabilities and Claims to the extent directly or indirectly resulting from, arising out of, relating to or caused by such Person’s gross negligence, bad faith or willful misconduct, and such obligations shall survive the Closing or the earlier termination of this Agreement in accordance with its terms.

(c)

Notwithstanding anything to the contrary in this Agreement: (i) except in the case of Vendor’s willful and material breach of its obligations under this Section 6.9, which Purchaser provided written notice thereto to Vendor and such willful and material breach is not cured within five Business Days of such notice (a “Qualified Financing Breach”), in no event shall any failure by Vendor or any of its Related Persons to comply with this Section 6.9 be used or relied upon by Purchaser to: (A) terminate this Agreement; (B) assert the failure of any of Purchaser’s conditions to Closing to be satisfied, other than to the extent resulting from a Qualified Financing Breach; (C) assert that Vendor is not entitled to terminate this Agreement; or (D) assert any claim for damages under this Agreement; and (ii) any requested provision or cooperation under this Section 6.9 shall not be considered to constitute a breach of the representations, warranties or covenants of Vendor under this Agreement, except in the case of a Qualified Financing Breach.

(d)

Vendor hereby consents to the use of its and its subsidiaries’ and equity owners’ trademarks, trade names and logos in connection with any Financing; provided that such trademarks, trade names and logos are used solely in a manner that is not intended, or reasonably likely, to harm or disparage Vendor or the reputation or goodwill of Vendor.

(e)

Vendor agrees that Purchaser, Parent or an Affiliate thereof may initiate contact with and, pursue and provide the information contemplated by Section 6.9 to its existing lenders or any Financing Sources in connection with any Financing and the transactions contemplated by this Agreement, in each case, in connection with the transactions contemplated hereunder and who are informed of the confidential nature of such information and who are subject to customary confidentiality obligations.

ARTICLE 7

PRE-CLOSING PERIOD

7.1	Maintenance of Assets

(a)

During the Pre-Closing Period, except (x) as set forth in the Development Plan or (y) as required by the Title and Operating Documents and any other agreements and documents to which the Assets are subject:

(i)	Vendor shall:

(A)

operate and maintain the Assets in a prudent manner and in accordance with normal oil and gas industry practices in the Province of Alberta and in all material respects, all Applicable Law pertaining to the Assets;

(B)	operate and maintain the Assets in all material respects, in accordance with the terms and conditions of the Title and Operating Documents;

(C)	perform and comply in all material respects with all covenants and conditions contained in the Title and Operating Documents;

(D)	pay or cause to be paid all costs and expenses relating to the Acquired Interest which become due and payable during the Pre-Closing Period;

(E)	continue to maintain its insurance coverage in respect of the Assets in the amounts and of the types in effect as of the Execution Date;

(F)	maintain the Books and Records in the usual and ordinary manner, in accordance with the usual accounting practices of Vendor;

(G)

keep Purchaser reasonably apprised of any and all operating and production activities and drilling, re-drilling, completion or re-completion operations with respect to the Assets, to the extent permitted under Applicable Law;

(H)	promptly, but in any event within five Business Days of becoming aware of such emergency, notify Purchaser of any emergency affecting the Assets;

(I)

promptly, but in any event within five Business Days of Vendor’s receipt of the relevant listing or writing, notify Purchaser of any: (i) Claim filed or threatened against Vendor with respect to the Assets; or (ii) any actual or threatened casualty or condemnation affecting the Assets; and

(J)	maintain in all material respects all material Permits that are maintained by Vendor with respect to the Assets as of the Execution Date;

(ii)	Vendor shall not, without Purchaser’s prior consent:

(A)

propose or initiate the exercise of any option arising as a result of the ownership of the Acquired Interest, or make any commitment or propose, initiate or authorize any individual expenditure with respect to the Acquired Interest that is in excess of One Hundred Thousand Dollars ($100,000) individually, except in the case of an emergency, an imminent and substantial threat to the Environment or to protect human life or safety or preserve the Acquired Interest or title to the Acquired Interest, or to the extent required by the order or direction of a Governmental Authority;

(B)	surrender or abandon any of the Acquired Interest;

(C)

terminate or amend, or agree to the amendment of, in any material respect, the terms or conditions of any Title and Operating Documents, or enter into any new agreements respecting the Assets other than in the ordinary course of business, so long as any such amendment would not result in a decrease to the represented Working Interest (as such term is defined in the form of the Joint Operating Agreement) or Net Revenue Interest (as such term is defined in the form of the Joint Operating Agreement) set forth on Annex V of the form of the Joint Operating Agreement for the applicable Development Location (as such term is defined in the form of Joint Operating Agreement) as of the Execution Date;

(D)

sell, transfer, assign, encumber, hypothecate or otherwise dispose of, surrender, forfeit or abandon any of the Assets or any part thereof, create any adverse Claims against the Assets or agree to do any of the foregoing except for sales of equipment, materials, supplies and inventory in the ordinary course of business and provided that such proceeds shall be adjusted for pursuant to Section 2.7;

(E)	resign or take any action which would result in Vendor’s resignation or replacement as operator of any of the Assets of which Vendor is the current operator;

(F)	grant a Security Interest or any Encumbrance with respect to any of the Assets;

(G)	voluntarily waive or release any material right with respect to the Acquired Interest or abandon any Assets (except the abandonment or expiration of Leases in accordance with their terms);

(H)	waive, settle or compromise any Claim relating to the Assets;

(I)	make any election not to participate in, or to otherwise become a non-consenting party with respect to, any operation with respect to the Assets; and

(J)

propose or initiate the exercise of any right or option relative to, or arising as a result of the ownership of, the Assets, or propose or initiate any operations on the Lands which have not been commenced or committed to by Vendor as of the Execution Date, if such exercise or option would result in either an obligation of Purchaser hereunder after the Effective Time, or a material adverse effect on the value of any of the Assets, or agree to do any of the foregoing.

7.2	Interim Period Notices

(a)

Vendor shall promptly provide Purchaser with copies of any AFEs, requests for consents, operations notices and other similar notices received by Vendor during the Pre-Closing Period in connection with the Acquired Interest.

(b)

Prior to the Closing Date, without the written consent of Vendor, Purchaser shall not, and shall not be entitled to, propose to Vendor, or to cause Vendor to propose to others, the conduct of any operations on the Lands or the exercise of any right or option relative to the Acquired Interest.

7.3	Casualty Loss and Condemnation

If, during the Pre-Closing Period, any portion of the Assets is destroyed by fire or other casualty (not including normal wear and tear, downhole mechanical failure or reservoir changes) or if any portion of the Assets are taken by condemnation or under the right of eminent domain (a “Casualty Loss”), this Agreement shall remain in full force and effect, Purchaser shall nevertheless be required to close the Transaction and, at Closing: (a) Vendor shall assign the Acquired Interest affected by such Casualty Loss to Purchaser in their condition after such Casualty Loss; (b) for any such Casualty Loss, Vendor shall pay to Purchaser all sums actually paid to Vendor by Third Parties by reason of any Casualty Loss pro rata in respect to the Acquired Interest; and (c) Vendor shall assign, transfer and set over to Purchaser or subrogate Purchaser to all of Vendor’s or its Affiliates’ right, title and interest (if any) in insurance claims, unpaid awards, and other rights against Third Parties arising out of such Casualty Loss insofar as with respect to the Acquired Interest; provided, however, that Vendor shall reserve and retain (and Purchaser shall assign to Vendor) all right, title, interest and claims against Third Parties for the recovery of Vendor’s costs and expenses incurred prior to Closing in repairing such Casualty Loss or pursuing or asserting any such insurance claims. Vendor shall give Purchaser prompt notice of any Casualty Loss of which Vendor becomes aware, and Vendor shall not voluntarily compromise, settle or adjust any amounts payable by reason of any Casualty Loss without first obtaining the written consent of Purchaser, which consent may not be unreasonably withheld, conditioned or delayed.

ARTICLE 8

POST-CLOSING MATTERS

8.1	Post-Closing Matters

(a)

Following Closing and subject in all cases to the Joint Operating Agreement, Vendor shall retain responsibility for the administration and operation of the Assets, and if and to the extent that Purchaser must be novated into, recognized as a party to, or otherwise accepted as assignee or transferee of Vendor’s interest in the Acquired Interest or certain of them, including any Title and Operating Documents or other agreements governing or otherwise pertaining to any Acquired Interest, the following provisions shall apply with respect to the applicable Acquired Interest until such novation, recognition or acceptance has occurred:

(i)

Vendor shall hold title to such Acquired Interest as bare trustee, for Purchaser, shall represent Purchaser and shall receive and hold, as bare trustee and agent of Purchaser, all proceeds, benefits and advantages accruing in respect of such Acquired Interest for the benefit, use and ownership of Purchaser;

(ii)

Vendor shall promptly provide to Purchaser all AFEs, notices and other information, documents and correspondence relating to the applicable Acquired Interest that it receives and shall respond promptly to such AFEs, notices and other information and documents pursuant to the written instructions of Purchaser, but only if such instructions are received on a timely basis, provided that, Vendor may, but shall not be obliged to, refuse to follow any such instructions that it reasonably believes to be contrary to Applicable Law or in conflict with any applicable Title and Operating Document or other agreement; and

(iii)

as soon as is reasonably practicable following Vendor’s receipt thereof but in any event no later than 30 days after receipt, Vendor shall deliver to Purchaser all revenues, proceeds and other benefits received by Vendor and derived from the Acquired Interest (excluding any such revenues, proceeds or benefits that relate to matters arising prior to the Effective Time), less the share of the applicable Crown or lessor royalties, operating costs, treating, processing and transportation expenses and any other costs and expenses directly associated with the Acquired Interest and the Petroleum Substances produced therefrom or allocated thereto that have been paid or are payable by Vendor, and less any reasonable out-of-pocket costs and expenses paid or incurred by Vendor in the discharge of its duties and obligations pursuant to this Section 8.1.

For clarity, from and after the novation of the Acquired Interest, the Joint Operating Agreement governs operations of the Assets and the provisions in this Article 8 cease to apply.

(b)

Purchaser does hereby and shall ratify all actions taken by Vendor or refrained to be taken by Vendor pursuant to the terms of this Section 8.1 in such capacity, with the intention that all such actions shall be taken in accordance with the written directions of Purchaser.

8.2	Liability for Post-Closing Operations

(a)	Without limiting in any way the rights and remedies in Article 6, liabilities relating to any operation or maintenance of the Assets after Closing will be governed by the Joint Operating Agreement.

(b)

Notwithstanding that the “Operator Only Assets” are “Excluded Assets” under the terms hereof, without limiting the terms and conditions of this Agreement, including the rights and remedies in Article 6 and the allocation provisions set forth in 2.5 and Section 2.7, Parties acknowledge and agree that this Agreement will not serve to limit or restrict Vendor’s ability, in its capacity as Operator under the Joint Operating Agreement, from charging and administering costs, charges, fees or liabilities incurred, arising under or relating to the Operator Only Assets in accordance with the Joint Operating Agreement.

(c)	This Section 8.2 shall survive Closing.

ARTICLE 9

DUE DILIGENCE REVIEW

9.1	Due Diligence

Purchaser acknowledges that it has, prior to the execution hereof, been given an opportunity to:

(a)	review Vendor’s title to the Assets; and

(b)	conduct an environmental review of the Assets;

and that it has satisfied itself in regard to both Vendor’s title to the Assets and all environmental matters relating to the Assets, including any past, present or future Environmental Liabilities. Without limiting in any way Purchaser’s rights and remedies in Article 6 (including Purchaser’s indemnification rights in Section 6.1), Purchaser otherwise expressly waives all defects relating either to Vendor’s title to the Assets or to environmental matters relating to the Assets, whether disclosed by Purchaser’s review or otherwise.

ARTICLE 10

RIGHTS OF FIRST REFUSAL

10.1	ROFRs

(a)

If during the Pre-Closing Period, a Party discovers a bona fide ROFR (determined in good faith) with respect to any of the Acquired Interests (the “ROFR Assets”), the discovering Party will provide notice to the other Party within two Business Days of such determination. Promptly thereafter, Purchaser shall advise Vendor in writing of its bona fide allocations of value for Vendor’s interest in and to the ROFR Assets (the “Allocated Value”). Vendor shall comply with the applicable provisions of such rights and shall courier notices to the Third Parties (and Purchaser, if applicable) holding such rights (the “ROFR Holders”) no later than three Business Days after the date the discovering Party provided notice thereof to the other Party, in a form that is acceptable to Purchaser acting reasonably, using the Allocated Value of Purchaser.

(b)

Purchaser shall be liable to Vendor and Vendor’s Related Persons for, and shall, in addition, and as an independent covenant shall defend, indemnify and keep harmless Vendor and each of Vendor’s Related Persons from and against all Losses and Liabilities suffered, sustained, paid or incurred by it and all Claims made against it, in either case, as a result of, arising out of, or in connection with, the use of such allocations in respect of the ROFRs.

(c)

Vendor shall notify Purchaser in writing forthwith upon each Third Party consenting, denying consent, exercising or waiving such a ROFR. If any such Third Party validly denies consent or elects to exercise such a right:

(i)

the terms “Assets”, “Major Facilities”, “Miscellaneous Interests”, “Petroleum and Natural Gas Rights”, “Tangibles”, “Title and Operating Documents” and “Wells” will be deemed to have been amended to reflect the exclusion of the applicable ROFR Assets, those excluded Assets shall not be conveyed to Purchaser and the Schedules hereto will be deemed to be amended accordingly;

(ii)	the Purchase Price, Tax allocations shall be reduced by the applicable Allocated Value and adjustments under Section 2.7 will be calculated accordingly; and

(iii)

Vendor shall promptly amend or revise any filings with Governmental Authorities in connection herewith or any documentation or material provided with or pursuant to those filings to reflect the amended definition of the Assets (and related definitions) and the amended Purchase Price and adjustments and Purchaser shall co-operate with Vendor in making those amendments and revisions.

10.2	ROFRs Post-Closing

In the event that not all ROFRs related to the ROFR Assets have been consented to, exercised, extinguished by lapse of time or waived as at the Closing Time (such ROFRs, the “Outstanding ROFRs”), Closing shall nevertheless proceed in respect of the remaining Acquired Interest in the Assets not subject to such Outstanding ROFRs, and Purchaser will deposit with the ROFR Escrow Agent under the terms of the ROFR Escrow Agreement, that portion of the Purchase Price allocated to the Acquired Interest in the Assets subject to the Outstanding ROFRs (the “ROFR Escrow Assets”) and the Parties will deposit with the ROFR Escrow Agent under the terms of the ROFR Escrow Agreement all executed closing documentation required for completion of the sale of all ROFR Escrow Assets by Vendor to Purchaser. In such case, the following procedures shall apply:

(a)

if an Outstanding ROFR is exercised by a Third Party with respect to ROFR Escrow Assets within the time provided for the exercise thereof, the Parties will promptly notify the ROFR Escrow Agent thereof and jointly instruct the ROFR Escrow Agent in writing to:

(i)	return to Purchaser the funds deposited with the ROFR Escrow Agent in respect of such ROFR Escrow Assets (together with interest accrued thereon, if any); and

(ii)	return to Purchaser or Vendor, as applicable, their respective closing documentation related to such ROFR Escrow Assets deposited with the ROFR Escrow Agent,

and the closing documentation related to such ROFR Escrow Assets deposited with the ROFR Escrow Agent will be of no force or effect;

(b)

if after Closing an Outstanding ROFR with respect to ROFR Escrow Assets is extinguished by lapse of time, waiver or otherwise (other than as a result of being exercised) and is not subject to a ROFR Action, the Parties will promptly notify the ROFR Escrow Agent thereof and jointly instruct the ROFR Escrow Agent in writing to:

(i)	promptly pay the funds deposited with the ROFR Escrow Agent in respect of such ROFR Escrow Assets (together with interest accrued thereon, if any) to Vendor; and

(ii)	promptly deliver copies of the closing documentation deposited with the ROFR Escrow Agent in relation to such ROFR Escrow Assets to each Party,

and the closing documentation deposited with the ROFR Escrow Agent in relation to such ROFR Escrow Assets shall be effective and the sale of such ROFR Escrow Assets to Purchaser pursuant hereto shall have closed.

10.3	Challenge of Allocated Value by a ROFR Holder

(a)	If a ROFR Holder of a ROFR that is not a Required Consent has commenced any litigation, legal proceedings or arbitration with respect to the Allocated Value of a ROFR Asset (a “ROFR Action”), then:

(i)	Vendor shall diligently proceed with the defence, compromise or settlement of the ROFR Action and shall advise Purchaser with respect to the ROFR Action’s progress;

(ii)	the Parties shall cooperate with each other in the defence of the ROFR Action;

(iii)

Vendor shall not enter into any settlement, consent order or other compromise with respect to the ROFR Action without Purchaser’s prior written consent (which consent shall not be unreasonably withheld, delayed or conditioned); and

(iv)

the portion of the Purchase Price and closing documentation relating to the ROFR Escrow Assets that are subject to the Outstanding ROFR that is subject to the ROFR Action shall continue to be held by the ROFR Escrow Agent.

(b)	If, after the amount finally attributed to the Acquired Interest subject to the ROFR Action has been decided by way of final, non-appealable judicial resolution or settlement, and:

(i)	if the applicable ROFR Holder does not exercise its ROFR on the ROFR Escrow Assets that are subject to the ROFR Action, then the Parties will jointly instruct the ROFR Escrow Agent in writing to:

(A)	promptly pay the funds deposited with the ROFR Escrow Agent in respect of such ROFR Escrow Assets (together with interest accrued thereon, if any) to Vendor; and

(B)	promptly deliver copies of the closing documentation deposited with the ROFR Escrow Agent in relation to such ROFR Escrow Assets to each Party,

and the closing documentation deposited with the ROFR Escrow Agent in relation to such ROFR Escrow Assets shall be effective and the sale of such ROFR Escrow Assets to Purchaser pursuant hereto shall have closed; or

(ii)	if the applicable ROFR Holder does exercise its ROFR on the ROFR Escrow Assets that are subject to the ROFR Action, then:

(A)

the Parties will jointly instruct the ROFR Escrow Agent in writing that the funds deposited with the ROFR Escrow Agent in respect of such ROFR Escrow Assets will be released by ROFR Escrow Agent in accordance with the ROFR Escrow Agreement as follows:

(I)

to Vendor, the difference, if positive, between the amount of funds deposited with the ROFR Escrow Agent in respect of such ROFR Escrow Assets (together with interest accrued thereon, if any) and the amount (the “Determined ROFR Amount”) finally attributed to those ROFR Escrow Assets subject to the ROFR Action as determined by the final, non-appealable judicial resolution or settlement;

(II)	to Purchaser, an amount equal to the Determined ROFR Amount, plus interest accrued thereon, if any; and

(III)	to Vendor and Purchaser their respective closing documentation related to such ROFR Escrow Assets deposited with the ROFR Escrow Agent; and

(B)	the closing documentation related to such ROFR Escrow Assets deposited with the ROFR Escrow Agent will be of no force or effect and returned to Vendor,

whereupon, Vendor shall convey such ROFR Escrow Assets to the ROFR Holder in accordance with the terms of the applicable Title and Operating Documents and utilizing the Determined ROFR Amount and Purchaser shall have no claim to such ROFR Escrow Assets or to the consideration payable by the ROFR Holder for the purchase of such ROFR Escrow Assets.

ARTICLE 11

TERMINATION

11.1	Termination

This Agreement may be terminated only as follows:

(a)	by written agreement of Vendor and Purchaser;

(b)

by Purchaser, if Vendor has committed a material breach of this Agreement and such breach causes any of the conditions to Closing set forth in Section 3.1 not to be satisfied (or, if prior to Closing, such breach is of such a magnitude or effect that it will not be possible for any such condition to be satisfied); provided, however, that: (i) in the case of a breach that is capable of being cured, Vendor shall have a period of 10 Business Days following receipt of notice to cure the breach and the termination under this Section 11.1(b) shall not become effective unless Vendor fails to cure such breach prior to the end of such 10 Business Day period; and (ii) Purchaser may not terminate this Agreement pursuant to this Section 11.1(b) if Purchaser is in breach of this Agreement such that any of the conditions to Closing set forth in Section 3.2 would not be satisfied (or, if prior to Closing, such breach is of such a magnitude or effect that it will not be possible for any such condition to be satisfied);

(c)

by Vendor, if Purchaser has committed a material breach of this Agreement and such breach causes any of the conditions to Closing set forth in Section 3.2 not to be satisfied (or, if prior to Closing, such breach is of such a magnitude or effect that it will not be possible for any such condition to be satisfied); provided, however, that: (i) in the case of a breach that is capable of being cured, Purchaser shall have a period of 10 Business Days following receipt of notice to cure the breach and the termination under this Section 11.1(c) shall not become effective unless Purchaser fails to cure such breach prior to the end of such 10 Business Day period; and (ii) Vendor may not terminate this Agreement pursuant to this Section 11.1(c) if Vendor is in breach of this Agreement such that any of the conditions to Closing set forth in Section 3.1 would not be satisfied (or, if prior to Closing, such breach is of such a magnitude or effect that it will not be possible for any such condition to be satisfied); or

(d)

by Purchaser or Vendor by written notice to the other if the Closing Date has not occurred by the Outside Date; provided that the right to terminate this Agreement under this Section 11.1(d) shall not be available to a Party whose failure to fulfill any obligation under this Agreement has caused or resulted in the failure of the Closing Date to occur on or before the Outside Date.

11.2	Effect of Termination

(a)	Subject to this Section 11.2, if this Agreement is terminated in accordance with its terms pursuant to Section 11.1 or otherwise, then:

(i)

except for breaches of any term or condition of this Agreement before the time at which that termination occurs (which breach the applicable Party shall remain liable for) and any obligations pursuant to Sections 6.9(c), 6.9(d), 12.3, 12.5 and 12.12, Purchaser and Vendor shall be released and discharged from the further performance of any duties or obligations under this Agreement; and

(ii)

if this Agreement is terminated, neither Party shall have any Claim against the other Party under this Agreement or in connection with the Acquired Interest or otherwise in connection with the Transaction or the termination of this Agreement, other than pursuant to this Section 11.2.

(b)

If Vendor has the right to terminate this Agreement pursuant to: (i) Section 11.1(c); or (ii) Section 11.1(d), if at such time Vendor could have terminated this Agreement pursuant to Section 11.1(c) (without regard to any cure periods contemplated therein), and Vendor stands ready, willing and able to close the Transaction, then, Vendor shall have the right, to terminate this Agreement pursuant to Section 11.1(c) or Section 11.1(d) and retain the Deposit as liquidated damages (and not as a penalty) free and clear of any claims by Purchaser hereunder, which retention of the Deposit shall constitute Vendor’s sole and exclusive remedy in respect of such breach. If

Vendor terminates this Agreement as set forth in this Section 11.2(b), then: (A) Vendor and Purchaser shall jointly instruct the Deposit Escrow Agent to release the Deposit to Vendor within one Business Day after the date on which this Agreement is terminated, and Vendor shall retain the Deposit for its own account, free and clear of any claim thereto by Purchaser hereunder or otherwise; and (B) Vendor shall be free to enjoy immediately all rights of ownership of the Assets and to sell, transfer, encumber, or otherwise dispose of the Assets to any Person without any restriction under this Agreement. The Parties acknowledge and agree that Vendor’s actual damages for Purchaser’s material breach of this Agreement would be difficult or impossible to ascertain with reasonable certainty and agree that the Deposit would be a reasonable liquidated damages amount for such material breach.

(c)

If Purchaser has the right to terminate this Agreement pursuant to: (i) Section 11.1(b); or (ii) Section 11.1(d), if at such time Purchaser could have terminated this Agreement pursuant to Section 11.1(b) (without regard to any cure periods contemplated therein), and Purchaser stands ready, willing and able to close the Transaction, then, Purchaser shall have the right, at its sole discretion, to either: (A) enforce specific performance by Vendor of this Agreement, without posting any bond or the necessity of proving the inadequacy as a remedy of monetary damages; or (B) if Purchaser does not elect to seek and enforce specific performance (or does not successfully seek and enforce specific performance), terminate this Agreement pursuant to Section 11.1(b) or Section 11.1(d)and (in addition to Vendor and Purchaser instructing the Deposit Escrow Agent to release the Deposit to Purchaser) seek to recover Purchaser’s actual, direct damages from Vendor in an amount not to exceed Purchaser’s actual documented, out-of-pocket expenses incurred in connection with negotiating this Agreement (and seeking specific performance of this Agreement, if applicable), but in no case in an amount exceeding the Deposit. If Purchaser elects to terminate this Agreement as set forth in this clause (B) of this Section 11.2(c) and seek actual damages in an amount up to the Deposit, then: (x) within two Business Days of Purchaser’s election, Vendor and Purchaser shall then jointly instruct the Deposit Escrow Agent to release the Deposit to Purchaser, free and clear of any claim thereto by Vendor hereunder or otherwise; and (y) Vendor shall be free to enjoy immediately all rights of ownership of the Assets and to sell, transfer, encumber, or otherwise dispose of the Assets to any Person without any restriction under this Agreement. If Purchaser is unsuccessful in obtaining specific performance pursuant to clause (A) of this Section 11.2(c), Purchaser shall be entitled to the remedies set forth in clause (B) of this Section 11.2(c) (and Vendor and Purchaser shall jointly instruct the Deposit Escrow Agent to release the Deposit to Purchaser).

(d)

The Parties agree that specific performance of Vendor’s obligation to close the Transaction is a remedy expressly negotiated by the Parties and that Purchaser shall not be required to provide any bond or other security in connection with seeking specific performance as a remedy.

(e)

If this Agreement is terminated by Vendor or Purchaser because of a breach of this Agreement by the other Party or because a condition for the benefit of the terminating Party has not been satisfied because the other Party has failed to perform any of its obligations or covenants under this Agreement, the terminating Party’s right to pursue all legal remedies (subject to this Section 11.2) will survive such termination unimpaired.

ARTICLE 12

GENERAL

12.1	Further Assurances; Information Cooperation

(a)

Each Party will, from time to time and at all times after Closing, without further consideration, do such further acts and deliver all such further assurances, deeds and documents as shall be reasonably required in order to fully perform and carry out the terms of this Agreement.

(b)

From and after the Execution Date until the date that is one year following the Closing Date, upon the written request by Purchaser, Vendor shall, and shall cause its Affiliates to, at Purchaser’s sole cost, risk and expense, and without unreasonable disruption to the business of Vendor, provide reasonable assistance to Purchaser in onboarding and integrating data relating to the Assets to Purchaser’s internal systems, including providing such files, information, and data with respect to the Assets reasonably requested by Purchaser and within Vendor’s or its applicable Affiliates’ possession or control (without obligation to prepare reports or information that it or its Affiliates does not already possess), and making available to Purchaser for Vendor employees familiar with the management of the Assets and the data relating to the Assets.

12.2	Entire Agreement

(a)

The provisions contained in all documents and agreements collateral hereto shall at all times be read subject to the provisions of this Agreement and, in the event of conflict, the provisions of this Agreement shall prevail.

(b)

Except as provided in the Confidentiality Agreement, this Agreement supersedes all other agreements, documents, writings and verbal understandings between the Parties relating to the subject matter of this Agreement and expresses the entire agreement of the Parties with respect to the subject matter of this Agreement.

12.3	Governing Law

(a)

This Agreement shall, in all respects, be subject to, interpreted, construed and enforced in accordance with and under the laws of the Province of Alberta and the laws of Canada applicable therein and shall, in every regard, be treated as a contract made in the Province of Alberta.

(b)

Subject to Sections 2.7(f) and 2.7(g), the Parties shall attorn and submit to the jurisdiction of the courts of the Province of Alberta and courts of appeal therefrom in respect of all matters arising out of this Agreement.

12.4	Assignment; Enurement

This Agreement may not be assigned by a Party without the prior written consent of the other Parties, which consent may not be unreasonably withheld; provided, that, Purchaser may assign all or any portion of its rights and obligations under this Agreement to any of its Affiliates without the prior written consent of Vendor; provided further that Purchaser and any such permitted Affiliate transferee shall remain jointly and severally liable for any and all of Purchaser’s obligations under this Agreement. Subject to the preceding sentence, this Agreement shall be binding upon and shall enure to the benefit of the Parties and their respective administrators, trustees, receivers, successors and permitted assigns.

12.5	Expenses

Except as expressly provided hereunder to the contrary, all expenses incurred by a Party in connection with or related to the authorization, preparation and execution of this Agreement and all other matters related to the Closing of the Transaction including all fees and expense of counsel, accountants, financial advisors and auditors employed by such Party will be borne solely by such Party.

12.6	Time of Essence

Time shall be of the essence in this Agreement.

12.7	Notices

The addresses for service and the email addresses of the Parties shall be as follows:

Vendor:   Parallax Energy Operating Inc.

900 – 520 3rd Avenue SW

Calgary, Alberta T2P 0R3

Attention:   Dan van Kessel, Chief Financial Officer

Email:    [omitted]

With a copy to: Carnelian Energy Capital

2229 San Felipe Street, Suite 1450

Houston, TX 77019

Attention:   Dillon MacDonald, Managing Director and Matt Savage,

General Counsel

Email:    [omitted] and [omitted]

And a copy to: Stikeman Elliott LLP

4200, 888 3rd Street SW

Calgary, AB T2P 5C5

Attention:   Janel Young

Email:    JYoung@Stikeman.com

Purchaser:  NOG Energy Canada, Ltd.

4350 Baker Road – Suite 400

Minnetonka, Minnesota 55343

Attn:  Adam Dirlam

Isaac Bate

Email: [omitted];

[omitted]

With a copy to: Kirkland & Ellis LLP

609 Main St., Suite 4700

Houston, Texas 77002

Attn:    David Castro Jr., P.C.

William C. Eiland II

Email:    david.castro@kirkland.com

will.eiland@kirkland.com

Parent:   Northern Oil and Gas, Inc.

4350 Baker Road – Suite 400

Minnetonka, Minnesota 55343

Attn:  Adam Dirlam

Isaac Bate

Email: [omitted];

[omitted]

With a copy to: Kirkland & Ellis LLP

609 Main St., Suite 4700

Houston, Texas 77002

Attn:     David Castro Jr., P.C.

William C. Eiland II

Email:     david.castro@kirkland.com

will.eiland@kirkland.com

All notices, communications and statements required, permitted or contemplated in this Agreement shall be in writing, and shall be delivered as follows:

(a)

by personal delivery or courier service on a Party at the address of such Party set out above, in which case the item so served shall be deemed to have been received on the date of delivery if such delivery takes place prior to 5:00 p.m. on a Business Day. If the actual delivery of such notice occurs after 5:00 p.m. on a Business Day or on a day that is not a Business Day, then such notice shall be deemed to have been received on the first Business Day following the date on which such actual delivery was made; or

(b)

by electronic email transmission to a Party to the email address of such Party set out above, in which case the item so transmitted shall be deemed to have been received when the recipient transmits a manual written acknowledgement of successful receipt, which the recipient shall have an affirmative duty to furnish promptly after successful receipt, if such transmission and receipt are completed prior to 5:00 p.m. on a Business Day. If such transmission and receipt are completed after 5:00 p.m. on a Business Day or on a day that is not a Business Day, then such notice shall be deemed to have been received on the first Business Day following the date on which such transmission and receipt were completed.

A Party may from time to time change its address for service or its email address or both by giving written notice of such change to the other Party.

12.8	Invalidity of Provisions

In case any of the provisions of this Agreement should be invalid, illegal or unenforceable in any respect, the validity, legality or enforceability of the remaining provisions contained in this Agreement shall not in any way be affected or impaired thereby.

12.9	Waiver

No failure on the part of any Party in exercising any right or remedy under this Agreement shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or remedy preclude any other or further exercise thereof or the exercise of any right or remedy in law or in equity or by other Applicable Law or otherwise conferred. No waiver of any provision of this Agreement, including this Section 12.9, shall be effective otherwise than by an instrument in writing dated subsequent to the date of this Agreement, executed by a duly authorized representative of the Party making such waiver.

12.10	Survival; No Merger

The respective representations, warranties, covenants and indemnities of the Parties contained in this Agreement, including all qualifications thereof and limitations thereon, shall not be merged in any assignments, conveyances, transfers and other documents provided for under this Agreement and shall survive Closing to the extent provided in the respective terms thereof.

12.11	Amendment

This Agreement shall not be varied in its terms or amended by oral agreement or by representations or otherwise other than by an instrument in writing dated subsequent to the date of this Agreement, executed by a duly authorized representative of each Party.

12.12	Specific Performance

The Parties (including, for the avoidance of doubt, Parent) agree that irreparable harm would occur for which money damages would not be an adequate remedy at law in the event any provision of this Agreement were not performed in accordance with its specific terms or was otherwise breached. It is accordingly agreed that if any party violates or fails or refuses to perform any covenant or agreement made by such Party in this Agreement, and in addition to any remedy at law for damages or other relief permitted under this Agreement, the Parties shall be entitled to seek injunctive relief, specific performance and other equitable relief to enforce compliance with the terms of this Agreement or to otherwise obtain specific performance of any such provisions, without any requirement for the securing or posting of any bond in connection with the obtaining of any such injunctive or other equitable relief hereby being waived, this being in addition to any other remedy to which the Parties may be entitled at law or in equity or other relief permitted under this Agreement. Notwithstanding anything to the contrary in this Agreement, Vendor shall not have the right to seek or obtain specific performance of Purchaser’s obligation to consummate the transactions contemplated by this Agreement (other than payment of the Deposit in accordance with Section 2.2(a)) or pay the Purchase Price at the Closing (or obtain any similar equitable relief). For the avoidance of doubt, (i) Vendor’s sole recourse in the event of any failure of Purchaser to close the Transaction shall be as set forth in Section 11.2(b); (ii) Purchaser’s remedies in the event of a failure of Vendor to close the Transaction shall be as set forth in Section 11.2(c); and (iii) none of the limitations in this Section 12.12 shall apply to restrict Vendor’s right, and Vendor shall be entitled, to seek specific performance and other equitable relief to enforce Purchaser’s obligation to pay the Deposit in accordance with Section 2.2(a), in addition to any other remedy to which the Parties may be entitled at law or in equity or other relief permitted under this Agreement.

12.13	Confidentiality and Public Announcements

(a)

No Party may disclose the contents of this Agreement, including the name of the other Parties, or any information concerning negotiations leading to this Agreement and the Transaction, without the prior written consent of the other Parties. Nothing contained in this Agreement shall prevent a Party from disclosing such information: (i) to any Governmental Authority or to the public (including, for certainty, the public filing by Parent of a “Report of Exempt Distribution” on Form 45-106F1 with the relevant Canadian securities regulatory authorities), but in either case, only if and to the extent that such disclosure is required under any Applicable Law or any stock exchange rule or policy to which such Party or its Affiliate is subject; (ii) to obtain consents required under the Title and Operating Documents and any other agreements and documents to which the Assets are subject; (iii) if required to obtain the consent to the Transaction by Vendor’s lenders or other security holders and, if applicable, to obtain their release of Security Interests in, or their acknowledgement of “no interest” in, the Acquired Interest; or (iv) to the public or to any underwriter, initial purchaser, dealer or placement agent or any security holder or proposed security holder of Vendor or any of its Affiliates in connection with any financing in the capital markets if Vendor or its applicable Affiliate reasonably determines such disclosure is required pursuant to the Applicable Laws (including securities laws) governing such financing or is otherwise desirable; provided that, in each such instance, the Party that proposes to make such a disclosure shall advise the other Parties of such proposed disclosure and shall use its reasonable efforts to prevent the disclosure of any such information that is not required to be disclosed for the listed purposes. This Section 12.13(a) shall survive any termination of this Agreement prior to Closing for a period of one year following such termination.

(b)

The Confidentiality Agreement, insofar as it relates to “Confidential Information” (as defined in the Confidentiality Agreement) pertaining to the Assets, shall terminate effective as of Closing. To the extent that the Confidentiality Agreement relates to “Confidential Information” that pertains to any matter other than the Assets or the matters set forth herein, such agreement shall continue in force and effect until it terminates, if at all, in accordance with its terms.

(c)

The Parties shall agree upon a press release to be issued on the Execution Date. The Parties acknowledge that any or all both of them may make press releases concerning the Parties’ entry into this Agreement at any time after the execution hereof, provided that the information included in such press release is consistent with such previously agreed press release. Each Party consents to the inclusion of a generic description of its businesses by the other Parties in such other Parties’ press release(s) in this regard. Without derogating from the Parties’ rights to make public disclosures under Section 12.13(a), each Party shall furnish to the other Parties the proposed content of all press releases concerning this Agreement and the Transaction at least 24 hours prior to the release or publication thereof, but in any event prior to the release or publication with reasonably sufficient time for the other Parties to review and comment.

12.14	Counterpart Execution

This Agreement may be executed in any number of counterparts with the same effect as if all signatories to the counterparts had signed one document. All such counterparts shall together constitute and be construed as one instrument. For avoidance of doubt, a signed counterpart provided by way of electronic transmission shall be as binding upon the Parties as an originally signed counterpart.

Execution Page Follows

PARALLAX ENERGY OPERATING INC.		NOG ENERGY CANADA, LTD.

Per:	/s/ Dustin Hoffman	Per:	/s/ Nicholas L. O’Grady
	Name: Dustin Hoffman Title: Chief Executive Officer		Name: Nicholas L. O’Grady Title: Chief Executive Officer

NORTHERN OIL AND GAS, INC.

		Per:	/s/ Nicholas L. O’Grady
Name: Nicholas L. O’Grady Title: Chief Executive Officer

This is the Execution Page for the Asset Purchase and Sale Agreement Between Parallax Energy Operating Inc., NOG Energy Canada, Ltd. and Northern Oil and Gas, Inc. dated May 22, 2026.

This Page and the following pages comprise Schedule H attached to and forming part of the Asset Purchase and Sale Agreement among Parallax Energy Operating Inc., as Vendor, NOG Energy Canada, Ltd., as Purchaser and Northern Oil and Gas, Inc., as Parent, dated May 22, 2026

FORM OF REGISTRATION RIGHTS AGREEMENT

See Attached.

Exhibit Form

REGISTRATION RIGHTS AGREEMENT

BY AND BETWEEN

NORTHERN OIL AND GAS, INC.

AND

PARALLAX ENERGY OPERATING INC.

Annex A – Selling Holder Notice and Questionnaire

REGISTRATION RIGHTS AGREEMENT

This REGISTRATION RIGHTS AGREEMENT (this “Agreement”) is made and entered into as of [ ], 2026, by and between Northern Oil and Gas, Inc., a Delaware corporation (the “Company”), and Parallax Energy Operating Inc., a corporation existing under the laws of the Province of Alberta (“Parallax,” and together with any Permitted Transferee (as defined herein), each, a “Holder” and collectively, the “Holders”).

WHEREAS, pursuant to that certain Asset Purchase and Sale Agreement, dated as of May [•], 2026, by and between the Company, NOG Energy Canada, Ltd., a corporation existing under the laws of the Province of Alberta, and Parallax (the “PSA”), on the date hereof (the “Closing Date”), the Company will issue to Parallax [ ] shares (the “Shares”) of the Company’s common stock, par value $0.001 per share (“Common Stock”), on the terms set forth in the PSA; and

WHEREAS, pursuant to that certain Contingent Consideration Agreement, dated as of May [•], 2026, by and between the Company and Parallax (the “Contingent Consideration Agreement”), the Company may elect to satisfy all or a portion of the Contingent Payment (as defined in the Contingent Consideration Agreement) in shares of Common Stock (the “Contingent Consideration Shares”);

WHEREAS, pursuant to the PSA, the Company has agreed to provide the registration rights set forth in this Agreement for the benefit of the Holders.

NOW THEREFORE, in consideration of the mutual covenants and agreements set forth herein and for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by each party hereto, the parties hereby agree as follows:

ARTICLE I

DEFINITIONS

Section 1.01 Definitions.

“Affiliate” means (a) as to any Person, other than an individual Holder, any other Person who directly, or indirectly through one or more intermediaries, controls, is controlled by or is under common control with such Person and (b) as to any individual, (i) any Relative of such individual, (ii) any trust whose primary beneficiaries are one or more of such individual and such individual’s Relatives, (iii) the legal representative or guardian of such individual or any of such individual’s Relatives if one has been appointed and (iv) any Person controlled by one or more of such individual or any Person referred to in clauses (i), (ii) or (iii) above. As used in this definition, the term “control,” including the correlative terms “controlling,” “controlled by” and “under common control with,” means possession, directly or indirectly, of the power to direct or cause the direction of management or policies (whether through ownership of securities or any partnership or other ownership interest, by contract or otherwise) of a Person. For the avoidance of doubt, for purposes of this Agreement, (a) (i) the Company, on the one hand, and the Holders, on the other hand, shall not be considered Affiliates and (ii) any fund, entity or account managed, advised or sub-advised, directly or indirectly, by a Holder or any of its Affiliates, shall be considered an Affiliate of such Holder and (b) with respect to any fund, entity or account managed, advised or sub-advised, directly or indirectly, by any Holder or any of its Affiliates, the direct or indirect equity owners thereof, including limited partners of any Holder or any Affiliate thereof, shall be considered an Affiliate of such Holder.

“Agreement” has the meaning specified therefor in the introductory paragraph of this Agreement.

“ASC Rule 72-501” means Alberta Securities Commission Rule 72-501 – Distributions to Purchasers Outside Alberta.

“Block Trade” has the meaning specified therefor in Section 2.03(l).

“Business Day” means any day other than a day on which banks are permitted or required to be closed in New York City.

“Closing Date” has the meaning specified therefor in the recitals of this Agreement.

“Contingent Consideration Agreement” has the meaning specified therefor in the recitals of this Agreement.

“Contingent Consideration Shares” has the meaning specified therefor in the recitals of this Agreement.

“Commission” means the U.S. Securities and Exchange Commission, including the staff thereof as applicable.

“Common Stock” has the meaning specified therefor in the recitals of this Agreement.

“Company” has the meaning specified therefor in the introductory paragraph of this Agreement.

“Effective Date” has the meaning specified therefor in Section 2.01(a).

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Existing Registration Rights Agreements” means any registration rights agreement with any holder of the Company’s securities as of the date hereof.

“Existing Registration Rights Holders” means parties provided registration rights pursuant to the Existing Registration Rights Agreements.

“Expenses” has the meaning specified therefor in Section 2.06(a).

“Financial Counterparty” has the meaning specified therefor in Section 2.03(l).

“Holder” and “Holders” have the meanings specified therefor in the introductory paragraph of this Agreement. A Person shall cease to be a Holder hereunder at such time as it ceases to hold any Registrable Securities.

“Indemnified Party” has the meaning specified therefor in Section 2.06(c).

“Indemnifying Party” has the meaning specified therefor in Section 2.06(c).

“Legend Removal Documents” has the meaning specified therefor in Section 2.03(m).

“Losses” has the meaning specified therefor in Section 2.06(a).

“NI 45-102” means National Instrument 45-102 – Resale of Securities.

“Permitted Transferee” means, with respect to any Holder, an Affiliate of such Holder.

“Person” means any individual, corporation, partnership, limited liability company, firm, association, trust, government, governmental agency or other entity, whether acting in an individual, fiduciary or other capacity.

“PSA” has the meaning specified therefor in the recitals of this Agreement.

“Registrable Securities” means, collectively, the Shares and the Contingent Consideration Shares, until such Registrable Securities cease to be Registrable Securities pursuant to Section 1.02.

“Registration Expenses” means all expenses, other than Selling Expenses, incident to the Company’s performance under or compliance with this Agreement to effect the registration of Registrable Securities on a Registration Statement, including, without limitation, all registration, filing, securities exchange listing fees, all registration, filing, qualification and other fees and expenses of complying with securities or blue sky laws, fees of the Financial Industry Regulatory Authority, fees of transfer agents and registrars, all word processing, duplicating and printing expenses and the fees and disbursements of counsel to the Company and the independent public accountants for the Company, including the expenses of any special audits required by or incident to such performance and compliance, and the reasonable and documented fees and expenses of one counsel for all Holders in connection with any such registration (and excluding, for the avoidance of doubt, fees and expenses of counsel to Holders in connection with any offer or sale of Registrable Securities, Shares or Contingent Consideration Shares).

“Registration Statement” means (a) the Shelf Registration Statement and (b) any other registration statement of the Company filed or to be filed with the Commission under the Securities Act in which Registrable Securities are included in the securities registered thereby pursuant to this Agreement.

“Relative” means, with respect to any natural person: (a) such natural person’s spouse, (b) any lineal descendant, parent, grandparent, great grandparent or sibling or any lineal descendant of such sibling (in each case whether by blood or legal adoption), and (c) the spouse of a natural person described in clause (b) of this definition.

“Securities Act” means the Securities Act of 1933, as amended.

“Selling Expenses” means all (a) underwriting fees, discounts and selling commissions allocable to the sale of Registrable Securities, Shares or Contingent Consideration Shares, (b) transfer taxes allocable to the sale of the Registrable Securities and (c) fees and expenses of any counsel engaged by any Holder that are not expressly included in Registration Expenses.

“Selling Holder” means a Holder selling Registrable Securities pursuant to a Registration Statement.

“Selling Holder Questionnaire” has the meaning specified therefor in Section 2.04.

“Shares” has the meaning specified therefor in the recitals of this Agreement.

“Shelf Registration Statement” has the meaning specified therefor in Section 2.01(a), subject to Section 2.01(d).

“Suspension Period” has the meaning specified therefor in Section 2.02.

“WKSI” means a well-known seasoned issuer (as defined in Rule 405 under the Securities Act).

Section 1.02 Registrable Securities.

Any Registrable Security will cease to be a Registrable Security when (a) a Registration Statement covering such Registrable Security has become effective under the Securities Act and such Registrable Security has been sold or disposed of pursuant to such Registration Statement; (b) such Registrable Security has been disposed of pursuant to any section of Rule 144 (or any similar provision then in effect) under the Securities Act; (c) such Registrable Security is held by the Company or one of its subsidiaries or ceases to be outstanding (whether as a result of repurchase and cancellation, conversion or otherwise); (d) such Registrable Security has been sold or disposed of in a transaction in which the transferor’s rights under this Agreement are not assigned to the transferee of such Registrable Security pursuant to Section 2.08; or (e) such Registrable Security becomes eligible for resale without restriction and without volume limitations or the need for current public information pursuant to any section of Rule 144 (or any similar provision then in effect) under the Securities Act. Any security that has ceased to be a Registrable Security shall not thereafter become a Registrable Security, and any security that is issued or distributed in respect of a security that has ceased to be a Registrable Security shall not be a Registrable Security.

ARTICLE II

REGISTRATION RIGHTS

Section 2.01 Shelf Registration.

(a) The Company shall prepare and file with the Commission as soon as reasonably practicable but no later than the later of (x) the first (1st) Business Day following the Closing Date and (y) three (3) Business Days after receipt of a completed Selling Holder Questionnaire (as defined below) from the initial Holder, and shall use its reasonable best efforts to cause to become or be declared effective as soon as reasonably practicable after the filing thereof (including by filing an automatic shelf registration statement that becomes effective upon filing with the Commission in accordance with Rule 462(e) under the Securities Act to the extent the Company is then a WKSI), a Registration Statement under the Securities Act relating to the offer and sale of all the Registrable Securities by the Holders thereof (the “Shelf Registration Statement”) from time to time in accordance with the methods of distribution set forth in the Shelf Registration Statement and Rule 415 under the Securities Act. Promptly following the effective date of the Shelf Registration Statement (the “Effective Date”), the Company shall notify the Holders of the effectiveness thereof.

(b) Notwithstanding anything in Section 2.01(a), if for any reason the Commission does not permit the Company to include any or all of the Registrable Securities in the initial Shelf Registration Statement due to limitations on the use of Rule 415 under the Securities Act for the resale of the Registrable Securities by the Holders, or the Commission informs the Company that any of the Selling Holders would be deemed to be statutory underwriters, the Company shall notify the Holders thereof and use reasonable best efforts to promptly file amendments to the initial Shelf Registration Statement as required by the Commission and/or withdraw the initial Shelf Registration Statement and file a new registration statement on Form S-3 or such other form available for registration of the Registrable Securities as a secondary offering, in either case covering the maximum number of Registrable Securities permitted to be registered by the Commission and avoid the Selling Holders being deemed to be statutory underwriters; provided, however, that prior to such amendment or subsequent Shelf Registration Statement, the Company shall be obligated to use reasonable best efforts to advocate with the Commission for the registration of all of the Registrable Securities and against the Selling Holders’ being deemed statutory underwriters in accordance with Commission guidance, including without limitation, the Compliance and Disclosure Interpretation “Securities Act Rules” No. 612.09, and the Securities Act. In the event the Company amends the initial Shelf Registration Statement by means of a post-effective amendment or files a subsequent Shelf Registration Statement, as the case may be, the Company will use reasonable best efforts to file with the Commission, as promptly as allowed by the Commission, Commission guidance or the Securities Act, one or more additional Shelf Registration Statements covering those Registrable Securities not included in the initial Shelf Registration Statement as amended or any subsequent Shelf Registration Statement previously filed. The number of Registrable Securities that may be included in each such Shelf Registration Statement shall be allocated among the Holders thereof in proportion (as nearly as practicable) to the number of Registrable Securities owned by each Holder or in such other proportion as is necessary to avoid the Selling Holders being deemed to be statutory underwriters. If the Commission requires the Company to name any Holder as a statutory underwriter and such Holder does not consent thereto, then such Holder’s Registrable Securities shall not be included on the Shelf Registration Statement and the Company shall have no further obligations under this Section 2.01 with respect to the Registrable Securities held by such Holder.

(c) The Shelf Registration Statement shall be on Form S-3 (or any equivalent or successor form) under the Securities Act and, if the Company is a WKSI, shall be an automatically effective Registration Statement on Form S-3ASR or, if an existing registration statement on Form S-3ASR is effective, the Company may file a prospectus supplement to such existing registration statement registering the resale of the Registrable Securities (except if the

Company is not then eligible to register for resale the Registrable Securities on Form S-3, in which case such registration shall be on Form S-1 or such other form of registration statements as is then available to effect a registration for resale of the Registrable Securities); provided, however, that if the Company has filed the Shelf Registration Statement on Form S-1 and subsequently becomes eligible to use Form S-3 or any equivalent or successor form or forms, the Company shall (i) file a post-effective amendment to the Shelf Registration Statement converting such Registration Statement on Form S-1 to a Registration Statement on Form S-3 or any equivalent or successor form or forms or (ii) withdraw the Shelf Registration Statement on Form S-1 and file a subsequent Shelf Registration Statement on Form S-3 or any equivalent or successor form or forms.

(d) Unless otherwise specifically stated herein, the term “Shelf Registration Statement” shall refer individually to the initial Shelf Registration Statement and to each subsequent Shelf Registration Statement, if any, filed pursuant to Section 2.01(b) or Section 2.01(c).

(e) Subject to Section 2.02, the Company shall use reasonable best efforts to cause the Shelf Registration Statement to remain effective, and to be supplemented and amended to the extent necessary to ensure that the Shelf Registration Statement is available for the resale of all the Registrable Securities by the Holders until all of the Registrable Securities have ceased to be Registrable Securities.

(f) When effective, the Shelf Registration Statement (including the documents incorporated therein by reference) will comply as to form in all material respects with all applicable requirements of the Securities Act and the Exchange Act and will not contain an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading (in the case of any prospectus contained in the Shelf Registration Statement, in the light of the circumstances under which such statements are made); provided, however, the Company shall have no such obligations or liabilities with respect to any information pertaining to any Holder furnished in writing (including by e-mail) to the Company by or on behalf of such Holder specifically for inclusion therein.

Section 2.02 Delay and Suspension Rights.

Notwithstanding any other provision of this Agreement, the Company may (a) delay filing or effectiveness of the Shelf Registration Statement (or any amendment thereto) or (b) suspend the Holders’ use of any prospectus that is a part of a Shelf Registration Statement upon written notice to each Holder whose Registrable Securities are included in such Shelf Registration Statement (provided that in no event shall such notice contain any material non-public information regarding the Company) (in which event such Holder shall immediately discontinue sales of Registrable Securities pursuant to such Registration Statement but may settle any then-contracted sales of Registrable Securities), in each case for a period of up to 60 days, if the Company reasonably determines (i) that such delay or suspension is in the best interest of the Company and its stakeholders generally due to a pending securities offering by the Company, or any proposed material acquisition, merger, tender offer, business combination, corporate reorganization, consolidation or other material transaction involving the Company, in each case that would be materially and adversely affected by required disclosure of such transaction in such prospectus,

(ii) that such registration or the use of any prospectus that is a part of a Shelf Registration Statement would render the Company unable to comply with applicable securities laws (including because of requirements to produce financial statements with regard to acquired businesses) or (iii) that such registration would require disclosure of material information and such disclosure would materially adversely affect the Company (any such period, a “Suspension Period”); provided that such Suspension Period is also applied to all Existing Registration Rights Holders, provided further that in no event shall any Suspension Periods applicable to the Holders collectively exceed an aggregate of 90 days in any twelve-month period.

Section 2.03 Registration and Sale Procedures.

In connection with its obligations under this Article II and with respect to each Registration Statement that includes Registrable Securities, the Company will:

(a) as promptly as reasonably practicable prepare and file with the Commission such amendments and supplements to the Registration Statement and the prospectus used in connection therewith as may be necessary to keep the Registration Statement effective, prepare and file with the Commission such additional Registration Statements in order to register for resale under the Securities Act all of the Registrable Securities held by the Holders, and comply with the provisions of the Securities Act with respect to the disposition of all Registrable Securities covered by the Registration Statement;

(b) use reasonable best efforts to make available to each Selling Holder (i) as far in advance as reasonably practicable before filing the Registration Statement, any prospectus used in connection therewith or any amendment thereto, upon its reasonable request, copies of reasonably complete drafts of all such documents proposed to be filed (including exhibits and each document incorporated by reference therein to the extent then required by the rules and regulations of the Commission), and provide each such Selling Holder the opportunity to object to any information pertaining to such Selling Holder and its plan of distribution that is contained therein and make the revisions reasonably requested by such Selling Holder reasonably in advance of any such filing with respect to such information prior to filing the Registration Statement, prospectus or amendment thereto, and (ii) such number of copies of the Registration Statement and the prospectus included therein and any supplements and amendments thereto as such Selling Holder may reasonably request in order to facilitate the public sale or other disposition of the Registrable Securities covered thereby;

(c) if applicable, use reasonable best efforts to register or qualify the Registrable Securities covered by the Registration Statement under the securities or blue sky laws of such jurisdictions within the United States as the Selling Holders shall reasonably request; provided, however, that the Company will not be required to qualify generally to transact business in any jurisdiction where it is not then required to so qualify, take any action that would subject the Company to any material tax in any such jurisdiction where it is not then so subject, or to take any action that would subject it to general service of process in any such jurisdiction where it is not then so subject;

(d) promptly notify each Selling Holder, at any time when a prospectus relating thereto is required to be delivered by any of them under the Securities Act, of (i) the filing of the Registration Statement or any prospectus or prospectus supplement to be used in connection therewith, or any amendment or supplement thereto, and, with respect to the Registration Statement or any post-effective amendment thereto, when the same has become effective; and (ii) the receipt of any written comments from the Commission with respect to any filing referred to in clause (i) (and respond to any comments received from the Commission with respect to each Registration Statement as promptly as reasonably practicable) and any written request by the Commission for amendments or supplements to the Registration Statement or any prospectus or prospectus supplement thereto;

(e) (i) as promptly as reasonably practicable, notify each Selling Holder, at any time when a prospectus relating thereto is required to be delivered under the Securities Act, of (A) the happening of any event as a result of which the prospectus or prospectus supplement contained in the Registration Statement, as then in effect, includes an untrue statement of a material fact or omits to state any material fact required to be stated therein or necessary to make the statements therein not misleading (in the case of any prospectus contained therein, in the light of the circumstances under which such statements were made); (B) the issuance or express threat of issuance by the Commission of any stop order suspending the effectiveness of the Registration Statement, or the initiation of any proceedings for that purpose; or (C) the receipt by the Company of any notification with respect to the suspension of the qualification of any Registrable Securities for sale under the applicable securities or blue sky laws of any jurisdiction; and (ii) subject to Section 2.02, following the provision of such notice, as promptly as reasonably practicable amend or supplement the prospectus or prospectus supplement or take other appropriate action so that the prospectus or prospectus supplement does not include an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading in the light of the circumstances then existing and take such other reasonable action as is necessary to remove a stop order, suspension, threat thereof or proceedings related thereto;

(f) upon request and subject to appropriate confidentiality obligations, furnish to each Selling Holder copies of any and all transmittal letters or other correspondence with the Commission or any other governmental agency or self-regulatory body or other body having jurisdiction (including any domestic or foreign securities exchange) relating to the Registration Statement;

(g) use reasonable best efforts to comply with all applicable rules and regulations of the Commission;

(h) use reasonable best efforts to cause all Registrable Securities registered pursuant to this Agreement to be listed on the principal securities exchange or nationally recognized quotation system on which the Common Stock is then listed;

(i) use reasonable best efforts to cause the Registrable Securities to be registered with or approved by such other governmental agencies or authorities as may be necessary by virtue of the business and operations of the Company to enable the Selling Holders to consummate the disposition of such Registrable Securities;

(j) provide a transfer agent and registrar for all such Registrable Securities not later than the effective date of the Registration Statement;

(k) if requested by a Selling Holder, (i) incorporate in a prospectus supplement or post-effective amendment such information as such Selling Holder reasonably requests in writing to be included therein relating to the sale and distribution of Registrable Securities, including information with respect to the number of Registrable Securities being offered or sold, the purchase price being paid therefor and any other terms of the offering of the Registrable Securities to be sold in such offering, and (ii) make all required filings of such prospectus supplement or post-effective amendment after being notified of the matters to be incorporated in such prospectus supplement or post-effective amendment;

(l) if a Holder wishes to engage in a non-marketed offering not involving a “roadshow,” an offer commonly known as a “block trade” (a “Block Trade”), with respect to the Registrable Securities (i) effected pursuant to the Registration Statement, (ii) with reasonably anticipated gross proceeds in excess of $25 million or involving Registrable Securities having a fair market value in excess of $25 million and (iii) involving a broker, agent, counterparty, underwriter, bank or other financial institution (“Financial Counterparty”), to the extent reasonably requested by the Financial Counterparty in order to engage in the proposed Block Trade, the Company will use commercially reasonable efforts to cooperate with the Holders to allow the Financial Counterparty to conduct due diligence reasonable and customary in connection with such Block Trade, including a customary due diligence call with members of management of the Company and the Financial Counterparty; provided that the Company shall have no obligation to facilitate or participate in more than two Block Trades pursuant to this Section 2.03(l); and

(m) the U.S. restrictive legend on any Registrable Securities covered by this Agreement shall be removed if (a) such Registrable Securities are sold pursuant to an effective Registration Statement, (b) the Registrable Securities may be resold pursuant to Rule 144 subject only to compliance with paragraph (c) of Rule 144 (i.e., such Holder is not an affiliate of the Company, and has not been an affiliate of the Company for the previous three months, and has satisfied the six-month holding period under Rule 144) and the applicable Holder delivers to the Company a representation and/or “will comply” letter, as applicable, certifying that, among other things, such Holder will only transfer such Shares pursuant to Rule 144 if it is then-available and, upon notice from the Company of any lapse of availability of Rule 144, will not make sales of such Shares pursuant to Rule 144 until Rule 144 becomes available, (c) such Registrable Securities may be sold by the applicable Holder free of U.S. restrictions without regard to Rule 144(b) under the Securities Act (i.e., such Holder is not an affiliate of the Company, and has not been an affiliate of the Company for the previous three months, and has satisfied the one-year holding period under Rule 144) or (d) such Registrable Securities are being sold, assigned or otherwise transferred pursuant to Rule 144; provided, that with respect to clause (b), (c) or (d) above, the applicable Holder has provided all documentation and evidence (which may include representation letters and an opinion of counsel) as may reasonably be required by the Company or its transfer agent to confirm that the legend may be removed under applicable securities laws (the “Legend Removal Documents”). The Company shall cooperate with the applicable Holder covered by this Agreement to effect the removal of the U.S. legends on such Registrable Securities pursuant to this Section 2.03(m) as soon as reasonably practicable after the receipt of all requested Legend Removal

Documents in form and substance reasonably acceptable to the Company and its transfer agent, as applicable. Any fees of the Company, the transfer agent and Company counsel associated with the issuance of any legal opinion required by the Company’s transfer agent or the removal of such legend pursuant to this Section 2.03(m) shall be borne by the Company; provided, that the applicable Holder shall be responsible for all fees and expenses (including of counsel for such Holder) incurred by such Holder with respect to delivering the Legend Removal Documents pursuant to this Section 2.03(m).

Each Selling Holder, upon receipt of notice from the Company of the happening of any event of the kind described in subsection (e) of this Section 2.03, shall forthwith discontinue offers and sales of the Registrable Securities by means of a prospectus or prospectus supplement until such Selling Holder’s receipt of the copies of the supplemented or amended prospectus contemplated by subsection (e) of this Section 2.03 or until it is advised in writing by the Company that the use of the prospectus may be resumed and has received copies of any additional or supplemental filings incorporated by reference in the prospectus, and, if so directed by the Company, such Selling Holder will deliver to the Company (at the Company’s expense) all copies in their possession or control, other than permanent file copies then in such Selling Holder’s possession, of the prospectus covering such Registrable Securities current at the time of receipt of such notice.

Section 2.04 Cooperation by each Holder.

Notwithstanding any other provision of this Agreement, the Company shall have no obligation to include the Registrable Securities of a Holder in a Registration Statement who has failed to furnish, within three (3) Business Days of a request by the Company, such information that the Company determines, after consultation with its counsel, is reasonably required in order for the Registration Statement or prospectus supplement, as applicable, to comply with the Securities Act. The Company may require each Holder to furnish to the Company a written statement as to the number of shares of Common Stock beneficially owned by such Holder. Without limiting the foregoing, with respect to the Shelf Registration Statement, each Holder agrees to furnish to the Company a completed questionnaire in the form attached to this Agreement as Annex A (a “Selling Holder Questionnaire”), no later than three (3) Business Days following the date on which such Holder receives draft materials in accordance with Section 2.03(b).

Section 2.05 Expenses.

The Company will pay all reasonable Registration Expenses as determined in good faith. Each Selling Holder shall bear or pay its pro rata share of all Selling Expenses in connection with any sale of its Registrable Securities hereunder.

Section 2.06 Indemnification and Contribution.

(a) Indemnification by the Company. The Company will indemnify and hold harmless each Selling Holder, its directors, officers, managers, employees, members, agents and Affiliates and each other Person, if any, who controls such Selling Holder within the meaning of Section 15 of the Securities Act or Section 20 of the Exchange Act from and against any losses, claims, damages or liabilities, joint or several (collectively, “Losses”) to which such Selling Holder or any such director, officer or controlling person may become subject, under the Securities Act or otherwise, insofar as such Losses (or actions or proceedings, whether commenced or threatened, in respect thereof) arise out of or are based upon (i) any untrue statement or alleged untrue statement of any material fact contained in any Registration Statement or any preliminary prospectus, free writing prospectus or final prospectus contained therein or related thereto, or any amendment or supplement thereto, or any omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading (in the case of any prospectus, in the light of the circumstances under which such statements were made), or (ii) any violation or alleged violation by the Company of the Securities Act, the Exchange Act, any state securities law, or any rule or regulations promulgated under the Securities Act, or the Exchange Act or any state securities law applicable to the Company and relating to action or inaction required of the Company in connection with any such registration, qualification or compliance required under this Agreement, and the Company will reimburse such Selling Holder and each such director, officer, manager, employee, member, agent, Affiliate and controlling person for reasonably and documented legal or any other expenses reasonably incurred by them in connection with investigating or defending any such Losses, actions or proceedings (collectively, “Expenses”); provided that the Company shall not be liable in any such case to the extent that (i) any such Losses or Expenses arise out of or are based upon an untrue statement or alleged untrue statement or omission or alleged omission made in such Registration Statement, preliminary prospectus, free writing prospectus, final prospectus, amendment or supplement in reliance upon and in conformity with information furnished to the Company in writing or electronically by or on behalf of such Selling Holder expressly for use in the preparation thereof, (ii) the Selling Holder continued to use a Registration Statement or any prospectus contained therein or prospectus supplement related thereto, after the Company notified such Selling Holder to cease such use pursuant to Section 2.03(e) or (iii) the Company provided a corrected, supplemented or amended Registration Statement or any prospectus contained therein or prospectus supplement related thereto, but the Selling Holder continued to use the then outdated or uncorrected Registration Statement, prospectus contained therein or prospectus supplement related thereto. Such indemnity shall remain in full force and effect regardless of any investigation made by or on behalf of such Selling Holder or any such director, officer or controlling person and shall survive the transfer of such securities by such Selling Holder.

(b) Indemnification by Selling Holders. Each Selling Holder, severally and not jointly, will indemnify and hold harmless the Company, each director of the Company, its directors and officers and each other Person, if any, who controls the Company within the meaning of the Section 15 of the Securities Act or Section 20 of the Exchange Act from and against any Losses to which the Company or any such director, officer or controlling person may become subject, under the Securities Act or otherwise, and will reimburse them for any Expenses reasonably incurred by any of them (in each case in the same manner and to the same extent as set forth in Section 2.06(a)), insofar as such Losses (or actions or proceedings, whether commenced or threatened, in respect thereof) or Expenses arise out of or are based upon any untrue statement or alleged untrue statement of any material fact contained in any Registration Statement or any preliminary prospectus, free writing prospectus or final prospectus contained therein or related thereto, or any amendment or supplement thereto, or any omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading (in the case of any prospectus, in the light of the circumstances under which such statements were made), if such statement or alleged statement or omission or alleged omission was made in reliance upon and in conformity with information furnished to the Company in writing or electronically by or on behalf of such Selling Holder expressly for use in the preparation thereof (it being understood that any Selling Holder Questionnaire furnished by such Selling Holder is furnished expressly for this purpose). Such indemnity shall remain in full force and effect, regardless of any investigation made by or on behalf of the Company or any such director, officer or controlling person and shall survive the transfer of such securities by such Selling Holder.

(c) Notices of Claims; Indemnification Procedures. In case any proceeding (including any governmental investigation) shall be instituted involving any Person in respect of which indemnity may be sought pursuant to Section 2.06(a) or Section 2.06(b), such Person (the “Indemnified Party”) shall promptly notify the Person against whom such indemnity may be sought (the “Indemnifying Party”) in writing (provided that the failure of the Indemnified Party to give notice as provided herein shall not relieve the Indemnifying Party of its obligations under this Section 2.06, except to the extent the Indemnifying Party is actually prejudiced by such failure to give notice), and the Indemnifying Party shall be entitled to participate in such proceeding and, unless in the reasonable opinion of outside counsel to the Indemnified Party a conflict of interest between the Indemnified Party and Indemnifying Party may exist in respect of such claim, to assume the defense thereof jointly with any other Indemnifying Party similarly notified, to the extent that it chooses, with counsel reasonably satisfactory to such Indemnified Party, and after notice from the Indemnifying Party to such Indemnified Party that it so chooses, the Indemnifying Party shall not be liable to such Indemnified Party for any legal or other Expenses subsequently incurred by such Indemnified Party in connection with the defense thereof other than reasonable costs of investigation; provided, however, that (i) if the Indemnifying Party fails to assume the defense or employ counsel reasonably satisfactory to the Indemnified Party, (ii) if such Indemnified Party who is a defendant in any action or proceeding which is also brought against the Indemnifying Party reasonably shall have concluded that there may be one or more legal defenses available to such Indemnified Party that are not available to the Indemnifying Party or (iii) if representation of both parties by the same counsel is otherwise inappropriate under applicable standards of professional conduct then, in any such case, the Indemnified Party shall have the right to assume or continue its own defense as set forth above (but with no more than one firm of counsel for all Indemnified Parties (plus one firm of local counsel for all Indemnified Parties in each relevant jurisdiction)), and the Indemnifying Party shall be liable for any Expenses therefor. No Indemnifying Party shall, without the written consent of the Indemnified Party, effect the settlement or compromise of, or consent to the entry of any judgment with respect to, any pending or threatened action or claim in respect of which indemnification or contribution may be sought hereunder (whether or not the Indemnified Party is an actual or potential party to such action or claim) unless such settlement, compromise or judgment (A) includes an unconditional release of the Indemnified Party from all liability arising out of such action or claim and (B) does not include a statement as to, or an admission of, fault, culpability or a failure to act, by or on behalf of any Indemnified Party.

(d) Contribution.

(i) If the indemnification provided for in this Section 2.06 is unavailable to an Indemnified Party in respect of any Losses in respect of which indemnity is to be provided hereunder, then each Indemnifying Party, in lieu of indemnifying such Indemnified Party, shall to the fullest extent permitted by law contribute to the amount paid or payable by such Indemnified Party as a result of such Losses in such proportion as is appropriate to reflect the relative fault of such party in connection with the statements or omissions that resulted in such Losses, as well as any other relevant equitable considerations. The relative fault of the Company (on the one hand) and any Selling Holder (on the other hand) shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission or alleged omission to state a material fact relates to information supplied by such party and the parties’ relative intent, knowledge, access to information and opportunity to correct or prevent such statement or omission.

(ii) The Company and each Holder agree that it would not be just and equitable if contribution pursuant to this Section 2.06(d) were determined by pro rata allocation or by any other method of allocation that does not take account of the equitable considerations referred to in Section 2.06(d)(i). The amount paid or payable by an Indemnified Party as a result of the Losses referred to in Section 2.06(d)(i) shall be deemed to include, subject to the limitations set forth above, any Expenses reasonably incurred by such Indemnified Party in connection with investigating or defending any such action or claim. No person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution from any Person who was not guilty of such fraudulent misrepresentation.

(e) Limitation of each Holder’s Liability. Notwithstanding the provisions of this Section 2.06, no Holder shall be liable for indemnification or contribution pursuant to this Section 2.06 for any amount in excess of the net proceeds received by such Holder from the sale of Registrable Securities pursuant to a Registration Statement.

(f) Indemnification Payments. The indemnification and contribution required by this Section 2.06 shall be made by periodic payments of the amount of any such Losses or Expenses as and when bills are received or such Losses or Expenses are incurred.

Section 2.07 Rule 144 Reporting.

With a view to making available the benefits of certain rules and regulations of the Commission that may permit the sale of the Registrable Securities to the public without registration, to the extent it shall be required to do so under the Exchange Act, so long as a Holder owns any Registrable Securities, the Company agrees to use its reasonable best efforts to:

(a) make and keep public information regarding the Company available, as those terms are understood and defined in Rule 144 under the Securities Act, at all times from and after the date hereof;

(b) file with the Commission in a timely manner all reports and other documents required of the Company under the Securities Act and the Exchange Act at all times from and after the date hereof; and

(c) furnish, unless otherwise available via EDGAR, to such Holder forthwith upon request a copy of the most recent annual or quarterly report of the Company, and such other reports and documents so filed as such Holder may reasonably request in availing itself of any rule or regulation of the Commission allowing such Holder to sell any such securities without registration.

Section 2.08 Transfer or Assignment of Registration Rights.

The rights to cause the Company to register Registrable Securities granted to the Holders by the Company and to cooperate to remove Canadian resale restrictions on any Shares or Contingent Consideration Shares under this Article II may be transferred or assigned by the Holders only to one or more Permitted Transferees; provided, however, that (a) the Company is given written notice of such transfer or assignment (provided, however, that such transfer or assignment shall not be effective until such notice is provided to the Company) stating the name and address of each such Permitted Transferee and identifying the Registrable Securities or, if applicable, Shares or Contingent Consideration Shares, with respect to which such rights are being transferred or assigned and (b) each such Permitted Transferee assumes in writing responsibility for its portion of the obligations of the transferor under this Agreement.

Section 2.09 Cooperation to Remove Canadian Resale Restrictions.

(a) The Canadian restrictive legend on any Shares or Contingent Consideration Shares shall be removed if (i) a Registration Statement covering the sale of such Shares or Contingent Consideration Shares, as applicable, has been filed and is effective under the Securities Act, or (ii) the conditions in sections 2.14(1)(a) and (b) or 2.15(2)(a) and (b) of NI 45-102 (and, in each case, any similar provision then in effect in Alberta (including, for certainty, ASC Rule 72-501) and any other applicable jurisdiction of Canada) are satisfied with respect to such Shares or Contingent Consideration Shares, as applicable; provided that the applicable Holder has delivered to the Company such Legend Removal Documents as may reasonably be required by the Company or its transfer agent to confirm that the legend may be removed under applicable securities laws, which documents may include an opinion of counsel and a representation letter certifying that such Holder will only sell such Shares or Contingent Consideration Shares, as applicable, if such sale is (x) though an exchange or market outside of Canada where neither the applicable Holder nor any person acting on behalf of the applicable Holder has reason to believe the trade has been pre-arranged with a buyer in Canada, or (y) to a purchaser that the applicable Holder has no knowledge, and no reason to believe, is a person or company in Canada. The Company shall cooperate with the applicable Holder covered by this Agreement to effect the removal of the Canadian legend on such Shares or Contingent Consideration Shares pursuant to this Section 2.09(a) as soon as reasonably practicable after the receipt of all requested Legend Removal Documents in form and substance reasonably acceptable to the Company and its transfer agent, as applicable. Any fees of the Company, the transfer agent and Company counsel associated with the issuance of any legal opinion required by the Company’s transfer agent or the removal of such Canadian legend pursuant to this Section 2.09(a) shall be borne by the Company; provided, that the applicable Holder shall be responsible for all fees and expenses (including of counsel for such Holder) incurred by such Holder with respect to delivering the Legend Removal Documents pursuant to this Section 2.09(a).

(b) On the Closing Date and on the date the Contingent Consideration Shares are issued to Parallax, the Company: (a) is and shall be a “foreign issuer” as defined in NI 45-102 (or any similar provision then in effect in Alberta (including, for certainty, ASC Rule 72-501) and any other applicable jurisdiction of Canada); and (b) is not and shall not be a reporting issuer in any jurisdiction of Canada.

ARTICLE III

MISCELLANEOUS

Section 3.01 Communications.

All notices and other communications provided for or permitted hereunder shall be made in writing by electronic mail, courier service or personal delivery:

(a) if to the Holders:

Parallax Energy Operating Inc.

900 – 520 3rd Avenue SW

Calgary, AB T2P 0R3

Attn: Dan van Kessel

Email: [omitted]

With copies (which shall not constitute notice) to:

Carnelian Energy Capital Management, L.P.

2229 San Felipe St., Suite 1450

Houston, TX 77019

Attn: Dillon MacDonald; Matt Savage

Email: [omitted]

Vinson & Elkins L.L.P.

845 Texas Avenue, Suite 4700

Houston, Texas 77002

Attn: Scott Rubinsky

Email: srubinsky@velaw.com

(b) if to the Company:

Northern Oil and Gas, Inc.

4350 Baker Rd, Suite 400

Minnetonka, Minnesota 55343

Attn: Chief Legal Officer

Email: [omitted]

With a copy (which shall not constitute notice) to:

Kirkland & Ellis LLP

609 Main Street - Suite 4500

Houston, Texas 77002

Attn: Matthew R. Pacey, P.C.

  Ieuan A. List

Email:  matt.pacey@kirkland.com

  ieuan.list@kirkland.com

; or, in each case, to such other address for such party as shall have been communicated by such party by like notice.

All such notices and communications shall be deemed to have been received at the time delivered by hand, if personally delivered; when receipt acknowledged, if sent by electronic mail; and when actually received, if sent by courier service.

Section 3.02 Successors and Assigns.

This Agreement shall inure to the benefit of and be binding upon the successors and permitted assigns of each of the parties, including subsequent Holders of Registrable Securities or, if applicable, Shares or Contingent Consideration Shares, to the extent permitted herein; provided, however, that all or any portion of the rights and obligations of any Holder under this Agreement may be transferred or assigned by such Holder only in accordance with Section 2.08. The Company may assign this Agreement at any time in connection with a sale or acquisition of the Company, whether by merger, consolidation, sale of all or substantially all of the Company’s assets, or similar transaction, without the consent of the Holders; provided, that the successor or acquiring Person agrees in writing to assume all of the Company’s rights and obligations under this Agreement.

Section 3.03 Recapitalization, Exchanges, Etc. Affecting the Shares.

The provisions of this Agreement shall apply to the full extent set forth herein with respect to any and all capital stock of the Company or any successor or assign of the Company (whether by merger, consolidation, sale of assets or otherwise) that may be issued in respect of, in exchange for or in substitution of, the Registrable Securities or, if applicable, the Shares or Contingent Consideration Shares, and shall be appropriately adjusted for combinations, share splits, recapitalizations, pro rata distributions of shares and the like occurring after the date of this Agreement.

Section 3.04 Specific Performance.

Damages in the event of breach of this Agreement by a party hereto may be difficult, if not impossible, to ascertain, and it is therefore agreed that each such Person, in addition to and without limiting any other remedy or right it may have, will have the right to an injunction or other equitable relief in any court of competent jurisdiction, enjoining any such breach, and enforcing specifically the terms and provisions hereof, and each of the parties hereto hereby waives any and all defenses it may have on the ground of lack of jurisdiction or competence of the court to grant such an injunction or other equitable relief. The existence of this right will not preclude any such Person from pursuing any other rights and remedies at law or in equity that such Person may have.

Section 3.05 Counterparts.

This Agreement may be executed in multiple counterparts (including facsimile or PDF counterparts), each of which shall be deemed an original, and all of which together shall constitute the same instrument, but only one of which need be produced. Signatures to this Agreement transmitted via facsimile or e-mail shall be valid and effective to bind the party so signing (including any electronic signature covered by the U.S. federal ESIGN Act of 2000, Uniform Electronic Transactions Act, the Electronic Signatures and Records Act or other applicable law, e.g., www.docusign.com).

Section 3.06 Headings.

The headings in this Agreement are for convenience of reference only and shall not limit or otherwise affect the meaning hereof.

Section 3.07 Governing Law; Jurisdiction; Waiver of Jury Trial.

THIS AGREEMENT, AND ALL CLAIMS OR CAUSES OF ACTION (WHETHER IN CONTRACT OR TORT) THAT MAY BE BASED UPON, ARISE OUT OF OR RELATE TO THIS AGREEMENT OR THE NEGOTIATION, EXECUTION OR PERFORMANCE OF THIS AGREEMENT (INCLUDING ANY CLAIM OR CAUSE OF ACTION BASED UPON, ARISING OUT OF OR RELATED TO ANY REPRESENTATION OR WARRANTY MADE IN OR IN CONNECTION WITH THIS AGREEMENT), WILL BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE LAWS OF THE STATE OF NEW YORK WITHOUT REGARD TO PRINCIPLES OF CONFLICTS OF LAWS. ANY ACTION AGAINST ANY PARTY RELATING TO THE FOREGOING SHALL BE BROUGHT IN ANY FEDERAL OR STATE COURT OF COMPETENT JURISDICTION LOCATED WITHIN THE STATE OF NEW YORK, AND THE PARTIES HERETO HEREBY IRREVOCABLY SUBMIT TO THE NON-EXCLUSIVE JURISDICTION OF ANY FEDERAL OR STATE COURT LOCATED WITHIN THE STATE OF NEW YORK OVER ANY SUCH ACTION. THE PARTIES HEREBY IRREVOCABLY WAIVE, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY OBJECTION THAT THEY MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY SUCH DISPUTE BROUGHT IN SUCH COURT OR ANY DEFENSE OF INCONVENIENT FORUM FOR THE MAINTENANCE OF SUCH DISPUTE. EACH OF THE PARTIES HERETO AGREES THAT A JUDGMENT IN ANY SUCH DISPUTE MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW.

Section 3.08 Severability of Provisions.

Any provision of this Agreement which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof or affecting or impairing the validity or enforceability of such provision in any other jurisdiction.

Section 3.09 Entire Agreement.

This Agreement is intended by the parties as a final expression of their agreement and intended to be a complete and exclusive statement of the agreement and understanding of the parties hereto in respect of the subject matter contained herein. There are no restrictions, promises, warranties or undertakings, other than those set forth or referred to herein with respect to the rights granted by the Company set forth herein. This Agreement supersedes all prior agreements and understandings between the parties with respect to such subject matter.

Section 3.10 Amendment.

This Agreement may be amended only by means of a written amendment signed by the Company and the Holder or Holders of more than fifty percent (50%) of the aggregate number of Registrable Securities or, if applicable, Shares and Contingent Consideration Shares; provided, however, that no such amendment shall materially and adversely affect the rights of any Holder hereunder without the consent of such Holder.

Section 3.11 No Presumption.

If any claim is made by a party relating to any conflict, omission or ambiguity in this Agreement, no presumption or burden of proof or persuasion shall be implied by virtue of the fact that this Agreement was prepared by or at the request of a particular party or its counsel.

Section 3.12 Obligations Limited to Parties to Agreement.

Each of the parties hereto covenants, agrees and acknowledges that no Person other than the Holders and the Company shall have any obligation hereunder and that no recourse under this Agreement or under any documents or instruments delivered in connection herewith or therewith shall be had against any former, current or future director, officer, employee, agent, manager, member, equityholder or Affiliate of any Holder or any former, current or future director, officer, employee, agent, manager, member, equityholder or Affiliate of any of the foregoing, whether by the enforcement of any assessment or by any legal or equitable proceeding, or by virtue of any applicable law, it being expressly agreed and acknowledged that no personal liability whatsoever shall attach to, be imposed on or otherwise be incurred by any former, current or future director, officer, employee, agent, manager, member, equityholder or Affiliate of any Holder or any former, current or future director, officer, employee, agent, manager, member, stockholder or Affiliate of any of the foregoing, as such, for any obligations of such Holder under this Agreement or any documents or instruments delivered in connection herewith or therewith or for any claim based on, in respect of or by reason of such obligation or its creation.

Section 3.13 Interpretation.

Article and Section references are to this Agreement, unless otherwise specified. All references to instruments, documents, contracts and agreements are references to such instruments, documents, contracts and agreements as the same may be amended, supplemented and otherwise modified from time to time, unless otherwise specified. The word “including” shall mean “including but not limited to.” Whenever any determination, consent or approval is to be made or given by a Holder under this Agreement, such action shall be in such Holder’s sole discretion unless otherwise specified.

[Signature pages follow]

IN WITNESS WHEREOF, the parties hereto execute this Agreement, effective as of the date first above written.

COMPANY:
NORTHERN OIL AND GAS, INC.
By:
Name:	Erik J. Romslo
Title:	Chief Legal Officer and Secretary

[SIGNATURE PAGE TO REGISTRATION RIGHTS AGREEMENT]

HOLDER:
PARALLAX ENERGY OPERATING INC.
By:
Name:	[●]
Title:	[●]

[SIGNATURE PAGE TO REGISTRATION RIGHTS AGREEMENT]

Annex A

NORTHERN OIL AND GAS, INC.

Selling Holder Notice and Questionnaire

The undersigned beneficial owner of Registrable Securities of Northern Oil and Gas, Inc., a Delaware corporation (the “Company”), understands that the Company has filed or intends to file with the Securities and Exchange Commission (the “Commission”) a registration statement (the “Registration Statement”) for the registration and resale under the Securities Act of 1933, as amended (the “Securities Act”), of the Registrable Securities, in accordance with the terms of the Registration Rights Agreement (the “Registration Rights Agreement”) to which this document is annexed. A copy of the Registration Rights Agreement is available from the Company upon request at the address set forth below. All capitalized terms not otherwise defined herein shall have the meanings ascribed thereto in the Registration Rights Agreement.

Certain legal consequences arise from being named as a selling securityholder in the Registration Statement and the related prospectus. Accordingly, holders and beneficial owners of Registrable Securities are advised to consult their own securities law counsel regarding the consequences of being named or not being named as a selling securityholder in the Registration Statement and the related prospectus.

NOTICE

The undersigned beneficial owner (the “Selling Holder”) of Registrable Securities hereby elects to include the Registrable Securities owned by it in the Registration Statement.

The undersigned hereby provides the following information to the Company and represents and warrants that such information is accurate:

QUESTIONNAIRE

1.	Name.

(a)	Full Legal Name of Selling Holder

(b)	Full Legal Name of Registered Holder (if not the same as (a) above) through which Registrable Securities are held:

(c)	Full Legal Name of Natural Control Person (which means a natural person who directly or indirectly alone or with others has power to vote or dispose of the securities covered by this Questionnaire):

2.	Address for Notices to Selling Holder:

Telephone:

Email:

Contact Person:

3.	Broker-Dealer Status:

(a)	Are you a broker-dealer?

Yes ☐ No ☐

(b)	If “yes” to Section 3(a), did you receive your Registrable Securities as compensation for investment banking services to the Company?

Yes ☐ No ☐

Note: If “no” to Section 3(b), the Commission’s staff has indicated that you should be identified as an underwriter in the Registration Statement.

(c)	Are you an affiliate of a broker-dealer?

Yes ☐ No ☐

(d)

If you are an affiliate of a broker-dealer, do you certify that you purchased the Registrable Securities in the ordinary course of business, and at the time of the purchase of the Registrable Securities to be resold, you had no agreements or understandings, directly or indirectly, with any person to distribute the Registrable Securities?

Yes ☐ No ☐

Note: If “no” to Section 3(d), the Commission’s staff has indicated that you should be identified as an underwriter in the Registration Statement.

4.	Beneficial Ownership of Securities of the Company Owned by the Selling Holder.

Except as set forth below in this Item 4, the undersigned is not the beneficial or registered owner of any securities of the Company other than the Shares.

(a)	Type and Amount of other securities beneficially owned by the Selling Holder:

5. Relationships with the Company:

Except as set forth below, neither the undersigned nor any of its affiliates, officers, directors or principal equity holders (owners of 5% of more of the equity securities of the undersigned) has held any position or office or has had any other material relationship with the Company (or its predecessors or affiliates) during the past two years.

State any exceptions here:

The undersigned agrees to promptly notify the Company of any material inaccuracies or changes in the information provided herein that may occur subsequent to the date hereof at any time while the Registration Statement remains effective; provided, that the undersigned shall not be required to notify the Company of any changes to the number of securities held or owned by the undersigned or its affiliates.

By signing below, the undersigned consents to the disclosure of the information contained herein in its answers to Items 1 through 5 and the inclusion of such information in the Registration Statement and the related prospectus and any amendments or supplements thereto. The undersigned understands that such information will be relied upon by the Company in connection with the preparation or amendment of the Registration Statement and the related prospectus and any amendments or supplements thereto.

IN WITNESS WHEREOF the undersigned, by authority duly given, has caused this Notice and Questionnaire to be executed and delivered either in person or by its duly authorized agent.

Date:

Beneficial Owner:
By:
Name:
Title:

PLEASE EMAIL A .PDF COPY OF THE COMPLETED AND EXECUTED NOTICE AND QUESTIONNAIRE, AND RETURN THE ORIGINAL BY OVERNIGHT MAIL, TO:

Northern Oil and Gas, Inc.

4350 Baker Rd, Suite 400

Minnetonka, Minnesota 55343

Attention: Chief Legal Officer

Email: [omitted]

This Page and the following pages comprise Schedule L attached to and forming part of the Asset Purchase and Sale Agreement among Parallax Energy Operating Inc., as Vendor, NOG Energy Canada, Ltd., as Purchaser and Northern Oil and Gas, Inc., as Parent, dated May 22, 2026

EQUITY PURCHASE PRICE

The Equity Purchase Price shall be calculated pursuant to the terms hereof and subject to the provisions contained herein.

The “Equity Purchase Price” means: (a) the United States Dollar equivalent of the Equity Purchase Price Underlying Amount, as converted from Canadian Dollars to United States Dollars using the Bank of Canada Exchange Rate published on the Business Day immediately preceding the Closing Date, divided by (b) the Stock Consideration VWAP.

Notwithstanding anything to the contrary contained herein, if, at any time on or after the date of this Agreement and prior to the Closing: (a) Parent makes any: (i) subdivision or split of any Parent Common Stock; (ii) combination or reclassification of Parent Common Stock into a smaller number of shares of Parent Common Stock; or (iii) issuance of any equity interests by reclassification of Parent Common Stock (including any reclassification in connection with a merger, consolidation or business combination in which Parent or any acquiror, as applicable, is the surviving Person); or (b) any merger, consolidation, combination, or other transaction is consummated pursuant to which Parent Common Stock is converted to cash or other equity interests, then the Stock Consideration VWAP and the number of shares of Parent Common Stock to be issued to Vendor pursuant to this Agreement shall be equitably and proportionately adjusted to reflect such change to provide the same economic effect as contemplated by this Agreement prior to such action, including, for the avoidance of doubt, in the cases of clauses (a)(iii) and (b) to provide for the receipt by Vendor, in lieu of any Parent Common Stock, the same number of equity interests and/or the amount of cash received in exchange for each share of Parent Common Stock in connection with any such transaction described in clauses (a)(iii) and (b). In addition, if Parent declares or pays a cash dividend on the Parent Common Stock and the Ex-Dividend Date for such dividend falls within the five consecutive Business Day pricing period used to calculate the Stock Consideration VWAP (the “Calculation Period”), then, solely for purposes of calculating the Stock Consideration VWAP, the VWAP for each day within the Calculation Period that precedes the Ex-Dividend Date for such dividend shall be reduced by the per-share amount of such dividend. For the avoidance of doubt, this adjustment applies only where Vendor will not receive such dividend on the shares of Parent Common Stock issued at Closing (because the Closing Date falls after the record date for such dividend), and shall not apply if the Closing Date falls before such record date. An adjustment made pursuant to the foregoing shall become effective immediately after the effective date in the case of a subdivision, split, combination or reclassification. Notwithstanding anything to the contrary contained herein, no certificates or scrip representing fractional shares of Parent Common Stock shall be issued as part of the Equity Purchase Price, no dividend or distribution with respect to the Parent Common Stock shall be payable on or with respect to any fractional share and such fractional share interests shall not entitle the owner thereof to vote or to any other rights of a stockholder of Parent. In lieu of the issuance of any such fractional share, at Closing, Purchaser shall pay to Vendor an amount in cash determined by multiplying (x) the Stock Consideration VWAP by (y) the fraction of a share (rounded to the nearest hundredth when expressed in decimal form) of Parent Common Stock to which Vendor or Vendor’s designees would otherwise be entitled to receive pursuant hereto.

In this Schedule L:

(a)	“Equity Purchase Price Underlying Amount” means an amount equal to:

(i)	One Hundred Thirteen Million Dollars ($113,000,000); plus

(ii)	the amount set forth in the Closing Statement if such amount has to be paid by Purchaser to Vendor; minus

(iii)	the amount set forth in the Closing Statement if such amount has to be paid by Vendor to Purchaser.

(b)	“Stock Consideration VWAP” means the VWAP for the five consecutive trading days on the Exchange ending on the first trading day on the Exchange before the Closing Date.

(c)

“VWAP” shall mean, for any relevant period, the volume-weighted average trading price of the Parent Common Stock (calculated by dividing the total dollar amount of Parent Common Stock traded (i.e., the prices paid for the shares multiplied by the number of shares traded for each day in such period) by the total number of shares of Parent Common Stock traded for each day in such period) on the Exchange, as reported by Bloomberg LP.